EXHIBIT 10.88

LEASE AGREEMENT WITH GEMINI TECHNOLOGY SERVICES
FOR A PORTION OF THE KEYBAK PARSIPPANY BUILDING

LEASE AGREEMENT

BETWEEN

TWO GATEHALL ASSOCIATES, L.L.C.,

LESSOR,

—AND—

EXODUS COMMUNICATIONS, INC.,

LESSEE.

DATED:     July 6, 2000

Prepared by:

Michael E. Rothpletz, Jr., Esq.
Drinker Biddle & Shanley LLP
500 Campus Drive
Florham Park, New Jersey 07932-1047

EXHIBIT A	DESCRIPTION OF LAND
EXHIBIT B	BASIC RENT
EXHIBIT C-1	FLOOR PLAN OF GROUND FLOOR SPACE
EXHIBIT C-2	FLOOR PLAN OF THIRD FLOOR SPACE

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EXHIBIT D	TENANT IMPROVEMENT WORK
EXHIBIT E-1	FLOOR PLAN FOR STAGE 1 OF THE DEMISED PREMISES
EXHIBIT E-2	FLOOR PLAN FOR STAGE 2 OF THE DEMISED PREMISES
EXHIBIT E-3	FLOOR PLAN FOR STAGE 3 OF THE DEMISED PREMISES
EXHIBIT E-4	FLOOR PLAN FOR STAGE 4 OF THE DEMISED PREMISES
EXHIBIT E-5	FLOOR PLAN FOR STAGE 5 OF THE DEMISED PREMISES
EXHIBIT F	DESIGNATED PARKING SPACES AFTER EFFECTIVE DATE FOR STAGE 4 OF DEMISED PREMISES
EXHIBIT G	LIST OF WORKING DRAWINGS AND SPECIFICATIONS
EXHIBIT H	LIST OF LESSEE’S EQUIPMENT, IMPROVEMENTS AND TRADE FIXTURES TO BE REMOVED
EXHIBIT I	FORM OF CONFIDENTIAL NON DISCLOSURE AGREEMENT
EXHIBIT J	PARTITION WALL IN TELCO ROOM ON GROUND FLOOR AND AROUND THE INNER DATA CENTER OF THE THIRD FLOOR AND IDENTIFICATION OF THE INNER AND OUTER DATA CENTERS

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LEASE AGREEMENT

LEASE AGREEMENT (this “Lease”), made as of July 6, 2000, between TWO GATEHALL ASSOCIATES, L.L.C. (the “LESSOR”), a Delaware limited liability company, having an address c/o Gale & Wentworth, LLC, 200 Campus Drive, Florham Park, New Jersey 07932, and EXODUS COMMUNICATIONS, INC. (the “LESSEE”), a Delaware corporation, having an address at 2831 Mission College Boulevard, Santa Clara, California, 95054-1838.

PRELIMINARY STATEMENT

LESSOR is the owner in fee simple of a certain tract of land lying and being in the Township of Parsippany-Troy Hills, County of Morris, and State of New Jersey (the “Land”), as more particularly described on Exhibit A annexed hereto, upon which there is an office building (the “Building”) and other related improvements. For the purposes of this Lease, the Land and the Building, including all other improvements on the Land and all fixtures and appurtenances to the Land and the Building, are hereinafter collectively referred to as the “Premises”. The Premises are commonly known as Two Gatehall Drive, Parsippany, New Jersey.

LESSEE desires to lease from LESSOR approximately 204,515 rentable square feet of space in the Building in accordance with, and subject to, the provisions of this Lease.

NOW, THEREFORE, LESSOR and LESSEE agree as follows:

ARTICLE 1
DEFINITIONS

1.1  As used in this Lease, the following terms have the following respective meanings:

(a)  Additional Rent:    defined in Section 3.2.

(b)  Additional Insureds:    defined in Section 14.1.

(c)  Base Operating Expenses:    LESSOR’S Operating Expenses for the Base Period.

(d)  Base Period:    calendar year 2000.

(e)  Base Taxes:    Taxes for the Base Period.

(f)   Base Utility Costs:    Utility Costs for the Base Period.

(g)  Basic Rent:    defined in Section 3.1 and specified in Exhibit B annexed hereto.

(h)  Basic Rent Payment Dates:    the first day of each consecutive calendar month during the Term.

(i)  Building:    defined in the Preliminary Statement.

(j)  Building Holidays:    shall mean Saturday, Sunday, New Year’s Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day.

(k)  Building Hours:    7:00 AM to 7:00 PM, Monday through Friday, and 8:00 AM to 12:00 PM on Saturday, except for Building Holidays.

(l)  Building Repair:    defined in Section 7.3(c).

(m)  Cables:    defined is Section 32.4(a).

(n)  CGL:    defined in Section 14.1.

(o)  Commencement Date:    December 27, 2000; provided, however, if the Effective Date for Stage 1 of the Demised Premises has not occurred within two (2) days after the date of this Lease, then the Commencement Date shall be automatically extended beyond December 27, 2000 for a period equal to the number of days between the date of this Lease and the Effective Date for Stage 1 of the Demised Premises.

(p)  Conduits:    defined in Section 31.1.

(q)  Demised Premises:    (i) that portion of the ground floor of the Building cross-hatched on Exhibit C-1 (the “Ground Floor Space”), and (ii) that portion of the third (3rd) floor of the Building cross-hatched on Exhibit C-2 (the “Third Floor Space”), subject, however, to the provisions of Section 2.1(b). The parties hereby agree that (x) the Ground Floor Space consists of 86,973 rentable square feet, (y) the Third Floor Space consists of 117,542 rentable square feet, and (z) the Demised Premises consists of a total of 204,515 rentable square feet.

(r)  Effective Date:    defined in Section 2.1(b).

(s)  Environmental Laws:    all statutes, regulations, codes and ordinances of any governmental entity, authority, agency and/or department relating to (i) air emissions, (ii) water discharges, (iii) noise emissions, (iv) air, water or ground pollution or (v) any other environmental or health matter, including, but not limited to, ISRA, the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. and the regulations promulgated thereunder, the Hazardous Substance Discharge Reports and Notices Act, N.J.S.A. 13:1K-15 et seq. and the regulations promulgated thereunder, and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and the regulations promulgated thereunder.

(t)  Equipment:    defined in Section 31.1.

(u)  Estimate:    defined in Section 17.5(a).

(v)  Events of Default:    defined in Article 19.

(w)  Excess Costs:    defined in Section 17.6(b).

(x)  Existing Tenant:    The CIT Group, Inc., or any successor or assign thereof, or any person or entity occupying space in the Building leased by CIT Group, Inc. (or its successors or assigns).

(y)  Excusable Delay:    any delay caused by governmental action, or lack thereof; shortages or unavailability of materials and/or supplies; labor disputes (including, but not limited to, strikes, slow downs, job actions, picketing and/or secondary boycotts); fire or other casualty; delays in transportation; acts of God; directives or requests by any governmental entity, authority, agency or department; any court or administrative orders or regulations; adjustments of insurance; acts of declared or undeclared war, public disorder, riot or civil commotion; or by anything else beyond the reasonable control of LESSOR or LESSEE, as the case may be, including, with respect to either party, delays caused directly or indirectly by the other party hereto.

(z)  Fair Market Value:    the amount a willing and independent buyer would pay for the Premises to a willing and independent seller (neither party being forced to buy or sell); provided, however, in determining such amount any alterations and improvements made to the Premises by LESSEE shall not be taken into account.

(aa)  Final Plans:    defined in Paragraph 2(c) of Exhibit D annexed hereto.

(ab)  First Option Period:    defined in Section 2.3.

(ac)  Generator:    defined in Section 32.4(a).

(ad)  Ground Floor Space:    defined in clause (q) of this Section 1.1.

(ae)  Inner Data Center:    the portion of the Third Floor Space designated as the Inner Data Center on Exhibit J annexed hereto.

(af)  Insurance Requirements:    all terms of any insurance policy maintained by LESSOR with respect to the Premises and all requirements of the National Board of Fire Underwriters (or any other body exercising similar function) applicable to or affecting all or any part of the Premises.

(ag)  ISRA:    Industrial Site Recovery Act of the State of New Jersey, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder, together with any amendments thereto and/or substitutions thereof.

(ah)  Land:    defined in the Preliminary Statement and described by metes and bounds annexed hereto as Exhibit A.

(ai)  Legal Requirements:    all statutes, codes, ordinances, regulations, rules, orders, directives and requirements of any governmental entity, authority, agency and/or department, which now or at any time hereafter may be applicable to the Premises or any part thereof, including, but not limited to, all Environmental Laws.

(aj)  LESSEE:    the party defined as such in the first paragraph of this Lease.

(ak)  LESSEE’S Notice:    defined in Section 16.2.

(al)  LESSEE’S Proportionate Share:    for all purposes of this Lease, it is agreed that LESSEE’S Proportionate

Share shall be (i) 17.63% from the Effective Date for Stage 1 of the Demised Premises until the day immediately preceding the Effective Date for Stage 2 of the Demised Premises, (ii) 39.95% from the Effective Date for Stage 2 of the Demised Premises until the day immediately preceding the Effective Date for Stage 3 of the Demised Premises, (iii) 42.62% from the Effective Date for Stage 3 of the Demised Premises until the day immediately preceding the Effective Date for Stage 4 of the Demised Premises, (iv) 47.22% from the Effective Date for Stage 4 of the Demised Premises until the day immediately preceding the Effective Date for Stage 5 of the Demised Premises, and (v) 50.75% from the Effective Date for Stage 5 of the Demised Premises until the Termination Date.

(am)  INTENTIONALLY OMITTED.

(an)  LESSEE’S Visitors:    LESSEE’S agents, servants, employees, subtenants, contractors, invitees, licensees and all other persons invited by LESSEE into the Demised Premises as guests or doing lawful business with LESSEE.

(ao)  LESSOR:    the party defined as such in the first paragraph of this Lease, including at any time after the date hereof, the then owner of LESSOR’S interest in the Premises.

(ap)  LESSOR’S Estimated Operating Expenses:    defined in Section 5.2.

(aq)  LESSOR’S Expense Statement:    defined in Section 5.2.

(ar)  LESSOR’S Operating Expenses:    those costs or expenses actually paid or incurred by LESSOR in connection with the ownership, operation, management, maintenance and repair of the Premises, including, but not limited to, the cost of sewer meter charges; water; window cleaning; exterminating; snow and ice removal; maintenance and cleaning of the parking lots and driveways (including resurfacing and re-striping); regulation of traffic; landscape and grounds maintenance; costs of insurance; maintenance, repair and replacement of utility systems; maintenance and repairs of any kind for which LESSOR is not reimbursed; painting and/or sealing of the exterior of the Building and the common areas; management fees; maintenance and service agreements; security services and/or alarm and fire protection systems and equipment; janitorial services; elevator service (if provided); wages, salaries, fringe benefits and other labor costs of all persons engaged by LESSOR for the operation, maintenance and repair of the Premises; payroll taxes and workers’ compensation for such persons; legal and accounting expenses (except legal expenses incurred in (i) preparing leases, (ii) enforcing the terms of leases, (iii) defense of LESSOR’S title to or interest in the Premises or any part thereof, or (iv) defense of disputes with other tenants or occupants of the Premises); licenses, permits and other governmental charges; rentals of machinery and equipment used in the operation and maintenance of the Premises (except for rentals of equipment the cost of which, if purchased, would be excluded from LESSOR’S Operating Expenses pursuant to the terms hereof); and any other expense or cost, which, in accordance with generally accepted accounting principles consistently applied and the standard management practices for buildings comparable to the Building, would be considered as an expense of operating, managing, maintaining or repairing the Premises. Supplementing the foregoing, (i) to the extent any person whose wage, salary, fringe benefits and taxes (payroll and workers’ compensation, etc.) are included in LESSOR’S Operating Expenses does not devote his/her entire time to the Premises, then said wage, salary, fringe benefits and other items shall be included only in proportion to the amount of time spent with respect to the Premises, (ii) if any service is provided by an affiliate or subsidiary of LESSOR or the managing agent, the cost included in LESSOR’S Operating Expenses for such service shall not exceed the reasonable and customary cost charged by an independent third party performing the same services, and (iii) the management fees for any calendar year within the Term shall not exceed the customary amount generally paid for first class multi-tenant office buildings in the Parsippany-Troy Hills, New Jersey area (but in no event shall the management fees for any calendar year within the Term exceed three percent (3%) of the then aggregate annual rental [including fixed rent and additional rent] payable by all tenants [including LESSEE] of the Premises). Excluded from LESSOR’S Operating Expenses are (1) Taxes; (2) Utility Costs; (3) costs of any repairs to the roof of the Building and to the interior or exterior load bearing walls of the Building; (4) costs of any repairs to the foundation of the Building and to the structural columns and beams of the Building; (5) costs reimbursed by insurance or which would be reimbursed by insurance required to be maintained by LESSOR pursuant to this Lease; (6) the cost of any work or service performed by LESSOR for LESSEE or for any other tenant of the Building to the extent such work or service is not required by this Lease or the lease for such other tenant, whichever the case may be, regardless of whether LESSEE or such other tenant reimburses LESSOR; (7) the cost of any work or service performed by LESSOR for any tenant of the Building pursuant to the terms of said tenant’s lease to the extent such work or service is in excess of the work or service which LESSOR is obligated to perform under this Lease; (8) costs (including permit, license and inspection fees) in connection with preparing, improving, decorating, expanding or altering any space for any tenant of the Premises other than LESSEE; (9) advertising expenses; (10) real estate brokers’ commissions; (11) franchise, transfer, inheritance or capital stock taxes or other taxes imposed upon or measured by the income or profits of LESSOR; (12) any expenses incurred by LESSOR which are considered capital in nature pursuant to generally accepted accounting principles and are amortized for tax purposes (other than those expenses set forth in Section 5.1(b) which may be capital in nature); (13) expenses for repair or replacement paid by condemnation awards; (14) costs associated with damage or repairs to the Premises necessitated by the gross negligence or willful misconduct of LESSOR or LESSOR’S employees; (15) reserves for LESSOR’S repair, replacement or improvement of the Premises or any portion thereof; (16) executive wages and salaries; (17) charitable or political contributions or fees paid to trade associates; (18) all principal, interest, loan fees, and other carrying costs related to any mortgage or deed of trust encumbering the Premises and all rental and other payments due under any ground or underlying lease, unless such costs are directly attributable to LESSEE’S or LESSEE’S Visitors’ activities in, on or about the Premises, or as a result of a LESSEE’S breach or default under this Lease; (19) any costs incurred due to violations of any Legal Requirements which are occurring as of the date of this Lease; (20) fines or penalties payable as a result of any violation of any Legal Requirement; (21) the cost of acquisition of any item of sculpture or other object of art for the Premises, to the extent that the cost of such item or object exceeds $5,000.00; (22) the amount of any increase in insurance premiums occurring after the date of this Lease and caused solely as the result of the particular use (as opposed to general office use) of any tenant (other than LESSEE) or occupant of the Building; and (23) costs to remediate or cleanup any “hazardous substance” or “hazardous waste” (as those terms are defined in any Environmental Law). All accounting for LESSOR’S Operating Expenses shall be on the accrual basis. In the event that at any time after the date hereof, the Building is less than ninety five percent (95%) leased and occupied by tenants, LESSOR’S Operating Expenses shall be projected as if the Building were ninety five percent (95%) occupied at all times.

(as)  LESSOR’S Tax Statement:    defined in Section 4.2.

(at)  LESSOR’S Utility Statement:    defined in Section 6.2.

(au)  Lien:    any mortgage, pledge, lien, charge, encumbrance or security interest of any kind, including any inchoate mechanic’s or materialmen’s lien.

(av)  Major Work:    defined in Section 7.5(b).

(aw)  Minor Work:    defined in Section 7.5(a).

(ax)  Monthly Expense Payment:    defined in Section 5.3.

(ay)  Monthly Tax Payment:    defined in Section 4.3.

(az)  Net Award:    any insurance proceeds or condemnation award payable in connection with any damage, destruction or Taking, less any expenses actually incurred by LESSOR in recovering such amount.

(ba)  Net Rental Proceeds:    in the case of a sublease, the amount by which the aggregate of all rents, additional charges or other consideration payable under a sublease to LESSEE by the subtenant (including sums paid for the sale or rental of LESSEE’S fixtures, leasehold improvements, equipment, furniture or other personal property) exceeds the sum of (i) the Basic Rent plus all amounts payable by LESSEE pursuant to the provisions hereof during the term of the sublease in respect of the subleased space, (ii) brokerage commissions at prevailing rates due and owing to a real estate brokerage firm, (iii) other customary and reasonable costs incurred by LESSEE in connection with the subleasing (including, but not limited to, attorneys’ fees and advertising costs), and (iv) the then net unamortized or undepreciated cost of the fixtures, leasehold improvements, equipment, furniture or other personal property included in the subletting; and in the case of an assignment, the amount by which all sums and other considerations paid to LESSEE by the assignee of this Lease for or by reason of such assignment (including sums paid for the sale of LESSEE’S fixtures, leasehold improvements, equipment, furniture or other personal property) exceeds the sum of (i) brokerage commissions at prevailing rates due and owing to a real estate brokerage firm, (ii) other customary and reasonable costs incurred by LESSEE in connection with the assignment (including, without limitation, attorneys’ fees and advertising costs), and (iii) the then net unamortized or undepreciated cost of the fixtures, leasehold improvements, equipment, furniture or other personal property sold to the assignee.

(bb)  Outer Data Center:    the portion of the Third Floor Space designated as the Outer Data Center on Exhibit J annexed hereto.

(bc)  Other Tenant:    defined in Section 30.1.

(bd)  Premises:    defined in the Preliminary Statement.

(be)  Prime Rate:    the prime commercial lending rate publicly announced from time to time by Citibank N.A. or any successor thereto.

(bf)  Projected Taxes:    defined in Section 4.2.

(bg)  Recapture Notice:    defined in Section 16.5(a).

(bh)  Recapture Space:    defined in Section 16.5(a).

(bi)  Restoration:    the restoration, replacement or rebuilding of the Building or any portion thereof (other than alterations or improvements made by LESSEE) as nearly as practicable to its value, condition and character immediately prior to any damage, destruction or Taking.

(bj)  Restoration Costs:    defined in Section 17.6(b).

(bk)  Roof Top HVAC Equipment:    heating, ventilating and air-conditioning equipment to service the Demised Premises, including direct expansion units, condensers and related equipment.

(bl)  Roof Top Telecommunications Equipment:    satellite dish antennae for use in connection with LESSEE’S telecommunications business conducted in the Demised Premises and related equipment, including platforms on which the antennae will be located.

(bm)  Second Option Period:    defined in Section 2.3.

(bn)  Stage:    defined in Section 2.1(b).

(bo)  Stage 1 of the Demised Premises:    defined in Section 2.1(b).

(bp)  Stage 2 of the Demised Premises:    defined in Section 2.1(b).

(bq)  Stage 3 of the Demised Premises:    defined in Section 2.1(b).

(br)  Stage 4 of the Demised Premises:    defined in Section 2.1(b).

(bs)  Stage 5 of the Demised Premises:    defined in Section 2.1(b).

(bt)  Taking:    a taking of all or any part of the Premises, or any interest therein or right accruing thereto, as the result of, or in lieu of, or in anticipation of, the exercise of the right of condemnation or eminent domain pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Premises or any part thereof, by any governmental or quasi-governmental authority, civil or military.

(bu)  Taxes:    all real estate taxes and assessments or substitutes therefor or supplements thereto, upon, applicable, attributable or assessed against the Premises or any part thereof, or any improvement thereon owned by LESSOR and used in connection with the operation of the Building. Taxes shall not include any (i) net income, capital stock, transfer, franchise, gift, estate or inheritance tax; (ii) any cost to the extent otherwise included in LESSOR’s Operating Expenses; (iii) any environmental assessments, charges or liens arising in connection with the remediation of “hazardous substances” or “hazardous wastes” (as such terms are defined in any Environmental Law), the causation of which arose, with respect to any Stage, prior to the Effective Date for such Stage, or, with respect to any other portion of the Premises, prior to the date of this Lease, or to the extent caused by LESSOR, its agents, employees or contractors or any tenant of the Premises (other than LESSEE or LESSEE’s Visitors); (iv) reserves for future Taxes; or (v) any personal property taxes attributable to any sculpture, painting or other object of art if the cost of such sculpture, painting or other object exceeds $5,000.00. If any assessments are payable in installments over a period of time, LESSEE shall be liable only for the payment of those installments falling due during the Term, with appropriate proration for fractional years. Notwithstanding anything to the contrary contained herein, if and to the extent that due to a change in the method of taxation or assessment any franchise, capital stock, capital, rent, income, profit or other tax or charge shall be substituted by the applicable taxing authority for the Taxes now or hereafter imposed upon the Premises, such franchise, capital stock, capital, rent, income, profit or other tax or charge shall be deemed included in the term “Taxes”, provided, however, that the amount of such tax, assessment, levy, imposition, charge or fee deemed to be included in the term “Taxes” shall be determined as if the Premises were the only asset of LESSOR and as if the rent received therefrom were the only income of LESSOR.

(bv)  Tenant Improvement Work:    defined in Paragraph 2(C) of Exhibit D annexed hereto.

(bw)  Term:    defined in Section 2.2(a).

(bx)  Termination Date:    (i) December 31, 2013, or (ii) if LESSEE exercises its extension right with respect to the First Option Period pursuant to Section 2.3 hereof, December 31, 2018, or (iii) if LESSEE exercises its extension right with respect to the Second Option Period pursuant to Section 2.3 hereof, December 31, 2023, or (iv) if LESSEE exercises its extension right with respect to the Third Option Period pursuant to Section 2.3 hereof, December 31, 2028, or (v) such earlier date upon which the Term may expire or be terminated pursuant to any of the conditions of this Lease or pursuant to law.

(by)  Third Floor Space:    defined in clause (q) of this Section 1.1.

(bz)  Third Option Period:    defined in Section 2.3.

(ca)  Underlying Encumbrance:    defined in Section 23.1.

(cb)  Utility Costs:    all costs (including surcharges and adjustments) incurred by LESSOR for electric service, fuel and gas service for the common areas and the common facilities of the Premises for any calendar year.

(cc)  Utility Increase:    defined in Section 6.2.

(cd)  Utility Payment:    defined in Section 6.2.

ARTICLE 2
DEMISE; TERM

2.1  (a)  LESSOR, for and in consideration of the covenants hereinafter contained and made on the part of the LESSEE, does hereby demise and lease to LESSEE, and LESSEE does hereby hire from LESSOR, the Demised Premises, together with the right to use certain automobile parking spaces on the Land, certain portions of the roof of the Building and certain other portions of the Premises as expressly permitted herein, subject, however, to the terms and conditions of this Lease.

(b)  Subject to the terms of this Section 2.1(b), the Demised Premises will be delivered to LESSEE in the following stages (each such stage being called a “Stage”): (i) a portion of the Ground Floor Space consisting of 22,643 rentable square feet and a portion of the Third Floor Space consisting of 48,388 rentable square feet, the locations of which are cross-hatched on Exhibit E-1 (said portion of the Ground Floor Space and of the Third Floor Space being called collectively “Stage 1 of the Demised Premises”), will be delivered to LESSEE on or about the date of this Lease, (ii) a portion of the Third Floor Space consisting of 51,414 rentable square feet and a portion of the Ground Floor Space consisting of 38,551 rentable square feet, the locations of which are cross-hatched on Exhibit E-2 (said portion of the Third Floor Space and said portion of the Ground Floor Space being collectively called “Stage 2 of the Demised Premises”), will be delivered to LESSEE on or about August 15, 2000, (iii) a portion of the Third Floor Space consisting of 10,767 rentable square feet, the location of which is cross-hatched on Exhibit E-3 (said portion of the Third Floor Space being called “Stage 3 of the Demised Premises”), will be delivered to LESSEE on or about October 15, 2000, (iv) a portion of the Ground Floor Space consisting of 11,340 rentable square feet and the remainder of the Third Floor Space consisting of 7,189 rentable square feet, the locations of which are cross-hatched on Exhibit E-4 (said portion of the Ground Floor Space and said remainder of the Third Floor Space being collectively called “Stage 4 of the Demised Premises”) will be delivered to LESSEE on or about December 17, 2000, and (v) the remainder of the Ground Floor Space consisting of 14,225 rentable square feet, the location of which is cross-hatched on Exhibit E-5 (said portion of the Ground Floor Space being called “Stage 5 of the Demised Premises”) will be delivered to LESSEE on or about March 30, 2001. Notwithstanding the foregoing, the actual date on which LESSOR gives LESSEE notice that LESSEE may enter any Stage of the Demised

Premises shall be deemed to be the “Effective Date” for such Stage, it being understood that the Effective Date for any Stage may be before or after the delivery date for the applicable Stage set forth above in this Section 2.1(b). From and after the Effective Date for any Stage, LESSEE shall have exclusive possession of such Stage, subject, however, to the terms of this Lease. If LESSOR is unable to deliver possession of any Stage as of the delivery date for such Stage set forth above in this Section 2.1(b) as a result of the Existing Tenant failing to surrender such Stage or any portion thereof or for any other reason beyond the reasonable control of LESSOR, such non-delivery shall not affect the validity of this Lease and LESSOR shall not be liable for any damages which LESSEE may incur as a result of the delay in the Effective Date for any such Stage, subject, however, to the provisions of Section 2.1(c). In the event that the Existing Tenant fails to surrender any Stage to LESSOR within thirty (30) days after the delivery date for such Stage set forth above, then LESSOR shall use, at no cost to LESSEE, commercially reasonable efforts to evict the Existing Tenant from such Stage as promptly as practicable through appropriate legal proceedings. Notwithstanding anything to the contrary contained herein, as of the Effective Date for Stage 1 of the Demised Premises, the term “Demised Premises” shall mean only Stage 1 of the Demised Premises, and thereafter the term “Demised Premises” shall be deemed to also include each additional Stage as of the Effective Date for such additional Stage.

(c)  If the Effective Date for any Stage has not occurred within fifteen (15) calendar days after the delivery date for such Stage set forth in Section 2.1(b), then upon the commencement of Basic Rent payments for such Stage pursuant to Exhibit B hereof, LESSEE shall be entitled to a credit against Basic Rent first coming due thereafter in an amount equal to the product of (i) the “daily Basic Rent” (as hereinafter defined) for such Stage, times (ii) the number of calendar days during the period commencing on the sixteenth (16th) calendar day after the delivery date for such Stage set forth in Section 2.1(b) and ending on the earlier to occur of the Effective Date for such Stage or the twenty ninth (29th) calendar day after the delivery date for such Stage set forth in Section 2.1(b). If the Effective Date for any Stage has not occurred within thirty (30) calendar days after the delivery date for such Stage set forth in Section 2.1(b), then upon the commencement of Basic Rent payments for such Stage pursuant to Exhibit B hereof, LESSEE shall be entitled to an additional credit against Basic Rent first coming due in an amount equal to the product of (x) two

(2)  times the daily Basic Rent for such Stage, times (y) the number of calendar days during the period commencing on the thirtieth (30th) calendar day after the delivery date for such Stage set forth in Section 2.1(b) and ending on the Effective Date for such Stage. The “daily Basic Rent” for any Stage, for the purpose of this Section, means an amount equal to the quotient of (1) the annual Basic Rent for the applicable Stage as of the commencement of Basic Rent payments for such Stage pursuant to Exhibit B, divided by (2) three hundred sixty five (365). For example, the “daily Basic Rent” for Stage 1 of the Demised Premises would be $5,448.87 ($1,988,840.00 ÷ 365).

2.2  (a)  The term (the “Term”) of this Lease shall commence on the Commencement Date and shall end on the Termination Date. Pursuant to Article 32 hereof, LESSEE shall have the right to access the Premises prior to the Commencement Date to undertake Tenant Improvement Work. LESSEE acknowledges and agrees that such access shall be in accordance with all of the terms and conditions of this Lease, except for the provisions relating to the payment of Basic Rent, regardless of whether or not the Term shall thereafter commence.

(b)  Within fifteen (15) days after the occurrence of the Effective Date for Stage 1 of the Demised Premises, LESSOR and LESSEE shall enter into an agreement memorializing the Effective Date for Stage 1 of the Demised Premises and memorializing the Commencement Date. Within fifteen (15) days after the occurrence of the Effective Date for each subsequent Stage of the Demised Premises, LESSOR and LESSEE shall enter into an agreement memorializing (i) such Effective Date, (ii) the Basic Rent payable with respect to the applicable Stage, and (iii) the aggregate Basic Rent payable with respect to all Stages for which an Effective Date has occurred.

(c)  LESSEE acknowledges and agrees that, except as expressly set forth in this Lease, neither LESSOR nor any employee, agent or representative of LESSOR has made any express or implied representations or warranties with respect to (i) the physical condition of the Demised Premises or any other portion of the Premises, the fitness or quality thereof or any other matter or thing whatsoever with respect to the Demised Premises or any other portion of the Premises, (ii) whether LESSEE’S anticipated use of the Premises or the improvements and alterations which LESSEE intends to make are permitted under applicable Legal Requirements, or (iii) any other aspect of this transaction whatsoever, and that LESSEE is not relying upon any such representation or warranty in entering into this Lease.

Supplementing the foregoing, LESSEE agrees further to accept the Demised Premises and those other portions of the Premises that Lessee has the right to use pursuant to the terms hereof and each fixture or other item constituting a portion thereof in their “AS IS” condition as of the date of this Lease (except that each Stage of the Demised Premises shall be broom clean as of the Effective Date for such Stage), subject to ordinary wear and tear between the date hereof and the date that each portion of the Demises Premises is delivered to LESSEE in accordance with the terms hereof and subject to the rights of the Existing Tenant to remove any or all of its trade fixtures from the Premises, including, without limitation, glass partitions located in the Third Floor Space.

2.3  (a)  Subject to the provisions of this Section 2.3, LESSOR hereby grants to LESSEE the right to extend the Term for a five (5) year period from January 1, 2014 to December 31, 2018, inclusive (the “First Option Period”), and, if LESSEE exercises its right to extend the Term for the First Option Period, then LESSOR hereby grants to LESSEE the right to extend the Term further for an additional five (5) year period from January 1, 2019 to December 31, 2023, inclusive (the “Second Option Period”), and, if LESSEE exercises its right to extend the Term for the Second Option Period, then LESSOR hereby grants to LESSEE the right to extend the Term further for an additional five (5) year period from January 1, 2024 to December 31, 2028 (the “Third Option Period”).

(b)  Provided (x) no Event of Default is occurring as of the exercise of LESSEE’S extension right or as of the day preceding the commencement of the Option Period in question, and (y) LESSEE has not assigned this Lease (other than an assignment pursuant to Section 16.7(b) hereof), then LESSEE shall have the right to extend the Term for the Option Period in question by notice given to LESSOR not less than twelve (12) months, nor more than fifteen (15) months, prior to the commencement of the Option Period in question. LESSEE acknowledges and agrees that time is of the essence with respect to the giving of such notice. If LESSEE exercises its extension right, then all of the terms and conditions of this Lease shall apply during the Option Period in question, except that the Basic Rent shall be determined in accordance with the provisions of this Section 2.3, LESSOR shall not be obligated to perform any work to the Demised Premises or other portions of the Premises beyond the obligations expressly set forth in this Lease, LESSEE shall accept the Demised Premises and the other portions of the Premises that LESSEE has the right to use in their then “AS IS” condition and LESSEE shall not have any right to extend the Term beyond the expiration of the Third Option Period.

(c)  The annual Basic Rent for each Option Period shall be equal to the greater of (x) the annual Basic Rent payable under this Lease during the year immediately preceding the commencement of the Option Period in question, or (y) ninety-five percent (95%) of the then fair market rental value of the Demised Premises as of the commencement of the Option Period in question (as determined pursuant to the provisions set forth below).

(d)  On or before the eleventh (11th) month preceding the commencement of the Option Period in question, LESSOR shall notify LESSEE of its determination of ninety-five percent (95%) of the fair market rental value of the Demised Premises for the Option Period in question. If such amount is equal to or less than the annual Basic Rent then payable by LESSEE, then the Basic Rent during the Option Period in question shall continue to be the annual Basic Rent then payable by LESSEE; if such amount is more than the annual Basic Rent then payable by LESSEE, then the Basic Rent during the Option Period in question shall be equal to ninety-five percent (95%) of the then fair market rental value of the Demised Premises as determined by LESSOR, subject, however, to LESSEE’S right to object to such determination. LESSEE shall have the right to object to the fair market rental value set forth in LESSOR’S notice by notice given to LESSOR within fifteen (15) days after receipt of LESSOR’S notice. If LESSEE objects to such fair market rental value, and if the parties are unable to resolve the dispute within thirty (30) days after LESSOR’S receipt of LESSEE’S objection notice, then the fair market rental value of the Demised Premises shall be determined pursuant to the provisions of the immediately following subsection.

(e)  The phrase “fair market rental value” shall mean the rent generally payable in the general area of Parsippany-Troy Hills, New Jersey for premises of approximately the same size and quality as, and otherwise comparable to, the Demised Premises (and the other portions of the Premises that LESSEE has the right to use pursuant to the terms hereof) in a building comparable to the Building for an equivalent term; provided, however, the alterations and improvements installed by LESSEE in and about the Demised Premises shall not be considered in determining such fair market rental value. On or before the fiftieth (50th) day preceding the commencement of the Option

Period in question, LESSOR and LESSEE shall each appoint an appraiser who is a member of the Member Appraisal Institute of the American Institute of Real Estate Appraisers and who has at least ten (10) years experience appraising commercial properties in the northern New Jersey area. In the event either party fails to so appoint an appraiser on or before the day specified in the preceding sentence, the person appointed as the appraiser may appoint an appraiser to represent the party having failed to appoint an appraiser within ten (10) days after the expiration of such period. The two appraisers appointed in either manner shall then proceed to appraise the Demised Premises and determine its fair market rental value. In the event of their inability to reach a determination of the fair market rental value within thirty (30) days after their appointment, then they shall select a third appraiser. Said third appraiser shall appraise the Demised Premises within thirty (30) days after his or her appointment to determine its fair market rental value. In such event, the fair market rental value of the Demised Premises shall be the average of the two (2) closest appraisals. LESSOR and LESSEE agree to be bound by the determination of the fair market rental value of the Demised Premises arrived at by the appraisers. Each party shall be responsible for the fees and disbursements of its appraiser and attorneys, and the parties shall share equally the fees and disbursements of the third appraiser.

(f)  In the event a final determination of the annual Basic Rent for the Option Period in question has not been made by the commencement date of said Option Period, then LESSEE shall pay to LESSOR the Basic Rent at the same rate as most recently paid by LESSEE. When the annual Basic Rent for the Option Period in question has been determined, if such amount is greater than the rate most recently paid by LESSEE, LESSEE shall pay to LESSOR, with the next monthly installment of Basic Rent due after such determination, an amount equal to the difference between the Basic Rent previously paid during said Option Period and the amount which would have been payable had the annual Basic Rent for said Option Period been made as of the commencement of said Option Period.

(g)  The rights granted to LESSEE under this Section 2.3 are personal to Exodus Communications, Inc., and they cannot be assigned separately from this Lease or in connection with an assignment of this Lease.

ARTICLE 3
BASIC RENT; ADDITIONAL RENT

3.1  LESSEE shall pay rent (“Basic Rent”) to LESSOR during the Term in the amounts and at the times provided in Exhibit B in lawful money of the United States of America. In the event that the date upon which LESSEE first becomes obligated to pay Basic Rent with respect to any Stage of the Demised Premises shall be other than a Basic Rent Payment Date, then the Basic Rent payment for such Stage for the calendar month in which such obligation first commences shall be prorated to reflect the actual number of days in such calendar month from and after the date which Basic Rent is payable for the applicable Stage; such prorated amount shall be paid to LESSOR within five (5) business days after the date on which LESSEE first becomes obligated to pay Basic Rent for the applicable Stage pursuant to Exhibit B.

3.2  In addition to the Basic Rent, LESSEE will pay and discharge when due, as additional rent (“Additional Rent”), all other amounts, liabilities and obligations which LESSEE herein agrees to pay to LESSOR, together with (after the giving of any applicable notice required to be given by LESSOR hereunder) all interest, penalties and costs which may be added thereto pursuant to the terms of this Lease; each such amount, liability and obligation, together with any interest, penalty and/or cost thereon, shall be deemed Additional Rent regardless of whether it is specifically referred to as Additional Rent in this Lease. LESSOR shall have all the rights, powers and remedies provided for in this Lease or at law or in equity or otherwise for failure to pay Additional Rent as are available for nonpayment of Basic Rent.

3.3  If any installment of Basic Rent or Additional Rent is not paid within ten (10) days after the date when due, LESSEE shall pay to LESSOR on demand, as Additional Rent, a late charge equal to four percent (4%) of the amount unpaid; provided, however, such late charge shall not apply to the first (1st) such late payment in any calendar year. In addition, any installment or installments of Basic Rent or Additional Rent accruing hereunder which are not paid within ten (10) days after the date when due, shall bear interest at the Prime Rate form the due date thereof until the date of payment, which interest shall be deemed Additional rent hereunder and shall be payable upon demand by LESSOR.

3.4  LESSEE will contract for and pay all charges for telecommunication services at any time rendered or used on or about the Demised Premises or in connection with the Equipment to the company providing the same before any interest or penalty may be added thereto and will furnish to LESSOR, upon request, satisfactory proof evidencing such payment.

3.5  Except as herein provided, LESSEE hereby covenants and agrees to pay to LESSOR during the Term (and from and after the date hereof), at LESSOR’S address for notices hereunder, or such other place as LESSOR may from time to time designate in writing, without any offset, set-off, counterclaim, deduction, defense, abatement, suspension, deferment or diminution of any kind, except as expressly set forth in this Lease, (i) the Basic Rent, without notice or demand, (ii) Additional Rent and (iii) all other sums payable by LESSEE hereunder. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall LESSEE have any right to terminate or avoid this Lease or be entitled to the abatement of any Basic Rent, Additional Rent or other sums payable hereunder or any reduction thereof, nor shall the obligations and liabilities of LESSEE hereunder be in any way affected for any reason. The obligations of LESSEE hereunder shall be separate and independent covenants and agreements.

ARTICLE 4
REAL ESTATE TAXES

4.1  LESSEE shall pay to LESSOR, as Additional Rent, LESSEE’S Proportionate Share of the amount by which the Taxes for any calendar year during the Term exceeds the Base Taxes; provided, however, that if any special assessments may be payable in installments, LESSOR may elect to pay same over the longest period allowed by law. LESSEE’S Proportionate Share of the Taxes for less than a year shall be prorated and apportioned. Notwithstanding that the Commencement Date may occur after January 1, 2001, the entire calendar year 2001 shall be deemed to be within the Term for the purposes of this Article, subject, however, to Section 4.9.

4.2  Subject to Section 4.9, on or about January 1, 2001 and thereafter within ninety (90) days following the first day of each succeeding calendar year during the Term, LESSOR shall determine or estimate in good faith the amount by which the Taxes for the calendar year in question will exceed the Base Taxes (the “Projected Taxes”) and shall submit such information to LESSEE in a written statement (“LESSOR’S Tax Statement”).

4.3  Commencing on the first Basic Rent Payment Date following the submission of any LESSOR’S Tax Statement and continuing thereafter on each successive Basic Rent Payment Date until LESSOR renders the next LESSOR’S Tax Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 4.1 of this Lease, a sum (the “Monthly Tax Payment”) equal to one-twelfth (1/12) of LESSEE’S Proportionate Share of the Projected Taxes for such calendar year. LESSEE’S first Monthly Tax Payment after receipt of LESSOR’S Tax Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the calendar year which shall have elapsed prior to such first Monthly Tax Payment, times the Monthly Tax Payment; minus any Additional Rent already paid by LESSEE on account of its obligation under Section 4.1 of this Lease for such calendar year.

4.4  Each LESSOR’S Tax Statement shall reconcile the payments made by LESSEE pursuant to the preceding LESSOR’S Tax Statement with LESSEE’S Proportionate Share of the actual Taxes imposed for the period covered thereby. Any balance due to LESSOR shall be paid by LESSEE within thirty (30) days after LESSEE’S receipt of LESSOR’S Tax Statement; any surplus due to LESSEE shall be applied by LESSOR against the next accruing monthly installment(s) of Additional Rent due under this Article. Upon request therefor from LESSEE, made within ninety (90) days after the giving of any LESSOR’S Tax Statement, LESSOR shall provide LESSEE with copies of the applicable tax bills (or other reasonable evidence of the Taxes) relating to the reconciliation set forth in such Statement. If the Term has expired or has been terminated, LESSEE shall pay the balance due to LESSOR or, alternatively, LESSOR shall refund the surplus to LESSEE, whichever the case may be, within thirty (30) days after LESSEE’S receipt of LESSOR’S Tax Statement; provided, however, if the Term shall have been terminated as a result of a default by LESSEE, then LESSOR shall have the right to retain such surplus to the extent LESSEE owes LESSOR any Basic Rent or Additional Rent.

4.5  (a)  If LESSOR shall receive any refund of Taxes in respect of a calendar year and if LESSEE shall have paid Additional Rent based on the Taxes paid prior to the refund, LESSOR shall deduct from such tax refund any expenses, including, but not limited to, reasonable attorney’s fees and appraisal fees, actually incurred in obtaining such tax refund, and out of the remaining balance of such tax refund, LESSOR shall credit LESSEE’S Proportionate Share of such refund against the next accruing monthly installments(s) of Additional Rent, or if the Term shall have expired, LESSEE’S Proportionate Share of such refund shall be refunded to LESSEE within thirty (30) days after receipt thereof by LESSOR; provided, however, (i) if the Term shall have expired as a result of a default by LESSEE, LESSOR shall have the right to retain LESSEE’S Proportionate Share of the refund to the extent LESSEE owes LESSOR any Basic Rent or Additional Rent, and (ii) LESSEE’S Proportionate Share of such refund shall not exceed the amount of Additional Rent actually paid by LESSEE on account of the Taxes for the calendar year in question. Any expenses actually incurred by LESSOR in contesting the validity or the amount of the assessed valuation of the Premises or any Taxes, to the extent not offset by a tax refund, shall be included as an item of Taxes for the tax year in which such contest shall be finally determined for the purpose of computing the Additional Rent due LESSOR or any credit due to LESSEE hereunder.

(b)  Notwithstanding anything to the contrary contained in this Lease, LESSEE shall not have the right to contest or appeal the validity of any Taxes or the amount of the assessed valuation of the Premises without the prior written consent of LESSOR. If LESSEE shall desire to contest or appeal the validity of any Taxes or the amount of the assessed valuation of the Premises, then LESSEE shall submit to LESSOR, for its review, a written notice setting forth the basis for such contest or appeal. Within thirty (30) days after LESSOR’S receipt of such notice, LESSOR shall notify LESSEE whether LESSOR believes, in its reasonable judgment, such contest or appeal is likely to succeed. If LESSOR determines that such contest or appeal has a reasonable likelihood of success, then LESSOR agrees to consent to such contest or appeal. In such event, LESSOR shall have the option to either (i) file such contest or appeal or (ii) permit LESSEE to file such contest or appeal. If LESSOR determines that such contest or appeal is not likely to succeed, then LESSOR shall have the right to deny its consent to such contest or appeal.

4.6  While proceedings for the reduction in assessed valuation for any year are pending, the computation and payment of LESSEE’S Proportionate Share of Taxes shall be based upon the original assessments for such year.

4.7  LESSEE shall also pay to LESSOR, as Additional Rent, upon demand, the amount of all increases in Taxes and/or all assessments or impositions made, levied or assessed against or imposed upon the Premises or any part thereof which are attributable to additions, alterations or improvements in, on or about the Demised Premises or other portions of the Premises made by or on behalf of LESSEE or which belong to LESSEE.

4.8  In no event shall any adjustment in LESSEE’S obligation to pay Additional Rent under this Article 4 result in a decrease in the Basic Rent payable hereunder. LESSEE’S obligation to pay Additional Rent, and LESSOR’S obligation to credit and/or refund to LESSEE any amount, pursuant to the provisions of this Article 4, shall survive the Termination Date.

4.9  Notwithstanding anything to the contrary contained herein, LESSEE’S obligation to pay increases in Taxes pursuant to this Article 4 for calendar year 2001 shall not commence until the first anniversary of the date of this Lease, it being understood that for calendar year 2001, the amount which LESSEE is obligated to pay pursuant to Section 4.1 shall be prorated to reflect the actual number of days in calendar year 2001 from and after the first anniversary of the date of this Lease. For calendar year 2001, LESSOR’S Tax Statement shall be given on or about the first anniversary of the date of this Lease and shall reflect such prorated amount. Commencing on the first Basic Rent Payment Date following the submission of LESSOR’S Tax Statement for calendar year 2001 and continuing thereafter on each successive Basic Rent Payment Date until LESSOR renders the next LESSOR’S Tax Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 4.1, a sum equal to the quotient of (a) LESSEE’S Proportionate Share of such prorated Projected Taxes for calendar year 2001 (as reflected in LESSOR’S Tax Statement), divided by (b) the number of calendar months remaining in calendar year 2001 from and after the delivery of LESSOR’S Tax Statement. LESSEE’S portion of any Tax refund for calendar year 2001 pursuant to Section 4.5 shall also be prorated based on the partial calendar year from and after the first anniversary of the date of this Lease. Except as set forth in this Section 4.9, all of the provisions of Article 4 shall apply with respect to calendar year 2001, including, without limitation, the reconciliation provisions of Section 4.4.

4.10  The provisions of Section 33.3 shall apply to LESSOR’S Tax Statement.

ARTICLE 5
OPERATING EXPENSES

5.1  (a)  LESSEE shall pay to LESSOR, as Additional Rent, LESSEE’S Proportionate Share of the amount by which LESSOR’S Operating Expenses for any calendar year during the Term exceeds the Base Operating Expenses. LESSEE’S Proportionate Share of LESSOR’S Operating Expenses for less than a calendar year shall be prorated and apportioned. Notwithstanding that the Commencement

Date may occur after January 1, 2001, the entire calendar year 2001 shall be deemed to be within the Term for the purposes of this Article, subject, however, to Section 5.8.

(b)  (i)  LESSOR’S Operating Expenses shall include the cost of any equipment, device, capital improvement or replacement acquired to achieve cost savings in the operation, maintenance and repair of the Premises, the useful life for which is in whole or in part within the Term.

(ii)  LESSOR’S Operating Expenses shall also include expenses which are considered capital in nature pursuant to generally accepted accounting principles, consistently applied, and are required by any Legal Requirements which become effective on or after the date of this Lease, the useful life for which is in whole or in part within the Lease Term.

(iii) The cost of the aforesaid equipment, device, capital improvement, expense or replacement, together with interest thereon at an interest rate equal to the annual Prime Rate in effect as of the date of installation and/or completion of such equipment, device, capital improvement, expense or replacement plus 2%, shall be amortized (on a straight line basis) over a period equal to the useful life of the item in question. The annual amortized cost shall be included in LESSOR’S Operating Expenses for the calendar year in question; provided, however, with respect to the costs under clause (i) only, the amount included in LESSOR’S Operating Expenses for any calendar year shall not exceed the amount of cost savings reasonably anticipated for such calendar year.

5.2  Subject to Section 5.8, on or about January 1, 2001 and thereafter within ninety (90) days following the first day of each succeeding calendar year within the Term, LESSOR shall determine or estimate the amount by which LESSOR’S Operating Expenses for the calendar year in question will exceed the Base Operating Expenses (“LESSOR’S Estimated Operating Expenses”) and shall submit such information to LESSEE in a written statement (“LESSOR’S Expense Statement”).

5.3  Commencing on the first Basic Rent Payment Date following the submission of any LESSOR’S Expense Statement and continuing thereafter on each successive Basic Rent Payment Date until LESSOR renders the next LESSOR’S Expense Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 5.1 of this Lease, a sum (the “Monthly Expense Payment”) equal to one-

twelfth (1/12) of LESSEE’S Proportionate Share of LESSOR’S Estimated Operating Expenses for such calendar year. LESSEE’S first Monthly Expense Payment after receipt of LESSOR’S Expense Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the calendar year which shall have elapsed prior to such first Monthly Expense Payment, times the Monthly Expense Payment; minus any Additional Rent already paid by LESSEE on account of its obligation under Section 5.1 of this Lease for such calendar year.

5.4  Each LESSOR’S Expense Statement shall reconcile the payments made by LESSEE pursuant to the preceding LESSOR’S Expense Statement with LESSEE’S Proportionate Share of LESSOR’S Operating Expenses for the period covered thereby. Any balance due to LESSOR shall be paid by LESSEE within thirty (30) days after LESSEE’S receipt of LESSOR’S Expense Statement; any surplus due to LESSEE shall be applied by LESSOR against the next accruing monthly installment(s) of Additional Rent due under this Article. If the Term has expired or has been terminated, LESSEE shall pay the balance due to LESSOR or, alternatively, LESSOR shall refund the surplus to LESSEE, whichever the case may be, within thirty (30) days after LESSEE’S receipt of LESSOR’S Expense Statement; provided, however, if the Term shall have been terminated as a result of a default by LESSEE, then LESSOR shall have the right to retain such surplus to the extent LESSEE owes LESSOR any Basic Rent or Additional Rent.

5.5  LESSEE or its representative shall have the right to examine LESSOR’S books and records with respect to the reconciliation of LESSOR’S Operating Expenses for the prior calendar year set forth in LESSOR’S Expense Statement during normal business hours at any time within ninety (90) days following the delivery by LESSOR to LESSEE of such LESSOR’S Expense Statement. Unless LESSEE shall give LESSOR a notice objecting to said reconciliation and specifying the respects in which said reconciliation is claimed to be incorrect within thirty (30) days after its examination of LESSOR’S books and records, said reconciliation shall be considered as final and accepted by LESSEE. If LESSEE objects to any reconciliation as set forth above, and if it is thereafter conclusively determined that LESSEE was overcharged by more than five percent (5%) for the applicable calendar year, LESSEE shall be entitled to a credit against the next payment of Additional Rent due hereunder in an amount equal to the overcharge and LESSOR shall pay to LESSEE the reasonable costs incurred by LESSEE in examining LESSOR’S books and records with respect to the applicable reconciliation within fifteen (15) days after receiving a request therefor from LESSEE, together with a copy of all applicable invoices. If LESSEE objects to any reconciliation as set forth above, and if it is thereafter conclusively determined that LESSEE was overcharged (but not by more than five percent (5%)) for the applicable calendar year, LESSEE shall be entitled to a credit against the next payment of Additional Rent due hereunder in an amount equal to the overcharge and LESSEE shall bear the cost of its examination of LESSOR’S books and records with respect to the applicable reconciliation. If LESSEE’S examination of LESSOR’S books and records determines that LESSEE was undercharged for the applicable calendar year, LESSEE shall promptly pay the amount of the undercharge to LESSOR and LESSEE shall bear the costs of its examination of LESSSOR’S books and records. Notwithstanding anything to the contrary contained in this Article, LESSEE shall not be permitted to examine LESSOR’S books and records or to dispute said reconciliation unless LESSEE has paid to LESSOR the amount due as shown on LESSOR’S Expense Statement; said payment is a condition precedent to said examination and/or dispute.

5.6  In no event shall any adjustment in LESSEE’S obligation to pay Additional Rent under this Article 5 result in a decrease in the Basic Rent payable hereunder. LESSEE’S obligation to pay Additional Rent, and LESSOR’S obligation to credit and/or refund to LESSEE any amount, pursuant to the provisions of this Article 5, shall survive the Termination Date.

5.7  If any tenant in the Building for any reason shall not be provided all services generally provided by LESSOR to other tenants of the Building, then for purposes of determining LESSOR’S Operating Expenses, LESSOR shall reasonably estimate what LESSOR’S Operating Expenses would have been had such service been provided to all tenants.

5.8  Notwithstanding anything to the contrary contained herein, LESSEE’S obligation to pay increases in LESSOR’S Operating Expenses pursuant to this Article 5 for calendar year 2001 shall not commence until the first anniversary of the date of this Lease, it being understood that for calendar year 2001, the amount which LESSEE is obligated to pay pursuant to Section 5.1 shall be prorated to reflect the actual number of days in calendar year 2001 from and after the first anniversary of the date of this Lease. For calendar year 2001, LESSOR’S Expense Statement shall be given on or about the first anniversary of the date of this Lease and shall reflect such prorated amount. Commencing on the first Basic Rent Payment Date following the submission of LESSOR’S Expense Statement for calendar year 2001 and continuing thereafter on each successive Basic Rent Payment Date until LESSOR renders the next LESSOR’S Expense Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 5.1, a sum equal to the quotient of (a) LESSEE’S Proportionate Share of such prorated LESSOR’S Estimated Operating Expenses for calendar year 2001 (as reflected in LESSOR’S Expense Statement), divided by (b) the number of calendar months remaining in calendar year 2001 from and after the delivery of LESSOR’S Expense Statement. Except as set forth in this Section 5.8, all of the provisions of Article 5 shall apply with respect to calendar year 2001, including, without limitation, the reconciliation provisions of Section 5.4.

5.9  LESSEE shall also pay to LESSOR, as Additional Rent, upon demand, the amount of any increase in LESSOR’S Operating Expenses or in any other costs of operating, maintaining or repairing the Premises which is attributable to LESSEE’S use or manner of use of the Demised Premises or other portions of the Premises, to activities conducted on or about the Demised Premises or other portions of the Premises by LESSEE or on behalf of LESSEE or to any additions, improvements or alterations to the Demised Premises or other portions of the Premises made by or on behalf of LESSEE.

5.10  The provisions of Section 33.3 shall apply to LESSOR’S Expense Statement.

ARTICLE 6
UTILITY COSTS

6.1  LESSEE shall pay to LESSOR, as Additional Rent, LESSEE’S Proportionate Share of the amount by which the Utility Costs for any calendar year during the Term exceeds the Base Utility Costs. LESSEE’S Proportionate Share of the Utility Costs for less than a year shall be prorated and apportioned. Notwithstanding that the Commencement Date may occur after January 1, 2001, the entire calendar year 2001 shall be deemed to be within the Term for the purposes of this Article, subject, however, to Section 6.5.

6.2  Subject to Section 6.5, on or about January 1, 2001 and thereafter within ninety (90) days following the first day of each succeeding calendar year during the Term, LESSOR shall determine or estimate the amount by which Utility Costs for such calendar year will exceed Base Utility Costs (such excess being hereinafter referred to as the “Utility Increase”), and LESSOR shall submit such information to LESSEE in a written statement (“LESSOR’S Utility Statement”). Commencing on the first Basic Rent

Payment Date following the submission of any LESSOR’S Utility Statement and continuing thereafter on each successive Basic Rent Payment Date until LESSOR renders the next LESSOR’S Utility Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 6.1 of this Lease, a sum (the “Utility Payment”) equal to one-twelfth (1/12) of LESSEE’S Proportionate Share of the Utility Increase. LESSEE’S first Utility Payment after receipt of LESSOR’S Utility Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the calendar year which have elapsed prior to such first Utility Payment, times the Utility Payment; minus any Additional Rent already paid by LESSEE on account of its obligation under Section 6.1 of this Lease for such calendar year.

6.3  Each LESSOR’S Utility Statement shall reconcile the payments made by LESSEE pursuant to the preceding LESSOR’S Utility Statement with LESSEE’S Proportionate Share of the actual Utility Increase for the period covered thereby. Any balance due to LESSOR shall be paid by LESSEE within thirty (30) days after LESSEE’S receipt of LESSOR’S Utility Statement; any surplus due to LESSEE shall be applied by LESSOR against the next accruing monthly installment(s) of Additional Rent due under this Article. If the Term has expired or has been terminated, LESSEE shall pay the balance due to LESSOR or, alternatively, LESSOR shall refund the surplus to LESSEE, whichever the case may be, within thirty (30) days after LESSEE’S receipt of LESSOR’S Utility Statement; provided, however, if the Term shall have been terminated as a result of a default by LESSEE, then LESSOR shall have the right to retain such surplus to the extent LESSEE owes LESSOR any Basic Rent or Additional Rent.

6.4  LESSEE or its representative shall have the right to examine LESSOR’S books and records with respect to the reconciliation of Utility Costs for the prior calendar year set forth in LESSOR’S Utility Statement during normal business hours at any time within ninety (90) days following the delivery by LESSOR to LESSEE of such LESSOR’S Utility Statement. Unless LESSEE shall give LESSOR a notice objecting to said reconciliation and specifying the respects in which said reconciliation is claimed to be incorrect within thirty (30) days after its examination of LESSOR’S books and records, said reconciliation shall be considered as final and accepted by LESSEE. If LESSEE objects to any reconciliation as set forth above, and if it is thereafter conclusively determined that LESSEE was overcharged by more than five percent (5%) for the applicable calendar year, LESSEE shall be entitled to a credit against the next payment of Additional Rent due hereunder in an amount equal to the overcharge and LESSOR shall pay to LESSEE the reasonable costs incurred by LESSEE in examining LESSOR’S books and records with respect to the applicable reconciliation within fifteen (15) days after receiving a request therefor from LESSEE, together with a copy of all applicable invoices. If LESSEE objects to any reconciliation as set forth above, and if it is thereafter conclusively determined that LESSEE was overcharged (but not by more than five percent (5%)) for the applicable calendar year, LESSEE shall be entitled to a credit against the next payment of Additional Rent due hereunder in an amount equal to the overcharge and LESSEE shall bear the cost of its examination of LESSOR’S books and records with respect to the applicable reconciliation. If LESSEE’S examination of LESSOR’S books and records determines that LESSEE was undercharged for the applicable calendar year, LESSEE shall promptly pay the amount of the undercharge to LESSOR and LESSEE shall bear the costs of its examination of LESSSOR’S books and records. Notwithstanding anything to the contrary contained in this Article, LESSEE shall not be permitted to examine LESSOR’S books and records or to dispute said reconciliation unless LESSEE has paid to LESSOR the amount due as shown on LESSOR’S Utility Statement; said payment is a condition precedent to said examination and/or dispute.

6.5  Notwithstanding anything to the contrary contained herein, LESSEE’S obligation to pay increases in Utility Costs pursuant to this Article 6 for calendar year 2001 shall not commence until the first anniversary of the date of this Lease, it being understood that for calendar year 2001, the amount which LESSEE is obligated to pay pursuant to Section 6.1 shall be prorated to reflect the actual number of days in calendar year 2001 from and after the first anniversary of the date of this Lease. For calendar year 2001, LESSOR’S Utility Statement shall be given on or about the first anniversary of the date of this Lease and shall reflect such prorated amount. Commencing on the first Basic Rent Payment Date following the submission of LESSOR’S Utility Statement for calendar year 2001 and continuing thereafter on each successive Basic Rent Payment Date until LESSOR renders the next LESSOR’S Utility Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 6.1, a sum equal to the quotient of (a) LESSEE’S Proportionate Share of such prorated Utility Increases for calendar year 2001 (as reflected in LESSOR’S Utility Statement), divided by (b) the number of calendar months remaining in calendar year 2001 from and after the delivery of LESSOR’S Utility Statement. Except as set forth in this Section 6.5, all of the provisions of Article 6 shall apply with respect to calendar year 2001, including, without limitation, the reconciliation provisions under Section 6.3.

6.6  In no event shall any adjustment in LESSEE’S obligation to pay Additional Rent under this Article 6 result in a decrease in the Basic Rent payable hereunder. LESSEE’S obligation to pay Additional Rent pursuant to the provisions of this Article 6 shall survive the Termination Date.

6.7  The provisions of Section 33.3 shall apply to LESSOR’S Utility Statement.

ARTICLE 7
MAINTENANCE, ALTERATIONS AND
ADDITIONS; REMOVAL OF TRADE FIXTURES

7.1  LESSEE agrees, at its sole cost and expense, to (i) keep the Demised Premises (including, without limitation, all security, life safety, communications, electrical, mechanical, plumbing, heating, ventilating, air-conditioning and other systems or portions thereof located within and servicing the Demised Premises) in good order and condition (except for ordinary wear and tear and Restoration for which LESSOR is responsible pursuant to Article 17 or 18 hereof) and will make all non-structural repairs, alterations, renewals and replacements, ordinary and extraordinary, foreseen or unforeseen, and shall take such other action as may be necessary or appropriate to keep and maintain the Demised Premises (including, without limitation, such systems or portions thereof located within and servicing the Demised Premises) in good order and condition (except for ordinary wear and tear and Restoration for which LESSOR is responsible pursuant to Article 17 or 18 hereof), and (ii) keep all alterations and improvements undertaken by LESSEE at the Premises, whether within or outside of the Demised Premises (including, without limitation, the Equipment and all security, life safety, communications, electrical, mechanical, plumbing, heating, ventilating, air-conditioning and other systems, equipment or portions thereof installed or altered by LESSEE) in good order and condition (except for ordinary wear and tear) and will make all repairs, alterations, renewals and replacements, ordinary and extraordinary, foreseen or unforeseen, and shall take such other action as may be necessary or appropriate to keep and maintain the alterations and improvements made by LESSEE in good order and condition, and (iii) keep the exterior membrane of the roof of the Building in good order and condition (except for ordinary wear and tear and Restoration for which LESSOR is responsible pursuant to Article 17 or 18 hereof) and will make all repairs, renewals and replacements, ordinary and extraordinary, foreseen or unforeseen, and shall take such other action as may be necessary or appropriate to keep and maintain the exterior membrane of the roof in good order and condition. Except as expressly provided in this Lease, LESSOR shall not be obligated in any way to maintain, alter or repair the Demised Premises. LESSOR shall not be obligated in any way to maintain, alter, repair, restore or replace any of the alterations or improvements made by LESSEE, including, without limitation, the Equipment. Notice is hereby given that, except with respect to repairs or restoration undertaken by LESSOR, LESSOR will not be liable for any labor, services or materials furnished or to be furnished to LESSEE, or to anyone holding the Demised Premises or any part thereof through or under LESSEE, and that no mechanics’ or other liens for any such labor or materials shall attach to or affect the interest of LESSOR in and to the Premises.

7.2  LESSOR hereby authorizes LESSEE to assert all rights and claims, and to bring suits, actions and proceedings, in LESSOR’S name or in either or both LESSOR’S and LESSEE’S name, in respect of any and all contracts, manufacturer’s or supplier’s warranties or undertakings, express or implied, relating to any portion of the Premises required to be maintained, repaired, altered, removed or replaced by LESSEE; provided, however, that LESSOR shall not be obligated to incur any cost in connection therewith.

7.3  (a)  LESSOR shall maintain and make all repairs and replacements to (i) the foundation, footings, load bearing walls, the structural columns and beams, the exterior walls, the exterior windows and the roof of the Building (other than the portions of the roof for which LESSEE is responsible pursuant to Section 7.1), (ii) all portions of life safety, electrical and plumbing systems located outside of the Demised Premises which service the Demised Premises (other than those systems and equipment or portions thereof for which LESSEE is responsible pursuant to Section 7.1 or Article 31), (iii) the common area lobbies, bathrooms and hallways of the Building and the Building systems servicing such common areas, and (iv) the landscaping, parking lots, driveways and sidewalks on the Land; provided, however, if such repairs and replacements are necessitated by the intentional acts or negligence of LESSEE or LESSEE’S Visitors, then LESSEE shall reimburse LESSOR, upon demand, for the reasonable cost thereof. The costs and expenses incurred by LESSOR in connection with such maintenance, repairs and replacements shall be included in LESSOR’S Operating Expenses to the extent permitted by the terms of this Lease.

(b)  Notwithstanding anything to the contrary contained herein, except in the case of an emergency and except as set forth in Section 20.8 hereof, LESSOR shall not make or permit to be made any penetrations of the roof of the Building without obtaining LESSEE’S prior written approval. LESSEE shall not withhold such approval unless the proposed roof penetration would materially adversely affect LESSEE’S equipment located within or servicing the Demised Premises. Within five (5) days after receiving any request for such approval from LESSOR, together with reasonably detailed plans for the proposed penetrations, LESSEE shall give LESSOR notice that LESSEE approves or disapproves the proposed penetrations. Any disapproval notice shall state with reasonable specificity the reasons for disapproval and any modifications to the plans necessary to make the proposed penetrations acceptable to LESSEE. If LESSEE fails to approve or disapprove any proposed penetrations by notice given to LESSOR within said five (5) day period, LESSEE shall be deemed to have approved the proposed penetrations. All roof penetrations made or permitted to be made by LESSOR shall be in accordance with the plans approved (or deemed to be approved) by LESSEE.

(c)  If LESSEE reasonably believes that a repair is required to any portion of the Premises for which LESSOR is responsible pursuant to Section 7.3(a), which, if not completed promptly, would materially adversely affect LESSEE’S use or occupancy of the Demised Premises for the purposes permitted herein (any such repair being hereinafter referred to as “Building Repair”), then LESSEE shall give LESSOR a notice describing, in reasonable detail, such Building Repair. Within a reasonable period of time after LESSOR’S receipt of such notice, LESSOR and LESSEE shall inspect the Premises to determine whether any such Building Repair is required; in the case of an emergency of the type described in Section 7.3(e), such reasonable period of time shall not be more than twelve (12) hours after LESSOR shall have received LESSEE’S notice (which notice shall include a statement that the need for a repair constitutes an emergency under this Section 7.3(c) and that an inspection is required within twelve (12) hours after LESSOR’S receipt of the notice). If it is reasonably determined that a Building Repair is required, then LESSOR agrees to prosecute such Building Repair with due diligence.

(d)  In the event LESSOR fails to make any Building Repair within a reasonable period of time after the parties have determined that such a Building Repair is required, then LESSEE shall have the right to give LESSOR a default notice describing in reasonable detail the nature of the Building Repair and demanding that the same be repaired. In such event, LESSOR shall have fifteen (15) days after LESSOR’S receipt of such notice to make the Building Repair described in such default notice; provided, however, if the nature of the Building Repair is such that more than fifteen (15) days are required, then LESSOR shall not be deemed to be in default so long as LESSOR commences the Building Repair within said fifteen (15) day period and thereafter diligently prosecutes the same to completion. If LESSOR fails to make the Building Repair or, if applicable, fails to commence the Building Repair within said fifteen (15) day period, as the same may be extended, then LESSEE shall have the right to send LESSOR a second notice after the expiration of said period advising LESSOR of its failure to make the Building Repair or, if applicable, its failure to commence the Building Repair; said second notice shall contain a statement which is substantially the same as the following statement: “If LESSOR fails to make the Building Repair or, if applicable, fails to commence the Building Repair described herein within five (5)  business days after LESSOR’S receipt of this second notice, then LESSEE shall have the right, upon notice to LESSOR, to make such repair”. If LESSOR fails to make the Building Repair or, if applicable, fails to commence the Building Repair within said five (5) business day period, then, upon notice to LESSOR, LESSEE may exercise its right to make said Building Repair. In such event, LESSOR agrees to reimburse LESSEE for the reasonable costs and expenses incurred by LESSEE with respect to said Building Repair within thirty (30) days after LESSOR’S receipt of a reasonably detailed statement, together with appropriate back-up, setting forth such costs and expenses.

(e)  If it is reasonably determined that there is an imminent threat of (1) material damage to LESSEE’S equipment located at the Premises, or (2) a material interference with LESSEE’S ability to conduct its business from the Demised Premises, then such situation shall constitute an emergency and the time periods within which LESSOR shall make the Building Repair in question (as set forth in Section 7.3(d)) shall be changed as follows: the fifteen (15) day period shall be deemed a one (1) business day period; and the second (2nd) notice shall not be required. In the event of an emergency, LESSEE’S notice to LESSOR shall set forth the reasons why the failure to make the Building Repair constitutes an emergency and shall contain a statement which is substantially the same as the following statement: “This is an emergency, and LESSEE shall have the right to make the Building Repair stated therein if LESSOR fails to make or, if applicable, fails to commence the Building Repair described herein within one (1) business day after LESSOR’S receipt of this notice.”

(f)  In the event LESSEE exercises its right to make a Building Repair, LESSEE acknowledges and agrees that (i) LESSEE shall be responsible for any damage to the Premises, or any part thereof, arising out of or in connection with the exercise of its rights under this Section, (ii) all work shall be conducted with due diligence in a good and workmanlike manner in accordance with all applicable Legal Requirements, and (iii) LESSEE shall not interfere with the use and enjoyment of other tenants of the Building.

7.4  (a)  All maintenance and repair, and each addition, improvement or alteration, performed by, on behalf of or for the account of LESSEE (i) must not, individually or in the aggregate, lessen the Fair Market Value of the Premises or adversely affect the usefulness of the Premises (other than the Demised Premises portion of the Premises) for use as an office building facility, (ii) shall be completed expeditiously in a good and workmanlike manner, and in compliance with all applicable Legal and Insurance Requirements, (iii) shall be completed free and clear of all Liens, (iv) shall be performed by contractors and subcontractors approved by LESSOR, which approval shall not be unreasonably withheld or delayed, and (v) shall not disrupt, interfere with or otherwise adversely affect (1) life safety, security, electrical, mechanical, plumbing or any other system of the Building (other than portions thereof located within and exclusively servicing the Demised Premises), and (2) any service or utility furnished to the Building or any portion thereof. LESSOR hereby approves Nova Construction Corp. as the general contractor and construction manager for the Tenant Improvement Work. If LESSOR determines that the performance of any addition, improvement or alteration or other work undertaken by LESSEE would interfere with any other tenant’s or occupant’s peaceful use and enjoyment of the Building, LESSOR may require that LESSEE undertake such addition, improvement, alteration or other work at times other than during Building Hours.

(b)  Supplementing the provisions of Section 7.4(a), in connection with LESSEE’S maintenance, repair or replacement of the exterior membrane of the roof of the Building or any portion thereof, (i) LESSEE shall give LESSOR not less than five (5) business days prior written notice of any such maintenance, repair or replacement, (ii) all such maintenance, repairs and replacements shall be completed in accordance with plans approved in advance by LESSOR (which approval shall not be unreasonably withheld, conditioned or delayed), and (iii) LESSEE shall not interfere with the operation of equipment and facilities located on or about the roof of the Building. During any roof maintenance, repairs or replacement, LESSOR shall have the right to require that LESSEE or LESSEE’S agents, contractors or employees at all time be accompanied by a representative of LESSOR. LESSEE shall pay LESSOR for the reasonable cost of furnishing such a representative within fifteen (15) days after receiving any request therefor from LESSOR.

7.5  (a)  If no Event of Default is occurring, LESSEE may, upon prior notice to LESSOR and submission of plans and specifications, make interior, non-structural improvements or alterations to the Demised Premises, so long as the same do not affect, alter, interfere with or disrupt any of the life safety, security, electrical, mechanical, plumbing or other system of the Building, do not affect the outside appearance of the Building, do not affect the roof of the Building, do not affect the ingress to or egress from the Demised Premises and do not affect any structural element of the Building (any such work being called herein “Minor Work”). The level of detail for plans and specification submitted to LESSOR for such Minor Work shall be sufficient for LESSOR to evaluate and understand the Minor Work; provided, however, for minor cosmetic work (such as painting or re-carpeting) a written description of the work will satisfy the requirement for plans and specifications.

(b)  Except as expressly set forth in this Section 7.5, Article 31 or Article 32, LESSEE shall not make any improvement or alteration to the Demised Premises or other parts of the Premises. LESSEE shall not make any addition, improvement or alteration of the Demised Premises or any other portion of the Premises affecting, altering, interfering with or disrupting any life safety, security, electrical, mechanical, plumbing or other system of the Building, or affecting the outside appearance, the roof, the ingress to or the egress from the Demised Premises and/or any structural element of the Building (any such work being hereinafter referred to as “Major Work”), unless LESSEE submits to LESSOR detailed plans and specifications therefor and LESSOR approves such plans and specifications in writing (which such approval shall be at LESSOR’S sole discretion). Notwithstanding the foregoing, provided no Event of Default is occurring, LESSOR agrees not to unreasonably withhold or condition its approval for Major Work to the interior of the Demised Premises, provided the Major Work (i) does not interfere with, disrupt or adversely affect any life safety, security, electrical, mechanical, plumbing or other system of the Building, and (ii) does not affect the outside appearance of the Premises. LESSOR shall approve or disapprove any written request for approval of Major Work by notice to LESSEE given within twenty (20) days after receiving such request, together with detailed plans and specifications for the Major Work.

7.6  (a)  Except as hereinafter provided in this Section 7.6(a) and in Article 31, all additions, improvements and alterations to the Demised Premises or other portions of the Premises shall, upon installation, become the property of LESSOR and shall be deemed part of, and shall be surrendered with, the Demised Premises and such other portions of the Premises, unless LESSOR, by notice given to LESSEE elects to relinquish LESSOR’S right thereto. If LESSOR elects to relinquish LESSOR’S right to any such addition, improvement or alteration, LESSEE shall remove said addition, improvement or alteration, shall promptly repair any damage to the Demised Premises or other portions of the Premises caused by said removal and shall restore the Demised Premises and other portions of the Premises, as the case may be, to the condition existing prior to the installation of said addition, improvement or alteration; all such work shall be done prior to the Termination Date. Notwithstanding the foregoing, simultaneously with the giving of any approval for alterations, additions or improvements to the Demised Premises or other portions of the Premises, LESSOR shall advise LESSEE in writing if LESSOR will require the removal of such alterations, additions or improvements prior to the Termination Date.

(b)  (i)  At any time during the Term, LESSEE may install or place or reinstall or replace and remove from the Demised Premises any trade equipment, trade fixtures, machinery and personal property belonging to LESSEE, provided that (i) LESSEE shall repair all damage caused by such removal and (ii) LESSEE shall not install any equipment, machinery or other items upon the roof of the Building or make any openings on or about such roof except as specified in Article 31. Such trade equipment, trade fixtures, machinery and personal property shall not become the property of LESSOR.

(ii)  In the event that LESSEE installs or causes to be installed in the Demised Premises or other parts of the Premises in accordance with the terms of this Lease any of the equipment or other items listed on Exhibit H, such equipment and items shall be deemed to be personal property or trade fixtures for the purposes of this Section 7.6(b). Without limiting any requirement pursuant to the terms of this Lease for obtaining LESSOR’S approval for the installation of any of the equipment or items specified in Exhibit H, in the event LESSEE installs any such equipment in the Demised Premises or other parts of the

Premises pursuant to the terms hereof, then, subject to the provisions of Section 7.7(a) hereof, LESSEE shall remove all such equipment and items in accordance with the provisions of this Lease upon the expiration or earlier termination of the Term and repair any damage to the Demised Premises or other parts of the Premises caused by the installation or removal of such equipment, all at LESSEE’S sole cost and expense (or, at LESSOR’S election, LESSOR shall perform such repairs and LESSEE shall reimburse LESSOR for the reasonable costs thereof within thirty (30) days after receipt by LESSEE of LESSOR’S demand therefor).

7.7  (a)  Notwithstanding anything to the contrary contained in this Lease, prior to the Termination Date, LESSEE shall, at its sole cost and expense, alter and improve the Demised Premises and other portions of the Premises in accordance with the terms hereof. LESSEE shall install and construct (i) all systems, equipment and facilities necessary to service the entire Demised Premises as a first class general office space, including, without limitation, electrical, sprinkler, plumbing, heating, ventilating, air-conditioning and life safety systems, and (ii) raised floor systems, lighting fixtures, and dropped ceilings for the entire Demised Premises. LESSEE shall also complete, at its sole cost and expense, any demolition, restoration and other work necessary in connection with the construction and installation required by this Section. All such alterations and improvements shall be completed in accordance with plans and specifications approved in writing by LESSOR, which approval shall not be unreasonably withheld, conditioned or delayed. LESSEE shall submit to LESSOR detailed plans and specifications for the alterations and improvements required hereunder not less than eleven (11) months prior to the Termination Date. All materials, equipment and facilities installed pursuant to this Section shall be new in the final year of the Term and shall be of comparable quality to such materials, equipment and facilities then generally being installed by landlords of first class office buildings in the Morris County, New Jersey area. LESSEE hereby acknowledges and agrees that the provisions of Sections 7.4, 7.6 and 8.3 shall also govern the work required by this Section. In the event LESSEE fails to complete the alterations and improvements required hereunder prior to the Termination Date, then LESSEE shall be deemed a holdover tenant until such alterations and improvements have been completed and shall be subject to the provisions of Section 24.3.

ARTICLE 8
USE OF DEMISED PREMISES; LESSOR REPRESENTATIONS

8.1  LESSEE shall not, except with the prior consent of LESSOR, use or suffer or permit the use of the Demised Premises or any part thereof for any purposes other than for executive and general offices and for installation, operation, modification and maintenance of equipment and facilities in connection with LESSEE’S telecommunications business; provided, however, anything in this Lease to the contrary notwithstanding, that (a) the portions of the Demised Premises which are identified as toilets or utility areas shall be used by LESSEE only for the purposes for which they are designed and (b) LESSEE complies with the requirements of Section 8.2 hereof.

8.2  LESSEE shall not use, or suffer or permit the use of, the Demised Premises or any part thereof or any other part of the Premises in any manner or for any purpose or do, bring or keep anything, or suffer or permit anything to be done, brought or kept, therein (including, but not limited to, the installation or operation of any electrical, electronic, communications or other equipment) (a) which would violate any covenant, agreement, term, provision or condition of this Lease or is unlawful or in contravention of the certificate of occupancy for the Building, or is in contravention of any Legal or Insurance Requirement to which the Premises is subject, or (b) which would overload or could cause an overload of the electrical or mechanical systems of the Building or which would exceed the floor load per square foot which the floor was designed to carry and which is allowed by law, or (c) which would interfere with other tenants’ or occupants’ peaceful use and enjoyment of other leased space or common areas of the Premises, or (d) which in the reasonable judgment of the LESSOR may in any way impair or interfere with the proper and economic operation of the electrical, heating, ventilating, air conditioning and other systems of the Building. LESSEE shall not use or suffer or permit the Building or any component thereof to be used in any manner or permit anything to be done therein or anything to be brought into or kept thereon which, in the reasonable judgment of LESSOR, would in any way impair or tend to impair or exceed the design criteria, the structural integrity, character or appearance of the Building, or result in the use of the Building or any component thereof in a manner or for a purpose not intended; nor shall the LESSEE use, or suffer or permit the use of, the Demised Premises or any part thereof in any manner, or do, or suffer or permit the doing of, anything therein or in connection with the LESSEE’S business or advertising which, in the reasonable judgment of the LESSOR, may be prejudicial to the business of LESSOR. Subject to Section 32.5, LESSEE shall not use, suffer or permit the use of the Demised Premises or any part thereof or any other portion of the Premises to be used in any manner or for any purpose do, bring or keep anything therein which would emit sound which is audible in any leasable areas of the Building other than the Demised Premises or which would cause vibrations outside of the Demised Premises.

8.3  LESSEE shall obtain, at its sole cost and expense, all approvals, permits, licenses or authorizations of any nature required in connection with the operation of LESSEE’S business at the Demised Premises and the improvements and alterations to be made by LESSEE at the Premises, including, without limitation, the Tenant Improvement Work. Within five (5) business days after the submission thereof, LESSEE shall provide LESSOR with copies of all applications, plans and other documents submitted to any governmental authority in connection with approvals, permits, licenses and authorizations necessary for any alteration or improvement to the Premises and LESSEE shall notify LESSOR in advance of any hearing or other meeting with any governmental official(s) in connection therewith. LESSOR shall reasonably cooperate with LESSEE, at no cost to LESSOR, in connection with LESSEE’S applications for permits, approvals, licenses and authorizations necessary for the Tenant Improvement Work; provided, however, LESSOR shall not be required to incur any obligation or liability in connection therewith. LESSEE shall promptly furnish LESSOR with a copy of all permits, approvals, authorizations and licenses issued with respect to improvements and alterations to be made by LESSEE.

8.4  (a)  LESSOR represents that as of the date hereof (i) it has no knowledge that any of the common area lobbies, corridors, or bathrooms of the Building or the parking lots and sidewalks on the Land or any of the common Building systems are in violation of any Legal Requirements, (ii) it has no knowledge of any spill, discharge or release of any “hazardous substance” or “hazardous waste” (as those terms are defined in any Environmental Law) at the Premises or that the Premises are in violation of any Environmental Law, and (iii) to the best of its knowledge, the common systems referenced in clause (i) above are in good working condition and the common areas and systems referenced in said clause (i) were constructed in a good and workmanlike manner with good quality materials.

(b)  In the event of any breach of a representation contained in Section 8.4, LESSOR shall, at its sole cost and expense, cure such breach as promptly as practicable, subject to Excusable Delays. Provided LESSOR complies with the provisions of this Section 8.4(b), LESSOR shall have no liability to LESSEE for any breach of a representation set forth in Section 8.4(a) and LESSEE shall have no other remedy with respect to such breach.

ARTICLE 9
LESSOR’S SERVICES

9.1  LESSOR shall furnish to LESSEE only the services set forth in this Lease. All costs and expenses actually incurred by LESSOR in connection with providing said services shall be included in LESSOR’S Operating Expenses.

9.2  Throughout the Term, LESSOR shall supply (i) hot and cold water to any lavatories within or serving the Demised Premises; (ii) passenger elevator service during Building Hours each day (other than during Building Holidays) to each floor of the Demised Premises, with one of the elevators being subject to call during hours other than Building Hours or on Building Holidays; and (iii) snow and ice removal from the parking areas, driveways and sidewalks each day (other than during Building Holidays) within a reasonable time after accumulation thereof. For transportation of equipment or materials in connection with any alterations or improvements undertaken by LESSEE, LESSEE shall, if required by LESSOR, utilize only the elevator designated by LESSOR as a freight elevator.

9.3  (a)  LESSEE shall, at its sole cost and expense and prior to occupying any portion of the Demised Premises for the purpose of conducting business, cause the electricity for the lights and outlets in the Demised Premises and for all heating, ventilating and air-conditioning systems servicing the Demised Premises and for all other equipment and facilities to be installed by LESSEE (including, without limitation, the Equipment) at the Premises to be separately metered, and LESSEE shall contract with, and shall pay all charges for such electricity to, the utility company supplying such electricity. As a supplement to, and not a limitation of, LESSEE’S obligations under the preceding sentence, with respect to any portion of the Demised Premises (whether it be an entire Stage or any other portion of the Demised Premises), LESSEE shall cause such portion of the Demised Premises to be separately metered for electricity in accordance with the preceding sentence on or before the date that LESSEE receives a certificate of occupancy or a temporary certificate of occupancy, as the case may be, for such portion of the Demised Premises.

(b)  INTENTIONALLY OMITTED

(c)  Except as provided in Section 9.6, LESSEE hereby expressly agrees and acknowledges that (i) LESSOR shall not be liable in any way to LESSEE (A) for any loss, damage, failure, defect or change in the quantity or character of electricity furnished to the Demised Premises or any of the systems servicing the Demised Premises or any equipment installed by LESSEE at the Premises, (B) or if such quantity or character of electricity furnished to the Demised Premises or the systems servicing the Demised Premises or any equipment installed by LESSEE at the Premises is no longer available or suitable for LESSEE’S needs, or (C) for any cessation, diminution or interruption of the supply thereof.

9.4  (a)  Except as set forth in Section 9.6, LESSOR shall not be liable to LESSEE for any costs, expenses or damages incurred by LESSEE as a result of any interruption of any utility service to the Premises or any portion thereof. Except as set forth in Section 9.6, any failure to furnish any service hereunder or any interruption of any utility service to the Premises or any part thereof (i) shall not be construed as a constructive eviction or eviction of LESSEE, (ii) shall not excuse LESSEE from failing to perform any of its obligations hereunder and (iii) shall not entitle LESSEE to any abatement or offset against Basic Rent or Additional Rent. LESSEE agrees that upon reasonable prior notice from LESSOR (except that no notice shall be required in the case of emergency) any service to be provided by LESSOR may be stopped and/or interrupted in connection with any inspection, repair, replacement or emergency.

9.5  The parties hereto shall comply with all mandatory and voluntary energy conservation controls and requirements imposed or instituted by the Federal, State or local governments and applicable to office buildings, or as may be required to operate the Building as an office building comparable to equivalent facilities in the Morris County area including, without limitation, controls on the permitted range of temperature settings in office buildings, and requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict or interfere with such controls or requirements shall be suspended for the duration of such controls or requirements. Compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of LESSEE from the Demised Premises and shall not entitle LESSEE to terminate this Lease or to an abatement of any Basic Rent or Additional Rent.

9.6  Notwithstanding anything to the contrary contained in this Lease, if, solely as a result of the negligent acts or willful misconduct of LESSOR or of its employees, agents or contractors, (i) there is a cessation or interruption in the supply of electricity to the Demised Premises or any other utility service to the Demised Premises and (ii) LESSEE is unable to use the Demised Premises or any portion thereof for six (6) or more consecutive business days as a result of such cessation or interruption, then the Basic Rent and the Additional Rent shall be equitably abated during the period from the sixth (6th) consecutive business day to the earlier to occur of (x) the date on which such cessation or interruption ceases or (y) the date on which LESSEE resumes using all or any portion of the Demised Premises for the conduct of business.

ARTICLE 10
COMPLIANCE WITH REQUIREMENTS

10.1  (a)  LESSEE will (i) comply with all Legal and Insurance Requirements applicable to the Demised Premises (including, without limitation, the alterations and improvements therein) and the use thereof or applicable to any alterations or improvements made by LESSEE outside of the Demised Premises and the use of such alterations and improvements, and (ii) maintain and comply with all permits, licenses and other authorizations required by any governmental authority for LESSEE’S use of the Demised Premises (including, without limitation, the alterations and improvements therein) and the alterations and improvements made by LESSEE outside of the Demised Premises and for the proper operation, maintenance and repair of the Demised Premises and such alterations and improvements or any part thereof. LESSOR will join in the application (but at no cost to LESSOR) for any permit or authorization with respect to Legal Requirements if such joinder is necessary.

(b)  Supplementing the provisions of clause (i) of Section 10.1(a), if any structural repairs or replacements are required in connection with such compliance, LESSOR may perform such repairs or replacements for LESSEE’S account, and LESSEE shall reimburse LESSOR, upon demand, for the costs and expenses actually incurred by LESSOR in connection with such repairs or replacements.

10.2  LESSEE shall not do, or permit to be done, anything in or to the Demised Premises or other parts of the Premises, or bring or keep anything therein which will, in any way, increase the cost of fire or public liability insurance on the Premises, or invalidate or conflict with the fire insurance or public liability insurance policies covering the Premises or any personal property kept therein by LESSOR, or obstruct or interfere with the rights of LESSOR or of other tenants, or in any other way injure LESSOR or other tenants, or subject LESSOR to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with the Legal Requirements. Any increase in fire insurance premiums on the Premises or the contents within the Building, or any increase in the premiums of any other insurance carried by LESSOR in connection with the Building or the Premises, caused by the use or occupancy of the Demised Premises or other portions of the Premises by LESSEE and any expense or cost incurred in consequence of the negligence, carelessness or willful action of LESSEE, shall be Additional Rent and paid by LESSEE to LESSOR within thirty (30) days of demand therefore made by LESSOR to LESSEE.

ARTICLE 11
COMPLIANCE WITH ENVIRONMENTAL LAWS

11.1  Supplementing the provisions of Article 10, LESSEE shall comply, at its sole cost and expense, with all Environmental Laws in connection with its use and occupancy of the Demised Premises and in connection with its use of all alterations and improvements made by LESSEE outside of the Demised Premises; provided, however, the provisions of this Article 11 shall not obligate LESSEE to comply with the Environmental Laws if such compliance is required solely as a result of the occurrence of a spill, discharge or other event in or on the Premises prior to the date of this Lease or, with respect to any Stage, the Effective Date of such Stage, or if such spill, discharge or other event was not caused by the act, negligence or omission of LESSEE or LESSEE’S Visitors.

11.2  LESSEE shall deliver promptly to LESSOR a true and complete photocopy of any correspondence, notice, report, sampling, test, finding, declaration, submission, order, complaint, citation or any other instrument, document, agreement and/or information submitted to, or received from, any governmental entity, department or agency in connection with any Environmental Law relating to or affecting LESSEE, LESSEE’S employees, and/or LESSEE’S use and occupancy of the Demised Premises.

11.3  LESSEE shall not cause or permit any “hazardous substance” or “hazardous waste” (as such terms are defined in ISRA) to be brought, kept or stored on or about the Demised Premises, other than (a) normal quantities of office and cleaning supplies which shall be stored, disposed of and otherwise used in accordance with all applicable Legal Requirements, and (b) fuel for electric generator facilities installed pursuant to the terms of this Lease which shall be stored, disposed of and otherwise used in accordance with all applicable Legal Requirements. Subject to the immediately preceding sentence, LESSEE shall not engage in, or permit any other person or entity to engage in, any activity, operation or business on or about the Demised Premises which involves the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of hazardous substances and/or hazardous wastes.

11.4  (a)  If a spill or discharge of a hazardous substance or a hazardous waste occurs on the Premises, LESSEE shall give LESSOR immediate oral and written notice of such spill and/or discharge, setting forth in reasonable detail all relevant facts. In the event such spill or discharge arose out of or in connection with LESSEE’S use and occupancy of the Demised Premises, or in the event such spill or discharge was caused by the act, negligence or omission of LESSEE or LESSEE’S Visitors, then LESSEE shall pay all costs and expenses relating to compliance with the applicable Environmental Laws (including, without limitation, the costs and expenses of the site investigations and of the removal and remediation of such hazardous substance or hazardous wastes).

(b)  Without relieving LESSEE of its obligations under this Lease and without waiving any default by LESSEE under this Lease, LESSOR shall have the right, but not the obligation, to take such action as LESSOR deems necessary or advisable to cleanup, remove, resolve or minimize the impact of or otherwise deal with any spill or discharge of any hazardous substance or hazardous waste. In the event such spill or discharge arose out of or in connection with LESSEE’S use and occupancy of the Demised Premises, or in the event such spill or discharge was caused by the act, negligence or omission of LESSEE or LESSEE’S Visitors, then LESSEE shall pay to LESSOR on demand, as Additional Rent, all costs and expenses actually incurred by LESSOR in connection with any action taken by LESSOR.

11.5  (a)  If LESSEE’S operations at the Demised Premises now or hereafter constitute an “Industrial Establishment” (as defined under ISRA) or are subject to the provisions of any other Environmental Law, then LESSEE agrees to comply, at its sole cost and expense, with all requirements of ISRA and any other applicable Environmental Law to the satisfaction of LESSOR and the governmental entity, department or agency having jurisdiction over such matters (including, but not limited to, performing site investigations and performing any removal and remediation required in connection therewith) in connection with (i) the occurrence of the Termination Date, (ii) any termination of this Lease prior to the Termination Date, (iii) any closure, transfer or consolidation of LESSEE’S operations at the Demised Premises, (iv) any change in the ownership or control of LESSEE, (v) any permitted assignment of this Lease or permitted sublease of all or part of the Demised Premises or (vi) any other action by LESSEE which triggers ISRA or any other Environmental Law.

(b)  In connection with subsection (a) above, if, with respect to ISRA, LESSEE has failed to obtain a negative declaration or to complete an approved clean-up plan or to otherwise comply with the provisions of ISRA prior to the Termination Date, or if, with respect to any other Environmental Law, LESSEE has failed to fully comply with the applicable provisions of such other Environmental Law prior to the Termination Date, LESSEE shall be deemed to be a holdover tenant, shall pay rent at the rate set forth in Section 24.3 and shall continue to diligently pursue compliance with ISRA and/or such other Environmental Law. Upon LESSEE’S full compliance with the provisions of ISRA or of such other Environmental Law, LESSEE shall deliver possession of the Demised Premises to LESSOR in accordance with the provisions of this Lease and such holdover rent shall be adjusted as of said date.

11.6  (a)  In connection with (i) any sale or other disposition of all or part of LESSOR’S interest in the Premises, (ii) any change in the ownership or control of LESSOR, (iii) any condemnation, (iv) any foreclosure or (v) any other action by LESSOR which triggers ISRA or any other Environmental Law, LESSOR shall comply, at its sole cost and expense, with all requirements of ISRA and such other applicable Environmental Law; provided, however, if any site investigation is required as a result of LESSEE’S use and occupancy of the Demised Premises or other parts of the Premises or a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of LESSEE or LESSEE’S Visitors, then LESSEE shall pay all costs associated with said site investigation; in addition, if any removal and remediation is required as a result of a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of LESSEE or LESSEE’S Visitors, then LESSEE shall pay all costs associated with said removal and remediation.

(b)  If, in connection with such compliance, LESSOR requires any affidavits, certifications or other information from LESSEE, LESSEE agrees to cooperate with LESSOR and to deliver to LESSOR without charge all such documents within five (5) business days after LESSEE’S receipt of said request. LESSEE shall not be required to perform any investigations or conduct any tests in connection therewith unless such investigations or tests are required as a result of LESSEE’S use and occupancy of the Demised Premises or other parts of the Premises or a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of LESSEE or LESSEE’S Visitors.

11.7  LESSEE hereby agrees to defend, indemnify and hold LESSOR harmless from and against any and all claims, losses, liability, damages and expenses (including, without limitation, site investigation costs, removal and remediation costs and reasonable attorneys’ fees and disbursements) arising out of or in connection with (i) LESSEE’S use and occupancy of the Demised Premises and other portions of the Premises, (ii) any spill or discharge of a hazardous substance or hazardous waste by LESSEE or LESSEE’S Visitors and/or (iii) LESSEE’S failure to comply with the provisions of this Article 11.

11.8  If LESSOR has given to LESSEE the name and address of any holder of an Underlying Encumbrance, LESSEE agrees to send to said holder a photocopy of those items given to LESSOR pursuant to the provisions of Section 11.2.

11.9 LESSEE’S obligations under this Article 11 shall survive the expiration or earlier termination of this Lease.

ARTICLE 12
DISCHARGE OF LIENS

LESSEE will discharge within fifteen (15) days after receipt of written notice thereof any Lien on the Premises or the

Basic Rent, Additional Rent or any other sums payable under this Lease, caused by or arising out of LESSEE’S acts or LESSEE’S failure to perform any obligation hereunder.

ARTICLE 13
PERMITTED CONTESTS

LESSEE may contest by appropriate proceedings, the amount, validity or application of any Legal Requirement (including controls and requirements with which LESSEE is obligated to comply pursuant to Section 9.5) which LESSEE is obligated to comply with or any Lien which LESSEE is obligated to discharge, provided that (a) such proceedings shall suspend the collection thereof, (b) no part of the Premises or of any Basic Rent or Additional Rent or other sum payable hereunder would be subject to loss, sale or forfeiture during such proceedings, (c) LESSOR would not be subject to any civil or criminal liability for failure to pay or perform, as the case may be, (d) LESSEE shall have furnished such security as may be required in the proceedings or reasonably requested by LESSOR, (e) such proceedings shall not affect the payment of Basic Rent, Additional Rent or any other sum payable to LESSOR hereunder or prevent LESSEE from using the Demised Premises for its intended purposes, and (f) LESSEE shall notify LESSOR of any such proceedings not less than ten (10) days prior to the commencement thereof, and shall describe such proceedings in reasonable detail. LESSEE will conduct all such contests in good faith and with due diligence and will, promptly after the determination of such contest, pay and discharge all amounts which shall be determined to be payable therein.

ARTICLE 14
INSURANCE; INDEMNIFICATION

14.1  LESSEE shall, at LESSEE’S sole cost and expense, except to the extent prohibited by law with respect to worker’s compensation insurance, for the benefit of LESSEE, LESSOR, and any Additional Insured and/or any other additional insured as LESSOR shall from time to time reasonably determine, maintain or cause to be maintained (i) commercial general liability insurance coverage with a limit of not less than Five Million and 00/100 Dollars ($5,000,000.00) per each occurrence (the “CGL”), to include commercial umbrella liability coverage, if necessary [If the CGL contains a general aggregate, it shall apply separately to the Demised Premises. The CGL shall be written on ISO occurrence form CG00011093 or a substitute providing equivalent coverage and shall cover liability arising from the Demised Premises and other portions of the Premises which LESSEE has the right to use, operations, independent contractors, products-completed operations, personal injury, advertising liability, and liability under an insured contract. The commercial umbrella liability coverage shall be consistent with the primary coverage.]; (ii) worker’s compensation insurance covering all persons employed in connection with the construction of any improvements by LESSEE and the operation of its business upon the Demised Premises; and (iii) Special Form (“all risk”) coverage, including, but not limited to, standard fire and extended coverage insurance with vandalism and malicious mischief endorsements, on all personal property of LESSEE and on all improvements and alterations made by LESSEE in or about the Demised Premises or other portions of the Premises (including, without limitation, the Equipment and the Tenant Improvement Work) to the extent of their full replacement value. If, in the reasonable opinion of LESSOR or any mortgagees or ground lessors of the Land and/or the Building taking into account the practices of landlords of similar buildings in the area of the Building, the foregoing coverages and/or limits shall become inadequate or less than that commonly maintained by prudent tenants making similar uses in similar buildings in the area, LESSOR shall have the right to require LESSEE to increase its insurance coverage and/or limits. All such insurance shall, to the extent permitted by law, name any mortgagees and ground lessors of the Land and the Building and their successors and assigns (the “Additional Insureds”) and LESSOR, as additional insureds and shall be written by an insurance carrier authorized to do business in the State of New Jersey and that is rated at least A+ XII by A.M. Best Company, Oldwick, New Jersey.

14.2  Prior to the date of this Lease, LESSEE shall deliver to LESSOR a certificate of each policy required under this Lease, which certificate shall be in a form reasonably satisfactory to LESSOR and shall, at a minimum: (i) specify the additional insured status of LESSOR and of the Additional Insureds, (ii) evidence the waiver of subrogation required pursuant to Section 14.3, and (iii) provide that said policy shall not be reduced in amount (or otherwise materially changed) or canceled or lapse without providing to LESSOR at the address specified in Article 26 of this Lease at least thirty (30) days’ written notice of such reduction (or other material change), cancellation, or lapse. LESSEE agrees to provide to LESSOR timely renewal certificates as the coverage renews. Notwithstanding anything herein to the contrary, all policies required to be effected by LESSEE under this Lease shall be maintained in force from and after the date hereof and throughout the Term.

14.3  LESSOR and LESSEE waive all rights of recovery against each other and the Additional Insureds for any loss, damages, or injury of any nature whatsoever to property for which the waiving party is required to be insured. In addition, LESSOR and LESSEE shall each maintain in effect in each insurance policy required under this Lease that relates to property damage a waiver of subrogation in favor of the other party and the Additional Insureds from its then-current insurance carriers and shall upon written request of the other party (made not more frequently than two (2) times each calendar year) furnish evidence of such currently effective waiver which shall be in customary form.

14.4  (a)  Each insurance policy required to be maintained by LESSEE under this Lease shall state that, with respect to the interest of LESSOR and of the Additional Insureds, the insurance maintained pursuant to each such policy shall not be invalidated by any action or inaction of LESSEE and shall insure LESSOR and the Additional Insureds regardless of any breach or violation of any warranties, declarations, conditions, or exclusions by LESSEE.

(b)  Each insurance policy required to be maintained by LESSEE under this Lease shall state that all provisions of each such insurance policy, except for the limits of liability, shall operate in the same manner as if a separate policy had been issued to each person or entity insured thereunder.

(c)  Each insurance policy required to be maintained by LESSEE under this Lease shall state that the insurance provided thereunder is primary insurance without any right of contribution from any other insurance which may be carried by or for the benefit of LESSOR or the Additional Insureds.

(d)  Each insurance policy required to be maintained by LESSEE under this Lease shall recognize the indemnification set forth in Section 14.6.

14.5  LESSOR shall maintain or cause to be maintained: (i) commercial general public liability insurance in respect of the Building and the conduct and operation of its business therein, with combined base and umbrella coverage limits of not less than Ten Million and 00/100 Dollars ($10,000,000.00) for bodily injury or death and property damage in any one occurrence, including water damage and sprinkler leakage legal liability; and (ii) fire and extended coverage insurance with commercially reasonable deductibles (including, without limitation, rent insurance) in respect of the Building (except for the property LESSEE is required to cover with insurance under Section 14.1 and similar property of other tenants and occupants in the Building) for the benefit of LESSOR and the Additional Insureds, as their interests may appear. The fire and extended coverage insurance with respect to the Building shall be in the amount of full replacement value. LESSOR shall have the right to provide any insurance maintained or caused to be maintained by it under blanket policies provided that such policies shall in all other respects comply with the requirements of this Section 14.5. LESSOR shall also have the right, but not the obligation, to maintain such other insurance applicable to the Premises as LESSOR shall in good faith determine. The cost of the insurance maintained by LESSOR under this Section shall be included in LESSOR’S Operating Expenses.

14.6  LESSEE hereby indemnifies, and shall pay, protect and hold LESSOR harmless from and against all liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and expenses) and judgments of any nature, (except to the extent LESSOR is compensated by insurance maintained by LESSOR or LESSEE hereunder and except for such of the foregoing as arise from the negligence, recklessness or willful misconduct of LESSOR, its agents, servants or employees) arising, or alleged to arise, from or in connection with, (i) any injury to, or the death of, any person or loss or damage to property occurring in or about the Demised Premises, (ii) any injury to, or the death of, any person or loss or damage to property caused by, or alleged to be caused by, the negligence, recklessness or willful misconduct of LESSEE or LESSEE’S Visitors, or (iii) any breach or default by LESSEE in the performance of its obligations under this Lease. LESSEE will resist and defend any action, suit or proceeding brought against LESSOR by reason of any such occurrence by independent counsel selected by LESSEE, which is reasonably acceptable to LESSOR. The obligations of LESSEE under this Section 14.6 shall survive any termination of this Lease.

14.7  LESSOR hereby indemnifies, and shall pay, protect and hold LESSEE harmless from and against all liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and expenses) and judgments of any nature (except to the extent LESSEE is compensated by insurance maintained by LESSEE or

LESSOR hereunder and except for such of the foregoing as arise from the negligence, recklessness or willful misconduct of LESSEE, its agents, servants or employees) arising, or alleged to arise, from or in connection with, (i) any injury to, or the death of, any person or loss or damage to property caused by, or alleged to be caused by, the negligence, recklessness or willful misconduct of LESSOR or LESSOR’S agents, employees or contractors, or (ii) any breach or default by LESSOR in the performance of its obligations under this Lease. LESSOR will resist and defend any action, suit or proceeding brought against LESSEE by reason of any such occurrence by independent counsel selected by LESSOR, which is reasonably acceptable to LESSEE. The obligations of LESSOR under this Section 14.7 shall survive any termination of this Lease.

ARTICLE 15
ESTOPPEL CERTIFICATES

15.1  At any time and from time to time, upon not less than fifteen (15) days’ prior notice by LESSOR, LESSEE shall execute, acknowledge and deliver to LESSOR a statement (or, if LESSEE is a corporation, an authorized officer of LESSEE shall execute, acknowledge and deliver to LESSOR a statement) certifying the following: (i) the Commencement Date and the Effective Date for any Stage, (ii) the Termination Date, (iii) the date(s) of any amendment(s) and/or modification(s) to this Lease, (iv) that this Lease was properly executed and is in full force and effect without amendment or modification, or, alternatively, that this Lease and all amendments and/or modifications thereto have been properly executed and are in full force and effect, (v) the current annual Basic Rent, the current monthly installments of Basic Rent and the date on which LESSEE’S obligation to pay Basic Rent commenced, (vi) the current monthly installment of Additional Rent for Taxes, LESSOR’S Operating Expenses and Utility Costs, (vii) the date to which Basic Rent and Additional Rent have been paid, (viii) the amount of the security deposit, if any, (ix) that all work to be done to the Demised Premises by LESSOR has been completed in accordance with this Lease and have been accepted by LESSEE, except as specifically provided in the estoppel certificate, (x) that no installment of Basic Rent or Additional Rent has been paid more than thirty (30) days in advance, (xi) that LESSEE is not in arrears in the payment of any Basic Rent or Additional Rent, (xii) that, to the best of LESSEE’S knowledge, neither party to this Lease is in default in the keeping, observance or performance of any covenant, agreement, provision or condition contained in this Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would result in a default by either party, except as specifically provided in the estoppel certificate, (xiii) that, to the best of LESSEE’S knowledge, LESSEE has no existing defenses, offsets, liens, claims or credits against the Basic Rent or Additional Rent or against enforcement of this Lease by LESSOR, (xiv) that LESSEE has not been granted any options or rights of first refusal to extend the Term, to lease additional space, to terminate this Lease before the Termination Date or to purchase the Premises, except as specifically provided in this Lease, (xv) that LESSEE has not received any notice of violation of Legal Requirements or Insurance Requirements relating to the Premises or to the Demised Premises, (xvi) that LESSEE has not assigned this Lease or sublet all or any portion of the Demised Premises, (xvii) that no “hazardous substances” or “hazardous wastes” have been generated, manufactured, refined, transported, treated, stored, handled, disposed or spilled on or about the Demised Premises and (xviii) such other commercially reasonable matters as the person or entity requesting the Certificate may request. LESSEE hereby acknowledges and agrees that such statement may be relied upon by any mortgagee, or any prospective purchaser, lessee, sublessee, mortgagee or assignee of any mortgage, of the Premises or any part thereof. Prior to submitting any such statement to LESSEE for LESSEE’S execution, LESSOR shall insert in the statement, if applicable with respect to such statement and to the extent known by LESSOR, Basic Rent and Additional Rent information, LESSEE’S Proportionate Share, the Commencement Date, the Termination Date, the Effective Dates for any Stages, the dates of any amendments or modifications of the Lease, and the amount of the security deposit.

15.2    If LESSEE shall fail or otherwise refuse to execute an estoppel certificate in accordance with Section 15.1, then and upon such event, LESSEE shall be deemed to have executed and delivered the required certificate.

ARTICLE 16
ASSIGNMENT AND SUBLETTING

16.1  Except as otherwise expressly provided in this Article 16, LESSEE shall not sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of any interest in this Lease or the Demised Premises or the other portions of the Premises that LESSEE has the right to use, by operation of law or otherwise, without the prior written consent of LESSOR. Any consent granted by LESSOR in any instance shall not be construed to constitute a consent with respect to any other instance or request. If the Demised Premises or any part thereof should be sublet, used, or occupied by anyone other than LESSEE, or if this Lease should be assigned by LESSEE, LESSOR shall have the right to collect rent from the assignee, subtenant, user or occupant, but no such assignment, subletting, use, occupancy or collection shall be deemed a waiver of any of LESSOR’S rights under the provisions of this Section 16.1, a waiver of any of LESSEE’S covenants contained in this Article 16, the acceptance of the assignee, subtenant, user or occupant as tenant, or a release of LESSEE from further performance by LESSEE of LESSEE’S obligations under the Lease.

16.2  If LESSEE shall desire to sublet the Demised Premises or to assign this Lease, it shall first submit to LESSOR a written notice (“LESSEE’S Notice”) setting forth in reasonable detail:

(a)  the name and address of the proposed sublessee or assignee;

(b)  the terms and conditions of the proposed subletting or assignment (including the proposed commencement date of the sublease or the effective date of the assignment, which shall be at least thirty (30) days after LESSEE’S Notice is given);

(c)  the nature and character of the business of the proposed sublessee or assignee; and

(d)  banking, financial, and other credit information relating to the proposed sublessee or assignee, in reasonably sufficient detail, to enable LESSOR to determine the proposed sublessee’s or assignee’s financial responsibility.

16.3  Within fifteen (15) days after LESSOR’S receipt of LESSEE’S Notice, LESSOR agrees that it shall notify LESSEE whether LESSOR (i) consents to the proposed sublet or assignment, (ii) does not consent to the proposed sublet or assignment, or (iii) elects to exercise its recapture right, as described in Section 16.5. In the event LESSOR does not elect to exercise its recapture right, then LESSOR agrees not to unreasonably withhold its consent to the proposed sublet or assignment. In the event LESSOR does not consent to the proposed sublet or assignment and does not exercise any recapture right that may be applicable, LESSOR shall provide LESSEE with a statement setting forth the reasons for withholding consent to the applicable sublease or assignment.

16.4  In addition to the foregoing requirements,

(a)  no assignment or sublease shall be permitted if, at the effective date of such assignment or sublease, an Event of Default is occurring; and

(b)  no assignment or sublease shall be permitted unless LESSEE agrees, at the time of the proposed assignment or sublease and in LESSEE’S Notice, to pay to LESSOR, immediately upon receipt thereof, fifty percent (50%) of all Net Rental Proceeds, of whatever nature, payable by the prospective assignee or sublessee to LESSEE pursuant to such assignment or sublease.

16.5  (a)  If any LESSEE’S Notice relates to a proposed assignment of this Lease or a sublease of all or substantially all of the Demised Premises (“substantially all of the Demised Premises”, for the purposes of this Section, meaning ninety percent (90%) or more of the Demised Premises) or a sublease of any portion of the Demised Premises for all or substantially all of the remainder of the then current Term (“substantially all of the remainder of the then current Term”, for the purposes of this Section, meaning ninety percent (90%) or more of the remaining days in the then current Term), LESSOR shall have the right, to be exercised by giving written notice (the “Recapture Notice”) to LESSEE within thirty (30) days after receipt of LESSEE’S Notice, to recapture the space described in LESSEE’S Notice (the “Recapture Space”). The Recapture Notice shall cancel and terminate this Lease with respect to the Recapture Space as of the date stated in LESSEE’S Notice for the commencement of the proposed assignment or sublease as fully and completely as if that date had been herein definitively fixed as the Termination Date, and LESSEE shall surrender possession of the Recapture Space as of such date. Thereafter, the Basic Rent and Additional Rent shall be equitably adjusted based upon the square footage of the Demised Premises then remaining, after deducting the square footage attributable to the Recapture Space.

(b)  In the event LESSOR elects to exercise its recapture right and the Recaptured Space is less than the entire Demised Premises, then LESSOR, at its sole expense, shall have the right to make any alterations to the Demised Premises required, in LESSOR’S reasonable judgment, to make such Recaptured Space a self-contained rental unit. LESSOR agrees to perform all such work, if any, with as little inconvenience to LESSEE’S business as is reasonably possible; provided, however, LESSOR shall not be required to perform such work after normal business hours or on weekends; and provided further, LESSOR shall not be deemed guilty of an eviction, partial eviction, constructive eviction or disturbance of LESSEE’S use or possession of the Demised Premises, and shall not be liable to LESSEE for same.

16.6  In addition to the foregoing requirements, any sublease must contain the following provisions:

(a)  the sublease shall be subject and subordinate to all of the terms and conditions of this Lease;

(b)  at LESSOR’S option, in the event of cancellation or termination of this Lease for any reason or the surrender of this Lease, whether voluntarily, involuntarily, or by operation of law, prior to the expiration of such sublease, including extensions and renewals of such sublease, the subtenant shall make full and complete attornment to LESSOR for the balance of the term of the sublease. The attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to LESSOR which the subtenant shall execute and deliver at any time within fifteen (15) days after request by LESSOR or its successors and assigns;

(c)  the term of the sublease shall not extend beyond a date which is one day prior to the Termination Date;

(d)  no subtenant shall be permitted to further sublet all or any portion of the subleased space or to assign its sublease without LESSOR’S prior written consent; and

(e)  the subtenant shall waive the provisions of any law now or subsequently in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession of the space subleased in the event that any proceeding is brought by LESSOR to terminate this Lease.

16.7  (a)  Each of the following events shall be deemed to constitute an assignment of this Lease and each shall require the prior written consent of LESSOR:

(i)  any assignment or transfer of this Lease by operation of law; or

(ii)  any hypothecation, pledge, or collateral assignment of this Lease; or

(iii)  any involuntary assignment or transfer of this Lease in connection with bankruptcy, insolvency, receivership, or similar proceeding; or

(iv)  any assignment, transfer, disposition, sale or acquisition of a controlling interest in LESSEE to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions; or

(v)  any issuance of an interest or interests in LESSEE (whether stock, membership or partnership interests, or otherwise) to any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, which results in such person, entity, or group holding a controlling interest in LESSEE. For purposes of the immediately foregoing, a “controlling interest” of LESSEE shall mean 50% or more of the aggregate issued and outstanding equitable interests (whether stock, partnership interests, membership interests or otherwise) of LESSEE.

(b)  (i)  Notwithstanding anything to the contrary contained in this Lease, LESSEE may, without LESSOR’S prior consent, but upon not less than five (5) days’ prior notice to LESSOR, assign this Lease to, or sublet all or part of the Demised Premises to, any corporation or other business entity which controls, is controlled by, or is under common control with LESSEE (herein referred to as a “related corporation”), subject, however, to compliance with LESSEE’S obligations under this Lease, provided that (x) such related corporation’s use is consistent with the uses permitted under this Lease, and (y) prior to such assignment or subletting, LESSEE furnishes LESSOR with the name of any such related corporation and a written certification from a duly authorized officer of LESSEE certifying to LESSOR that such assignee or subtenant is a related corporation of LESSEE. From time to time during such assignment or subletting, upon written request by LESSOR, a duly authorized officer of LESSEE shall certify in writing to LESSOR, and shall substantiate by reasonable evidence, that such assignee or subtenant continues to be a related corporation of LESSEE. LESSEE hereby acknowledges and agrees that an assignment of this Lease shall be deemed to have occurred at such time as such assignee or subtenant ceases to be a related corporation of LESSEE, and that such assignment shall be subject to all the provisions of this Article 16 (including, without limitation, the obligation to obtain LESSOR’S prior written consent). Any assignment or subletting by a related corporation of LESSEE shall not be deemed to relieve, release, impair or discharge any of LESSEE’S obligations hereunder. For the purposes hereof, “control” shall be deemed to mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other business entity, through the ownership of voting securities, by contract, or otherwise.

(ii)  Notwithstanding anything to the contrary contained in this Lease, LESSEE may, without LESSOR’S prior consent assign this Lease and the leasehold estate hereby created to a successor corporation of LESSEE (as hereinafter defined), provided LESSEE gives LESSOR notice of such assignment prior to or within five (5) days after the occurrence thereof. A “successor corporation,” as used in this subsection, shall mean (x) a corporation or other business entity which is the surviving entity resulting from a merger or consolidation with, or other reorganization of, LESSEE, its successors or assigns, completed in accordance with applicable statutory provisions for the merger, consolidation or reorganization, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, or reorganization the liabilities of the corporations or other business entities participating in such merger, consolidation or reorganization are assumed by the corporation or other business entity surviving such merger, consolidation or reorganization, or (y) a corporation or other business entity acquiring all or substantially all of the assets of LESSEE, including the leasehold estate created by this Lease, and assuming the obligations of LESSEE under this Lease, or (z) a corporation or other business entity acquiring all or substantially all of the outstanding stock or other ownership interest of LESSEE and assuming the obligations of LESSEE under this Lease; provided that such merger, consolidation, reorganization or acquisition, whichever the case may be, is not principally for the purpose of transferring the leasehold estate created hereby. If LESSOR reasonably determines that, after giving effect to any such merger, consolidation, reorganization or acquisition, whichever the case may be, the corporation or other business entity surviving such merger or created by such consolidation or reorganization, or acquiring such assets or such stock, as the case may be, is less creditworthy than LESSEE because such corporation’s or other entity’s net worth is less than that of LESSEE immediately prior to the merger, consolidation, reorganization or acquisition or based on any other reasonable criteria, then LESSOR shall have the right to require that the security under Article 28 be immediately restored to two million eight hundred thousand dollars ($2,800,000.00) and that the security remain at that amount for the balance of the Term notwithstanding anything to the contrary contained in Article 28.

(iii)  All provisions of this Article 16 shall be applicable to any assignment or sublease pursuant to this Section 16.7(b) other than the provisions of Sections 16.1, 16.2, 16.3, 16.4(b), 16.5 and 16.11.

16.8  It is a further condition to the effectiveness of any assignment otherwise complying with this Article 16 that the assignee execute, acknowledge, and deliver to LESSOR an agreement in form and substance reasonably satisfactory to LESSOR whereby the assignee assumes all of the obligations of LESSEE under this Lease and agrees that the provisions of this Article 16 shall continue to be binding upon it with respect to all future assignments and deemed assignments of this Lease.

16.9  No assignment of this Lease nor any sublease of all or any portion of the Demised Premises shall release or discharge LESSEE from any liability, whether past, present, or future, under this Lease and LESSEE shall continue to remain primarily liable under this Lease.

16.10  LESSEE shall be responsible for obtaining all permits and approvals required by any governmental or quasi-governmental agency in connection with any assignment of this Lease or any subletting of the Demised Premises, and LESSEE shall deliver copies of these documents to LESSOR prior to the commencement of any work, if work is to be done. LESSEE is also responsible for and is required to reimburse LESSOR for all reasonable fees, costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, which LESSOR incurs in reviewing any proposed assignment of this Lease, any proposed sublease of the Demised Premises, and any permits, approvals, and applications for construction within the Demised Premises.

16.11  If LESSOR consents to any proposed assignment or sublease and LESSEE fails to consummate the assignment or sublease to which LESSOR consented within one hundred twenty (120) days after the giving of such consent, LESSEE shall be required again to comply with all of the provisions and conditions of this Article 16 before assigning this Lease or subletting the Demised Premises. If LESSEE consummates the assignment or sublease to which LESSOR consented within said one hundred twenty (120) day period, LESSEE agrees that it shall deliver to LESSOR a fully executed, duplicate original counterpart of the assignment or sublease agreement within ten (10) days of the date of execution of such item.

16.12  LESSEE agrees that under no circumstances shall LESSOR be liable in damages or subject to liability by reason of LESSOR’S failure or refusal to grant its consent to any proposed assignment of this Lease or subletting of the Demised Premises.

16.13  If LESSOR withholds its consent of any proposed assignment or sublease, LESSEE shall defend, indemnify, and hold LESSOR harmless from and reimburse LESSOR for all liability, damages, costs, fees, expenses, penalties, and charges (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of any claims that may be made against LESSOR by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

16.14  LESSOR acknowledges that in connection with LESSEE’S telecommunications business, LESSEE may enter into agreements with third parties whereby such third parties locate telecommunications and/or computer equipment within the Demised Premises for the purpose of LESSEE operating such equipment on behalf of such third parties. LESSOR acknowledges further that such agreements with third parties shall not constitute an assignment of this Lease or a sublease of the Demised Premises or a transfer or other disposition of any interest in this Lease or the Demised Premises which would require LESSOR’S consent pursuant to this Article 16. LESSOR shall not be entitled to any of the consideration paid by such third parties to LESSEE pursuant to such agreements.

16.15  (a)  Notwithstanding anything to the contrary contained in this Lease, in the event that this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to LESSOR, shall be and remain the exclusive property of LESSOR and shall not constitute property of LESSEE or of the estate of LESSEE within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting LESSOR’S property under the preceding sentence not paid or delivered to LESSOR shall be held in trust for the benefit of LESSOR and be promptly paid to or turned over to LESSOR.

(b)  If LESSEE proposes to assign this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to LESSEE, then notice of such proposed assignment setting forth (i) the name and address of such person or entity, (ii) all of the terms and conditions of such offer and (iii) the adequate assurance to be provided by LESSEE to assure such person’s or entity’s future performance under this Lease, including, without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code, or any such successor or substitute legislation or rule thereto, shall be given to LESSOR by LESSEE no later than twenty (20) days after receipt by LESSEE, but in any event no later than ten (10) days prior to the date that LESSEE shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption; for the purposes of clause (iii) of this sentence, the phrase “adequate assurance” shall mean the deposit of cash security in an amount equal to the Basic Rent and Additional Rent payable under this Lease for the next succeeding twelve (12) months (which annual Additional Rent shall be reasonably estimated by LESSOR). LESSOR shall thereupon have the prior right and option, to be exercised by notice to LESSEE given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person for the assignment of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to LESSOR an instrument confirming such assumption.

16.16  (a)  Provided no Event of Default is occurring and subject to the prior written consent of both LESSOR (which consent shall not be unreasonably withheld, conditioned or delayed) and the holder of any Underlying Encumbrance (which consent may be granted or denied in such holder’s sole discretion), LESSEE shall have the right to mortgage its interest in this Lease subject to and in accordance with the terms of this Section 16.16. Not less than sixty (60) days prior to the anticipated date of the making of any such mortgage, LESSEE shall request LESSOR’S approval therefor and shall provide LESSOR with (i) the name and address of the proposed mortgagee; (ii) a detailed description of the terms and conditions of the proposed mortgage transaction; and (iii) financial and credit information relating to the proposed mortgagee. Any such leasehold mortgage shall be subject and subordinate to all of the terms and conditions of this Lease.

No such leasehold mortgage or any renewal thereof shall extend to or affect the interest and estate of LESSOR in and to the Premises or any part thereof. With respect to any such leasehold mortgage, the leasehold mortgagee shall be any of the following types of entities: a commercial bank, savings institution, trust company or a national banking association.

(b)  No leasehold mortgage shall be valid or of any force or effect unless and until LESSOR shall have received a photostatic copy of the original of each instrument creating and affecting such mortgage, and unless the leasehold mortgage shall contain the following provisions:

(i)  “This mortgage is executed upon the condition that no purchaser at any foreclosure sale shall acquire any right, title or interest in or to the Lease hereby mortgaged, unless the said purchaser, or the person, firm or corporation to whom or to which such purchaser’s right has been assigned, shall, in the instrument transferring to such purchaser or to such assignee LESSEE’S interest under the said Lease, assume and agree to perform all of the terms, covenants and conditions of said Lease to be observed or performed on the part of LESSEE, and moreover, that no further or additional mortgage or assignment of said Lease shall be made, except subject to the provisions contained in Article 16 of said Lease, and that a duplicate original of said assumption agreement, in form reasonably satisfactory to LESSOR’S counsel and duly executed and acknowledged by such purchaser or such assignee, is delivered to LESSOR immediately after the consummation of such sale, or, in any event, prior to taking possession of the Demised Premises.”

(ii)  “The mortgagee waives all right and option to retain and apply the proceeds of any insurance or the proceeds of any condemnation award toward payment of the sum secured by the mortgage to the extent such proceeds are payable to LESSOR or are required to be used for the repair or restoration of the mortgaged premises in accordance with the provisions of the Lease hereby mortgaged.”

(iii)  “This mortgage and all rights of the mortgagee hereunder are, without the necessity for the execution of any further documents, subject and subordinate to any mortgage which may now or at any time hereafter affect all or any portion of the Premises or LESSOR’S interest therein and to all ground leases which may now or at any time hereafter affect all or any portion of the Premises. Nevertheless, the holder of this mortgage agrees from time to time upon request and without charge, to execute, acknowledge and deliver any instruments requested by LESSOR under the Lease hereby mortgaged to evidence the foregoing subordination.”

(c)  The rights granted under this Section 16.16 are personal to Exodus Communications, Inc. and may not be assigned separately from this Lease or in connection with any assignment of this Lease.

ARTICLE 17
CASUALTY

17.1  If there is any damage to or destruction of the Demised Premises, LESSEE shall promptly give notice thereof to LESSOR, describing the nature and extent thereof.

17.2  If the Demised Premises are damaged, but no portion thereof is rendered unusable for LESSEE’S business, and this Lease is not terminated pursuant to Section 17.4, 17.5 or 17.6 hereof, LESSOR shall, at its own expense and not as a LESSOR’S Operating Expense, cause Restoration to be completed as soon as reasonably practicable but in no event later than ninety (90) days from the occurrence, subject to any Excusable Delays, and the Basic Rent and Additional Rent shall not abate.

17.3  If the Demised Premises are damaged or destroyed and are rendered partially or wholly unusable for LESSEE’S business, and this Lease is not terminated pursuant to Section 17.4, 17.5 or 17.6 hereof, LESSOR shall, at its own expense and not as a LESSOR’S Operating Expense, cause Restoration to be completed as soon as reasonably practicable but in no event later than two hundred seventy (270) days from the occurrence, subject to any Excusable Delays, and the Basic Rent and Additional Rent shall be equitably abated until the completion of Restoration of the Demised Premises based upon the portion of the Demised Premises which is unusable for the conduct of LESSEE’S business and which requires Restoration. LESSOR shall reasonably cooperate with LESSEE during any such Restoration so that LESSEE may simultaneously restore alterations and improvements which were made by LESSEE; provided, however, LESSOR shall not be required to delay any Restoration or to otherwise permit any interference with Restoration as part of such cooperation. If at any time LESSOR reasonably determines that LESSEE’S restoration of alterations and improvements is interfering with Restoration, LESSOR shall have the right to require LESSEE to cease performing its restoration until such time as resumption of restoration work by LESSEE will not interfere with LESSOR’S Restoration.

17.4  If, in the sole opinion of LESSOR, the Building is damaged or destroyed and the total cost of Restoration shall amount to forty percent (40%) or more of the full insurable value of the Building (not including any value attributable to improvements or alterations made by LESSEE), LESSOR, in lieu of Restoration, may elect to terminate this Lease, provided that notice of such termination shall be sent to LESSEE within sixty (60) days after the occurrence of such casualty. If LESSOR exercises its right to terminate this Lease, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of the date of such damage or destruction.

17.5  (a)  If any part of the Demised Premises or other portions of the Building are damaged or destroyed, LESSOR shall, within forty five (45) days of the occurrence of such casualty, furnish LESSEE with a reasonable estimate (the “Estimate”) from an independent architect selected by LESSOR of the amount of time required to complete Restoration to the Demised Premises and to the entire Building.

(b)  If any part of the Building is damaged or destroyed and the Estimate provides that more than two hundred seventy (270) days are necessary to complete Restoration of the Building, or if during the final year of the Term the Demised Premises are damaged or destroyed and rendered partially or wholly unusable for LESSEE’S business, LESSOR may elect to terminate this Lease provided notice of such termination shall be sent to LESSEE within sixty (60) days after the occurrence of such casualty. If LESSOR exercises its right to terminate this Lease, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of the date of such damage or destruction.

(c)  If the Demised Premises is damaged or destroyed and rendered partially or wholly unusable for LESSEE’S business and the Estimate provides that more than two hundred seventy (270) days are necessary to complete Restoration to the Demised Premises, or if during the final year of the Term the Demised Premises are damaged or destroyed and rendered partially or wholly unusable for LESSEE’S business, LESSEE may elect to terminate this Lease provided notice of such termination shall be sent to LESSOR, in the case of a termination based on an Estimate of more than 270 days, within fifteen (15) days after LESSEE’S receipt of the Estimate or, in the case of a termination due to a casualty occurring during the final year of the Term, within sixty (60) days after the date of the casualty. IF LESSEE exercises its right to terminate this Lease, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of the date of such damage or destruction.

(e)  If LESSOR undertakes Restoration of the Demised Premises in accordance with the terms hereof and such Restoration of the Demised Premises is not substantially completed within two hundred seventy (270) days after the date of the casualty (or as of such later date as is reasonably necessary due to Excusable Delays), then, subject to the terms hereof, LESSEE shall have the right to terminate this Lease by notice given to LESSOR within thirty (30) days after the expiration of such two hundred seventy (270) day period (or any extension thereof, as the case may be). LESSEE’S notice shall specify a date for the termination of this Lease, which date shall not be more than ninety (90) days nor less than sixty (60) days after the date of the giving by LESSEE of the notice. If Restoration of the Demised Premises is substantially completed on or before the termination date specified in LESSEE’S notice, LESSEE’S right to terminate this Lease shall be deemed null and void and this Lease shall remain in full force and effect. If Restoration of the Demised Premises is not substantially completed on or before the date specified in LESSEE’S notice for termination of this Lease, then, as of such date, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of such date. Upon request from LESSEE from time to time during any Restoration, LESSOR shall notify LESSEE of any Excusable Delays.

17.6  (a)  LESSOR shall not be required to expend for Restoration an amount in excess of the Net Award received by it. In the event such amount is not adequate or the holder of an Underlying Encumbrance elects to retain the Net Award, LESSOR shall have the right to terminate this Lease provided notice of such termination shall be sent to LESSEE within sixty (60) days after the amount of such Net Award is ascertained, or after the date on which the holder of the Underlying Encumbrance notifies LESSOR that it has elected to retain the Net Award, whichever the case may be. If LESSOR exercises its right to terminate this Lease, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of the date of such damage or destruction. LESSOR agrees to request that the holder of any Underlying Encumbrance consent to the use of any Net Award for Restoration.

(b)  Notwithstanding anything to the contrary contained herein, provided no Event of Default is occurring and provided further that LESSEE complies with all of the provisions of this Section 17.6(b), LESSEE may prevent LESSOR from terminating this Lease pursuant to Section 17.6(a) (or render any termination notice given by LESSOR pursuant to such Section of no effect) by agreeing in writing in form satisfactory to LESSOR, within fifteen (15) days after LESSEE’S receipt of LESSOR’S termination notice, to pay LESSOR an amount equal to all costs and expenses incurred by LESSOR for or in connection with Restoration of the Building (such costs and expenses being called “Restoration Costs”) (Restoration Costs shall include, without limitation, architectural and engineering fees, labor and material costs, permit and inspection fees and general conditions costs), less the amount of any Net Award which LESSOR actually receives and is permitted to use for Restoration purposes (such amount being called the “Excess Costs”). If LESSEE exercises such right, then, within ten (10) days after demand from LESSOR, LESSEE shall pay to LESSOR, prior to commencement of Restoration, LESSOR’S estimate of the Excess Costs. In the event that at any time during or after Restoration, LESSOR determines or estimates that amounts previously paid by LESSEE are insufficient to cover all Excess Costs, then, within ten (10) days after demand from LESSOR, LESSEE shall pay to LESSOR such additional amounts as LESSOR deems necessary. If LESSEE exercises its rights pursuant to this Section, then upon completion of Restoration of the Building, LESSOR shall promptly pay to LESSEE the amount, if any, by which the sum of all amounts paid by LESSEE to LESSOR pursuant to this Section 17.6(b) plus any Net Award which LESSOR actually receives and is permitted to use for Restoration purposes exceeds the total actual Restoration Costs. Within ten (10) days after request from LESSOR, LESSEE shall provide LESSOR, as security for LESSEE’S obligations hereunder, with an irrevocable unconditional letter of credit issued by a commercial bank having an office within the New York City/New Jersey metropolitan area (which bank shall have a rating of A or better by Standard & Poor’s or any successor thereto); said letter of credit shall be for the benefit of LESSOR, shall contain terms and conditions reasonably satisfactory to LESSOR and shall have a face amount equal to twenty percent (20%) of LESSOR’S estimate of Excess Costs. Should LESSEE fail to pay any amount due pursuant to this Section 17.6(b) on or before the due date thereof, then, in addition to all other remedies available to LESSOR, LESSOR shall have the right to draw upon the letter of credit to satisfy such payment obligation and to cover any loss or damage sustained by LESSOR as a result of LESSEE’S failure to pay any amount when due.

ARTICLE 18
CONDEMNATION

18.1  LESSEE hereby irrevocably assigns to LESSOR any award or payment to which LESSEE becomes entitled by reason of any Taking of all or any part of the Demised Premises or other parts of the Premises, whether the same shall be paid or payable in respect of LESSEE’S leasehold interest hereunder or otherwise, except that LESSEE shall be entitled to any award or payment for the Taking of LESSEE’S trade fixtures or personal property or for loss of business, relocation or moving expenses provided the amount of the Net Award payable to LESSOR with respect to the fee interest is not diminished. All amounts payable pursuant to any agreement with any condemning authority which have been made in settlement of or under threat of any condemnation or other eminent domain proceeding shall be deemed to be an award made in such proceeding. LESSEE agrees that this Lease shall control the rights of LESSOR and LESSEE in any Net Award and any contrary provision of any present or future law is hereby waived.

18.2  In the event of a Taking of the whole of the Demised Premises, then the Term shall cease and terminate as of the date when possession is taken by the condemning authority and all Basic Rent and Additional Rent shall be paid up to that date.

18.3  In the event of a Taking of twenty percent (20%) or more of the Demised Premises, then, if LESSEE shall determine in good faith and certify to LESSOR that because of such Taking, continuance of its business at the Demised Premises would be uneconomical, LESSEE may, at any time either prior to or within a period of sixty (60) days after the date when possession of such Demised Premises shall be required by the condemning authority, elect to terminate this Lease. In the event that LESSEE shall fail to exercise any such option to terminate this Lease, or in the event of a Taking of the Demised Premises under circumstances under which LESSEE will have no such option, then, and in either of such events, LESSOR shall, subject to the provisions of Section 18.4, cause Restoration to be completed as soon as reasonably practicable, but in no case later than one hundred eighty (180) days after the date the condemning authority takes possession of such portion of the Demised Premises, subject to any Excusable Delays, and the Basic Rent and Additional Rent thereafter payable during the Term shall be equitably prorated based upon the square foot area of the Demised Premises actually taken.

18.4  If (a) the Net Award is inadequate to complete Restoration of the Demised Premises, or (b) in the case of a Taking of thirty (30%) percent or more of the Demised Premises, LESSEE has not elected to terminate this Lease pursuant to Section 18.3 hereof, then LESSOR may elect either to complete such Restoration or terminate this Lease by giving notice to LESSEE within thirty (30) days after (x) the amount of the Net Award is ascertained or (y) the expiration of the sixty (60) day period within which LESSEE may terminate this Lease (as described in Section 18.3 hereof), whichever the case may be. In such event, all Basic Rent and Additional Rent shall be apportioned as of the date the condemning authority actually takes possession of the Demised Premises.

ARTICLE 19
EVENTS OF DEFAULT

19.1  Any of the following occurrences, conditions or acts shall constitute an “Event of Default” under this Lease:

(a)  If LESSEE shall default in making payment when due of any Basic Rent, Additional Rent or other amount payable by LESSEE hereunder, and such default shall continue for ten (10) days; or

(b)  If LESSEE fails to deliver to LESSOR the security required pursuant to Article 28 within five (5) business days after the date of this Lease; or

(c)  if LESSEE shall file a petition in bankruptcy pursuant to the Bankruptcy Code or under any similar federal or state law, or shall be adjudicated a bankrupt or become insolvent, or shall commit any act of bankruptcy as defined in any such law, or shall take any action in furtherance of any of the foregoing; or

(d)  if a petition or answer shall be filed proposing the adjudication of LESSEE as a bankrupt pursuant to the Bankruptcy Code or any similar federal or state law, and (i) LESSEE shall consent to the filing thereof, or (ii) such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or

(e)  if a receiver, trustee or liquidator (or other similar official) of LESSEE or of all or substantially all of its business or assets or of the estate or interest of LESSEE in the Demised Premises shall be appointed and shall not be discharged within sixty (60) days thereafter or if LESSEE shall consent to or acquiesce in such appointment; or

(f)  if the estate or interest of LESSEE in the Demised Premises shall be levied upon or attached in any proceeding and such process shall not be vacated or discharged within sixty (60) days after such levy or attachment; or

(g)  if LESSEE shall use or suffer or knowingly permit the use of the Demised Premises or any part thereof for any purpose other than expressly specified in Section 8.1; or

(h)  if LESSEE fails to comply with any of the provisions of Article 11; or

(i)  if LESSEE fails to discharge any Lien within the time period set forth in Article 12; or

(j)  if LESSEE fails to maintain the insurance required pursuant to Article 14, or LESSEE fails to deliver to LESSOR the insurance certificates required by Article 14 within the time periods set forth in Article 14; or

(k)  if LESSEE fails to deliver to LESSOR the estoppel certificate required by Article 15 within the time period set forth therein; or

(l)  if LESSEE assigns this Lease or sublets all or any portion of the Demised Premises without complying with all the provisions of Article 16; or

(m)  if LESSEE fails to deliver to LESSOR the subordination agreement required by Section 23.1 within the time period set forth therein; or

(n)  if LESSEE fails to comply with any Legal or Insurance Requirement, and such failure continues for a period of fifteen (15) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured; or

(o)  if LESSEE shall default in the observance or performance of any provision of this Lease other than those provisions contemplated by clauses (a) through (n), inclusive, of this Section 19.1, and such default shall continue for thirty (30) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured (unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such period of thirty (30) days, in which case LESSEE shall have such longer period as shall be necessary to cure the default, so long as LESSEE proceeds promptly to cure the same within such thirty (30) day period, prosecutes the cure to completion with due diligence and advises LESSOR from time to time, upon LESSOR’S request, of the actions which LESSEE is taking and the progress being made).

ARTICLE 20
CONDITIONAL LIMITATIONS; REMEDIES

20.1  This Lease and the Term and estate hereby granted are subject to the limitation that whenever an Event of Default shall have happened and be continuing, LESSOR shall have the right, at its election, then or thereafter while any such Event of Default shall continue and notwithstanding the fact that LESSOR may have some other remedy hereunder or at law or in equity, to give LESSEE written notice of LESSOR’S intention to terminate this Lease on a date specified in such notice, which date shall be not less than five (5) days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all right of LESSEE hereunder shall expire and terminate, and LESSEE shall be liable as hereinafter in this Article 20 provided. If any such notice is given, LESSOR shall have, on such date so specified, the right of re-entry and possession of the Demised Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of LESSEE. Should LESSOR elect to re-enter as herein provided or should LESSOR take possession pursuant to legal proceedings or pursuant to any notice provided for by law, LESSOR may from time to time re-let the Demised Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as LESSOR may deem advisable, with the right to make alterations in and repairs to the Demised Premises.

20.2  In the event of any termination of this Lease as in this Article 20 provided or as required or permitted by law, LESSEE shall forthwith quit and surrender the Demised Premises to LESSOR, and LESSOR may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event LESSEE and no person claiming through or under LESSEE by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises, and LESSOR at its option shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from LESSEE, as and for liquidated damages, the sum of:

(a)  all Basic Rent, Additional Rent and other amounts payable by LESSEE hereunder then due or accrued and unpaid, and

(b)  for loss of the bargain, an amount equal to the aggregate of all unpaid Basic Rent and Additional Rent which would have been payable if this Lease had not been terminated prior to the end of the Term then in effect, less the then fair market rental value of the Demised Premises (taking into consideration any reasonable reletting period and deducting therefrom any costs and expenses which LESSOR would reasonably incur in connection therewith), discounted to its then present value in accordance with accepted financial practice using a rate equal to six percent (6%) per annum; and

(c)  all other damages and expenses (including attorneys’ fees and expenses), which LESSOR shall have sustained by reason of the breach of any provision of this Lease.

20.3  Nothing herein contained shall limit or prejudice the right of LESSOR, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

20.4  INTENTIONALLY OMITTED.

20.5  Nothing herein shall be deemed to affect the right of LESSOR to indemnification pursuant to Section 14.6 of this Lease.

20.6  At the request of LESSOR upon the occurrence of an Event of Default, LESSEE will quit and surrender the Demised Premises to LESSOR or its agents, and LESSOR may without further notice enter upon, re-enter and repossess the Demised Premises by summary proceedings, ejectment or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

20.7  If either LESSOR or LESSEE shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that said party was in default, the defaulting party shall pay to the non-defaulting party all reasonable fees, costs and other expenses incurred by the non-defaulting party in connection therewith, including reasonable attorneys’ fees and expenses. In the event it is determined that said party was not in default, then the party alleging said default shall pay to the other party all the aforesaid reasonable fees, costs and expenses incurred by said party.

20.8  If LESSEE shall default in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, LESSOR, without thereby waiving such default, may perform the same for the account and at the expense of LESSEE (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in a violation of any Legal or Insurance Requirement, or in the imposition of any Lien against all or any portion of the Premises and (b) in any other case if such default continues after thirty (30) days from the date of the giving by LESSOR to LESSEE of notice of LESSOR’S intention so to perform the same. All costs and expenses incurred by LESSOR in connection with any such performance by it for the account of LESSEE and also all costs and expenses, including attorneys’ fees and disbursements incurred by LESSOR in any action or proceeding (including any summary dispossess proceeding) brought by LESSOR to enforce any obligation of LESSEE under this Lease and/or right of LESSOR in or to the Demised Premises, shall be paid by LESSEE to LESSOR upon demand.

20.9  Except as otherwise provided in this Article 20, no right or remedy herein conferred upon or reserved to LESSOR or LESSEE is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver by LESSOR or by LESSEE of any provision of this Lease shall be deemed to have been made unless expressly so made in writing. LESSOR and LESSEE shall be entitled, to the extent permitted by law, to injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to a decree compelling observance or performance of any provision of this Lease, or to any other legal or equitable remedy.

ARTICLE 21
ACCESS; RESERVATION OF EASEMENTS

21.1  LESSOR and LESSOR’S agents and representatives shall have the right to enter into or upon the Demised Premises, or any part thereof, at all reasonable hours for the following purposes: (1) examining the Demised Premises; (2) making such repairs or alterations therein as may be necessary in LESSOR’S sole judgment for the safety and preservation of the Demised Premises; (3) erecting, maintaining, repairing or replacing wires, cables, ducts, pipes, conduits, vents or plumbing equipment running in, to or through the Building; (4) showing the Demised Premises to prospective new tenants during the last twelve (12) months of the Term; or (5) showing the Demised Premises during the Term to any mortgagees or prospective purchasers of the Premises. LESSOR shall give LESSEE three (3) business days prior written notice before commencing any non-emergency repair or alteration. LESSOR shall give LESSEE one (1) business day prior written notice before making any other non-emergency entry into the Demised Premises. LESSEE shall have the right to (i) have a representative accompany LESSOR and its agents and representatives during any non-emergency entry in the Demised Premises, provided, however, LESSOR shall not be required to reschedule any entry for which notice was given to LESSEE in accordance with the preceding sentence, and (ii), except in the case of emergency entries, require that any person entering the Demised Premises for or on behalf of LESSOR sign a confidentiality agreement in the form of Exhibit I, provided, however, if LESSEE does not have such forms readily available at the time of any permitted entry pursuant to the terms hereof, such persons shall not be precluded from entering the Demised Premises.

21.2  LESSOR may enter upon the Demised Premises at any time in case of emergency without prior notice to LESSEE.

21.3  LESSOR, in exercising any of its rights under this Article 21, shall not be deemed guilty of an eviction, partial eviction, constructive eviction or disturbance of LESSEE’S use or possession of the Demised Premises and shall not be liable to LESSEE for same.

21.4  Any entry by LESSOR and all work performed by or on behalf of LESSOR in or on the Demised Premises pursuant to this

Article 21 shall be performed with as little inconvenience to LESSEE’S business as is reasonably possible.

21.5  LESSEE may change any locks or install any additional locks on doors entering into the Demised Premises without giving LESSOR a copy of any such lock key, provided LESSEE maintains security personnel at the entrances to the Demised Premises 24 hours per day, 365 days per year, which security personnel shall permit LESSOR or LESSOR’S representatives access to the Demises Premises in accordance with the terms of this Lease. If in an emergency LESSOR is unable to gain entry to the Demised Premises by unlocking entry doors thereto, LESSOR may force or otherwise enter the Demised Premises, without liability to LESSEE for any damage resulting directly or indirectly therefrom. LESSEE shall be responsible for all damages created or caused by its failure to give LESSOR a copy of any key to any lock installed by LESSEE controlling entry to the Demised Premises.

21.6  LESSOR reserves the right, from time to time, to make changes, alterations, additions, improvements, repairs or replacements in or to (i) those portions of the Demised Premises which LESSOR is obligated to maintain and repair pursuant to the provisions of Section 7.3 and (ii) to the other portions of the Demised Premises and to the fixtures and equipment in the Demised Premises as LESSOR may reasonably deem necessary to comply with any applicable Legal Requirements and/or to correct any unsafe condition; provided, however, that there be no unreasonable obstruction of the means of access to the Demised Premises or unreasonable interference with LESSEE’S use of the Demised Premises and the usable square foot area of the Demised Premises is not unreasonably affected thereby. Nothing contained in this Article shall be deemed to relieve LESSEE of any duty, obligation or liability of LESSEE with respect to making any repair, replacement or improvement or complying with any applicable Legal Requirements. Notwithstanding the preceding provisions of this Section, except in the event of an emergency, LESSOR shall not undertake any work in the Demised Premises for which LESSEE is responsible pursuant to the terms of this Lease unless LESSEE has failed to perform such work after the expiration of any applicable notice and cure period contained in this Lease.

ARTICLE 22
ACCORD AND SATISFACTION

The receipt by LESSOR of any installment of Basic Rent or of any Additional Rent with knowledge of a default by LESSEE under the terms and conditions of this Lease shall not be deemed a waiver of such default. No payment by LESSEE or receipt by LESSOR of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and LESSOR may accept such check or payment without prejudice to LESSOR’S right to recover the balance of such rent or pursue any other remedy in this Lease provided.

ARTICLE 23
SUBORDINATION

23.1  (a)  Subject to the provisions of Section 23.1(b), this Lease and the term and estate hereby granted are and shall be subject and subordinate to the lien of each mortgage which may now or at any time hereafter affect all or any portion of the Premises or LESSOR’S interest therein and to all ground leases which may now or at any time hereafter affect all or any portion of the Premises (any such mortgage or ground lease being herein called an “Underlying Encumbrance”). The foregoing provisions for the subordination of this Lease and the term and estate hereby granted to an Underlying Encumbrance shall be self-operative and no further instrument shall be required to effect any such subordination; provided, however, at any time and from time to time, upon not less than fifteen (15) days’ prior notice by LESSOR, LESSEE shall execute, acknowledge and deliver to LESSOR any and all commercially reasonable instruments that may be necessary or proper to effect such subordination or to confirm or evidence the same; provided, however, that such instruments contain a nondisturbance provision substantially in the form set forth in Section 23.1(b).

(b)  Notwithstanding anything to the contrary contained in this Article 23, LESSOR agrees to obtain a non-disturbance agreement (duly executed and acknowledged) from the holder of any Underlying Encumbrance encumbering the Premises as of the date of this Lease and from the holder of any future Underlying Encumbrance. Said non-disturbance agreement shall be such holder’s standard form of agreement (which shall be commercially reasonable taking into account such agreements generally made by other similar holders) and shall provide, in part, that this Lease and LESSEE’S rights, options and privileges hereunder shall not be disturbed during the Term of this Lease so long as there is no Event of Default. LESSEE’S obligation to subordinate this Lease is conditioned upon LESSEE receiving the aforesaid non-disturbance agreement. LESSEE hereby acknowledges that simultaneously with the execution of this Lease, LESSEE has entered into such a nondisturbance agreement satisfying the requirements of this Section 23.1(b) with the holder of the mortgage affecting the Premises as of the date hereof.

23.2  If all or any portion of LESSOR’S estate in the Premises shall be sold or conveyed to any person, firm or corporation upon the exercise of any remedy provided for in any mortgage or by law or equity, such person, firm or corporation and each person, firm or corporation thereafter succeeding to its interest in the Premises (a) shall not be liable for any act or omission of LESSOR under this Lease occurring prior to such sale or conveyance, (b) shall not be subject to any offset, defense or counterclaim accruing prior to such sale or conveyance, (c) shall not be bound by any payment prior to such sale or conveyance of Basic Rent, Additional Rent or other payments for more than one month in advance (except prepayments in the nature of a security deposit or other security for the performance by LESSEE of its obligations hereunder),(d) shall not be liable for any amounts due from LESSOR pursuant to Section 17.6(b) hereof unless LESSOR has actually paid such amounts due from LESSOR to such person, firm or corporation or the person, firm or corporation thereafter succeeding to its interest in the Premises, as the case may be, and (e) shall be liable for the keeping, observance and performance of the other covenants, agreements, terms, provisions and conditions to be kept, observed and performed by LESSOR under this Lease only during the period such person, firm or corporation shall hold such interest.

23.3  In the event of an act or omission by LESSOR which would give LESSEE the right to terminate this Lease or to claim a partial or total eviction, LESSEE will not exercise any such right until it has given written notice of such act or omission, or, in the case of the Demised Premises or any part thereof becoming untenantable as the result of damage from fire or other casualty, written notice of the occurrence of such damage, to the holder of any Underlying Encumbrance whose name and address shall previously have been furnished to LESSEE in writing, by delivering such notice of such act, omission or damage addressed to such holder at said address or if such holder hereafter furnishes another address to LESSEE in writing at the last address of such holder so furnished to LESSEE, and, unless otherwise provided herein, until a reasonable period for remedying such act, omission or damage shall have elapsed following such giving of such notice, provided any such holder, with reasonable diligence, shall, following the giving of such notice, have commenced and continued to remedy such act, omission or damage or to cause the same to be remedied.

ARTICLE 24
LESSEE’S REMOVAL

24.1  Upon the expiration or earlier termination of this Lease, LESSEE shall surrender the Demised Premises and other portions of the Premises which LESSEE has the right to use to LESSOR in the condition same is required to be maintained under Article 7 and Article 31 of this Lease and broom clean. Any personal property which shall remain in any part of the Premises after the expiration or earlier termination of this Lease shall be deemed to have been abandoned, and either may be retained by LESSOR as its property or may be disposed of in such manner as LESSOR may see fit; provided, however, that, notwithstanding the foregoing, LESSEE will, upon request of LESSOR made not later than thirty (30) days after the expiration or earlier termination of this Lease, promptly remove from the Premises any such personal property.

24.2  INTENTIONALLY OMITTED.

24.3  If LESSEE holds over possession of the Demised Premises beyond the Termination Date, such holding over shall not be deemed to extend the Term or renew this Lease but such holding over shall continue upon the terms, covenants and conditions of this Lease except that LESSEE agrees that the charge for use and occupancy of the Demised Premises for each calendar month or portion thereof that LESSEE holds over (even if such part shall be one day) shall be a liquidated sum equal to one hundred fifty percent (150%) of the Basic Rent and Additional Rent required to be paid by LESSEE during the calendar month preceding the Termination Date. Notwithstanding the foregoing, such holdover payment shall be payable by LESSEE on a per diem basis for the first (1st) month of any holdover period. The parties recognize and agree that the damage to LESSOR resulting from any failure by LESSEE to timely surrender possession of the Demised Premises will be extremely substantial, will exceed the amount of the monthly Basic Rent and Additional Rent payable hereunder and will be impossible to accurately measure. If the Demised Premises are not surrendered upon the expiration of this Lease, LESSEE shall indemnify, defend and hold harmless LESSOR against any and all losses and liabilities resulting therefrom, including, without limitation, any claims made by any succeeding tenant founded upon such delay, so long as LESSOR has notified LESSEE, prior to such holding over, that LESSOR has executed a lease or other occupancy agreement for all or any portion of the Demised Premises. Nothing contained in this Lease shall be construed as a consent by LESSOR to the occupancy or possession by LESSEE of the Demised Premises beyond the Termination Date, and LESSOR, upon said Termination Date, shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the immediate repossession of the Demised Premises. The provisions of this Article shall survive the expiration or sooner termination of this Lease.

ARTICLE 25
BROKERS

LESSEE represents to LESSOR that LESSEE has not dealt with any real estate broker or sales representative in connection with this transaction other than CB Richard Ellis, Inc.; the phrase “real estate broker or sales representative” shall be deemed to include any finder/consultant retained by LESSEE, but whose fees are to be paid by LESSOR. LESSEE agrees to indemnify and hold harmless LESSOR, LESSOR’S managing agent, and the respective directors, officers, employees, members and partners of the foregoing entities, or of any partner or member of the foregoing entities, from and against any threatened or asserted claims, liabilities, losses or judgments (including reasonable attorneys’ fees and disbursements) by any real estate broker or sales representative (other than the one set forth above) based on alleged contacts between such broker or sales representative and LESSEE which have resulted in allegedly providing such broker or sales representative with the right to claim a commission or finder’s fee in connection with this Lease. The provisions of this Article shall survive the expiration or sooner termination of this Lease.

ARTICLE 26
NOTICES

All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given hereunder shall be in writing and shall be delivered by (a) certified mail, postage prepaid, (b) a nationally recognized overnight delivery service such as Federal Express, or (c) facsimile transmission (followed by a hard copy sent as provided in clause (b) above), addressed as follows:

To LESSOR:

Two Gatehall Associates, L.L.C.
c/o Gale & Wentworth, LLC
200 Campus Drive
Florham Park, New Jersey 07932
Florham Park, New Jersey 07932
Fax no. (973) 301-9501

with a copy to:

Two Gatehall Associates, L.L.C.
c/o Gale & Wentworth, LLC
200 Campus Drive
Florham Park, New Jersey 07932
Attention: Stephen J. Cusma, Esq.
Fax no. (973) 301-9501

and with an additional copy to:

Drinker Biddle & Shanley LLP
500 Campus Drive
Florham Park, New Jersey 07932
Attention: Michael E. Rothpletz,Jr., Esq.
Fax no. (973) 360-9831

To LESSEE:

Exodus  Communications, Inc.
2831 Mission College Boulevard
Santa Clara, California 95054-1838
Attention: General Counsel
Fax no. (408)346-2420

with a copy to:

Exodus Communications, Inc.
2831 Mission College Boulevard
Santa Clara, California 95054-1838
Attention: Senior Director of Real Estate
Fax no.(408)878-7255

The foregoing addresses may be changed or supplemented by written notice given as above provided. Any such notice sent by mail shall be deemed to have been received by the addressee on the fifth business day after posting in the United States mail, or, if transmitted by overnight delivery service, on the first business day after transmittal, or, if transmitted by facsimile, upon receipt, provided receipt occurs before 5:00 p.m. on a business day in the jurisdiction of the recipient. Counsel for a party may give notice to the other party with the same effect as if given by a party.

ARTICLE 27
NATURE OF LESSOR’S OBLIGATIONS

Anything in the Lease to the contrary notwithstanding, no recourse or relief shall be had under any rule of law, statute or constitution or by any enforcement of any assessments or penalties, or otherwise or based on or in respect of this Lease (whether by breach of any obligation, monetary or non-monetary), against LESSOR, it being expressly understood that all obligations of LESSOR under or relating to this Lease are solely obligations payable out of the Premises and are compensable solely therefrom, except that LESSEE shall have recourse to the net proceeds of any sale of the Premises received by LESSOR and to the proceeds of any insurance paid in connection with the Building and retained by LESSOR and not used in Restoration; provided, however, any claim with respect to net sale proceeds or insurance proceeds must be made by LESSEE in writing to LESSOR within one hundred eighty (180) days after the date of the applicable sale of the Premises or the date of LESSOR’S receipt of the insurance proceeds, as the case may be. It is expressly understood that all such liability is and is being expressly waived and released as a condition of and as consideration for the execution of this Lease, and LESSEE expressly waives and releases all such liability as a condition of, and as consideration for, the execution of this Lease by LESSOR. For the purposes of this Section “net proceeds of any sale of the Premises” shall mean the applicable sale price of the Premises less all costs and expenses of LESSOR associated with the sale transaction, including, without limitation, mortgage payoffs, brokerage commissions, expense adjustments and transfer taxes.

ARTICLE 28
SECURITY DEPOSIT

28.1  (a)  Subject to Section 28.5 hereof, within five (5) business days after the date of this Lease, LESSEE shall deposit with LESSOR the sum of two million eight hundred thousand dollars ($2,800,000.00), the same to be held by LESSOR as security for the full and faithful performance by LESSEE of the terms and conditions by it to be observed and performed hereunder. The security deposit and/or any letter of credit under Section 28.5 hereof shall not be considered an advanced payment of rent or a measure of LESSOR’S damages in case of a default by LESSEE. If any Basic Rent, Additional Rent or other sum payable by LESSEE to LESSOR becomes overdue and remains unpaid after the giving of any applicable notice of default required herein and the expiration of any applicable cure period provided for herein, or should LESSOR make any payments on behalf of LESSEE pursuant to the terms hereof, or should LESSEE fail to perform any of the terms and conditions of this Lease after the giving of any applicable notice required hereunder and the expiration of any applicable cure period provided for herein, then LESSOR, at its option, and without prejudice to any other remedy which LESSOR may have on account thereof, shall appropriate and apply said deposit, or so much thereof as may be required to compensate or reimburse LESSOR, as the case may be, toward the payment of Basic Rent, Additional Rent or other such sum payable hereunder, or loss or damage actually sustained by LESSOR due to the breach or failure to perform on the part of LESSEE, and upon demand, LESSEE shall restore such security to the original sum deposited.

(b)  LESSOR hereby agrees that the amount required as security under this Lease shall be reduced from two million eight hundred thousand dollars ($2,800,000.00) to two million five hundred thousand dollars ($2,500,000.00) as of the first (1st) anniversary of the date of this Lease, reduced from two million five hundred thousand dollars ($2,500,000.00) to two million two hundred thousand dollars ($2,200,000.00) as of the second (2nd) anniversary of the date of this Lease, reduced from two million two hundred thousand dollars ($2,200,000.00) to one million nine hundred thousand dollars ($1,900,000.00) as of the third (3rd) anniversary of the date of this Lease, reduced from one million nine hundred thousand dollars ($1,900,000.00) to one million six hundred thousand dollars ($1,600,000.00) as of the fourth (4th) anniversary of the date of this Lease, and reduced from one million six hundred thousand dollars ($1,600,000.00) to one million four hundred thirty five thousand dollars ($1,435,000.00) as of the fifth (5th) anniversary of the date of this Lease; provided, however, there shall be no reduction in the amount required as security if, as of the anniversary date in question, an Event of Default is occurring. For the purposes of this Lease, the term “security” or “security deposit” shall mean the amount of security required under this Lease as of the date in question.

28.2  Conditioned upon the full compliance by LESSEE of all of the terms of this Lease, and the prompt payment of all sums due hereunder, said deposit, if any, then held by LESSOR shall be returned in full to LESSEE within fifteen (15) days after the end of the Term.

28.3  In the event of bankruptcy or other debtor-creditor proceeding against LESSEE, such security deposit shall be deemed to be applied first to the payment of rent and other charges due LESSOR for all periods prior to filing of such proceedings.

28.4  In the event of any transfer of title to the Premises, or any assignment of LESSOR’S interest under this Lease, LESSOR shall have the right to transfer the security deposit to said transferee or assignee, and LESSOR shall thereupon be released by LESSEE from all liability for the return of such security deposit. In such event, LESSEE agrees to look to the new lessor for the return of the security deposit. It is hereby agreed that the provisions of this Section shall apply to every transfer or assignment made of the security deposit to a new lessor.

28.5  (a)  In lieu of depositing cash as a security deposit, LESSEE may elect to deliver to LESSOR within five (5) business days after the date of this Lease a one (1) year, irrevocable unconditional letter of credit issued by a commercial bank having an office within the New York City/New Jersey metropolitan area (which bank shall have a rating of A or better by Standard & Poor’s or any successor thereto); said letter of credit shall be for the benefit of LESSOR, shall contain the obligation of the issuing bank to issue a new letter of credit, without charge, to any assignee of LESSOR’S interest under this Lease, and shall contain such other commercially reasonable terms and conditions as are reasonably satisfactory to LESSOR. The face amount of the letter of credit delivered to LESSOR shall be equal to the amount of security then required under this Article 28, and the face amount of any replacement letter of credit delivered to LESSOR shall be equal to the amount of the security deposit then required under this Lease.

(b)  LESSOR shall have the right to draw down the letter of credit for any of the reasons set forth in Section 28.1 for the application of the cash deposit in an amount equal to the Basic Rent, Additional Rent or other sum payable hereunder, or any payments made by LESSOR on behalf of LESSEE, or any loss or damage sustained by LESSOR as a result of LESSEE’S failure to perform any of the terms and conditions of this Lease after the giving of any applicable notice and the expiration of any applicable cure period provided for herein.

To exercise such right, (i) LESSOR shall present the letter of credit to the issuing bank at the office in New York City/New Jersey set forth on the letter of credit and (ii) LESSOR shall deliver to the issuing bank a statement from LESSOR setting forth the amount of the draw and stating that LESSOR is entitled to draw down the letter of credit pursuant to the provisions of Section 28.5 of this Lease. LESSOR shall apply the proceeds thereof towards the payment of the Basic Rent, Additional Rent or such other sum payable hereunder, or any payments made by LESSOR on behalf of LESSEE pursuant to the terms of this Lease, or any loss or damage sustained by LESSOR due to the breach or failure to perform on the part of LESSEE, and LESSOR shall hold the balance, if any, pursuant to the provisions of subsection (f) hereof. Within ten (10) business days after demand, LESSEE shall deposit with LESSOR an amount (in the form of cash) equal to the portion of said proceeds applied pursuant to the provisions of the immediately preceding sentence.

(c) At least thirty (30) days prior to the expiration of any original letter of credit delivered by LESSEE to LESSOR with respect to this Lease, or the expiration of any replacement letter of credit, LESSEE shall deliver to LESSOR either (i) an extension of such original or replacement letter of credit from the issuing bank so long as such bank has a rating of A or better by Standard & Poor’s or any successor thereto, or (ii) a replacement letter of credit issued by a commercial bank having an office within the New York City/New Jersey metropolitan area (which bank shall have a rating of A or better by Standard & Poor’s or any successor thereto), containing the same terms and for the face amount then required under Section 28.5(a). In addition, if Standard & Poor’s (or any successor) lowers the rating of the issuing bank of the letter of credit then held by LESSOR below A, then LESSEE shall deliver to LESSOR, within thirty (30) days after the lowering of the rating, a replacement letter of credit issued by a commercial bank having an office within the New York City/New Jersey metropolitan area (which bank shall have a rating of A or better by Standard & Poor’s or any successor thereto) containing substantially the same terms and for the face amount then required under Section 28.5(a). In the event LESSEE fails to deliver said extension or replacement letter of credit on or before the date set forth above, LESSOR shall have the right to draw down the entire amount of the letter of credit. To exercise such right, (i) LESSOR shall present the letter of credit to the issuing bank at the office in New York City/New Jersey set forth on the letter of credit and (ii) LESSOR shall deliver to the issuing bank a statement from LESSOR stating that LESSOR is entitled to draw down the letter of credit pursuant to the provisions of Section 28.5 of this Lease. The proceeds of said letter of credit shall be held by LESSOR pursuant to the provisions of subsection (f) hereof.

(d)  Notwithstanding anything to the contrary contained herein, LESSEE hereby expressly acknowledges that the drawing down of said letter of credit shall not operate as a waiver of or preclude LESSOR from exercising any of LESSOR’S other rights and remedies under this Lease. In addition, LESSEE hereby agrees that LESSOR shall not be required to give LESSEE any prior notice of the drawing down of the letter of credit, and LESSEE hereby waives any such notice to which it may be entitled.

(e)  In the event of an assignment of this Lease by LESSOR, LESSEE shall obtain either (i) a new letter of credit from the issuing bank containing the same terms and for the same face amount as the letter of credit then held by LESSOR which names the new lessor as the beneficiary or (ii) the written consent of the issuing bank to the assignment of the then existing letter of credit from the existing LESSOR to the new lessor in form and substance reasonably satisfactory to the new lessor. If LESSEE obtains a new letter of credit, LESSOR shall surrender the existing letter of credit to LESSEE simultaneously with its receipt of the new letter of credit; the parties agree to coordinate such delivery and surrender so that it is done on the effective date of the assignment of this Lease by LESSOR.

(f)  The proceeds from any letter of credit shall be held by LESSOR in accordance with the provisions of Section 28.1.

(g)  If, as of the Termination Date, LESSOR has a letter of credit in its possession, then LESSOR agrees to return such letter of credit to LESSEE within fifteen (15) days after the end of the Term unless there is a continuing Event of Default.

28.6  Notwithstanding anything to the contrary contained in this Article, if LESSEE receives a Standard & Poor’s (or any successor thereto) “long-term issuer credit rating” of A or better, then for as long as such credit rating remains at A or better, LESSEE shall have no obligation to deposit with LESSOR the security pursuant to this Article 28. Upon receiving notice from LESSEE that LESSEE has received such an A rating or better, provided no Event of Default is occurring, LESSOR shall promptly return to LESSEE any cash security or letter of credit then held by LESSOR pursuant to this Article 28. If, after the return of any cash deposit or letter of credit pursuant to this Section, Standard & Poor’s (or any successor thereto) lowers LESSEE’S long-term issuer credit rating to below A, LESSEE shall provide LESSOR with notice thereof, and within five (5) business days after any such lowering of LESSEE’S credit rating, LESSEE shall pay to LESSOR a security deposit in the amount then required pursuant to Section 28.1 or deliver to LESSOR a letter of credit in the face amount of the security then required pursuant to Section 28.1 and otherwise satisfying the requirements of this Article 28 and all of LESSEE’S other obligations under this Article 28 shall be automatically reactivated and shall thereafter remain in full force and effect.

ARTICLE 29
PARKING

29.1  Subject to the provisions of this Lease, (a) from the date of this Lease to the day immediately preceding the Effective Date for Stage 4 of the Demised Premises, LESSEE and LESSEE’S Visitors shall have the right to the exclusive use of one hundred (100) parking spaces on the Land in the location designated by LESSOR, (b) commencing on the Effective Date for Stage 4 of the Demised Premises and throughout the remainder of the Term, LESSEE and LESSEE’S Visitors shall have the nonexclusive right, in common with others, to park up to one hundred fifty (150) vehicles in the parking spaces on the Land which are not designated as of the Effective Date for Stage 4 of the Demised Premises or at any time thereafter for the exclusive use of others, and (c) LESSOR agrees to mark, at LESSEE’S cost and expense, one hundred (100) parking spaces (in addition to those that LESSEE has the right to use pursuant to clause (b)) on the Land for the exclusive use of LESSEE and LESSEE’S Visitors commencing on the Effective Date for Stage 4 of the Demised Premises and for the remainder of the Term, which spaces shall be in the location cross-hatched on Exhibit F annexed hereto. LESSOR shall have no obligation to police the parking areas or to otherwise enforce the parking rights granted to LESSEE hereunder. LESSOR shall have no liability to LESSEE for any violation of these parking rights by any tenant of the Building or any other third party.

29.2  LESSEE shall comply, and shall take reasonable efforts to cause LESSEE’S Visitors to comply, with any reasonable rules and regulations promulgated by LESSOR from time to time with respect to the parking areas on the Land; provided such rules and regulations do not decrease the total number of parking spaces which LESSEE has the right to use pursuant to the terms hereof and provided further that such rules and regulations do not materially increase LESSEE’S obligations or liabilities hereunder. LESSEE shall not, and LESSEE shall not permit LESSEE’S Visitors to, use more parking spaces on the Land than those allocated to LESSEE pursuant to this Article; and LESSEE shall not, and LESSEE shall not permit LESSEE’S Visitors to, park in any spaces on the Land reserved for other tenants of the Building.

29.3  If LESSEE or any LESSEE’S Visitor is parked illegally on the Land, or in areas designated for use of others, or in driveways, fire lanes or areas not striped for general parking or otherwise in violation of this Article, then LESSOR may, after the giving of written notice to LESSEE at least one (1) time with respect to any vehicle, tow away from the Premises, at LESSEE’S cost, vehicles used by LESSEE or LESSEE’S Visitors. LESSOR may also attach violation stickers or notices to any vehicles used by LESSEE or LESSEE’S Visitors, in violation of this Article or any reasonable parking rules and regulations promulgated by LESSOR. The parking spaces shall be used by LESSEE and LESSEE’S Visitors only for parking in connection with LESSEE’S business being conducted at the Demised Premises and for no other purposes.

29.4  Notwithstanding anything to the contrary contained in this Lease, LESSOR shall have the right, at its sole cost and expense, to alter and reconfigure the parking areas on the Land from time to time, including the parking areas that LESSEE has the right to use pursuant to the terms hereof. In the event of any such alteration or reconfiguration, LESSOR shall have the right to relocate in whole or in part the parking spaces that LESSEE has the right to use pursuant to Section 29.1 , including the exclusive and the nonexclusive spaces; provided, however, that after any such relocation of parking spaces, there shall be no reduction in the number of parking spaces that LESSEE has the right to use, it being understood that in the event of any such relocation, (a) there would continue to be one hundred (100) parking spaces on the Land marked for LESSEE’S exclusive use, and (b) LESSEE would continue to have the nonexclusive right, in common with others, to park up to one hundred fifty (150) vehicles in parking spaces on the Land which are not designated at the time of such relocation or thereafter for the exclusive use of others.

ARTICLE 30
SIGNAGE

30.1  Subject to the provisions of this Article 30 and to applicable Legal Requirements, LESSEE shall have the right, at its sole cost and expense, to install its name and logo on a monument sign to be installed by LESSOR near the entrance to the Building. In addition, if at any time during the Term, LESSOR permits any other tenant of the Building (the “Other Tenant”) to install an identification sign on the facade of the Building, then, subject to the provisions of this Article 30, LESSEE shall have the right, at its sole cost and expense, to install its name on the facade of the Building. To exercise said rights, LESSEE shall submit to LESSOR for its approval (which shall not be unreasonably withheld, conditioned or delayed) plans and specifications for the sign in question. LESSEE shall attach to the plans and specifications for the identification sign on the Building an elevation of the Building showing the location, size, design and color of said sign. Said plans and specifications shall be in compliance with all applicable Legal Requirements. Within fifteen (15) days after receipt of said plans and specifications, LESSOR shall notify LESSEE whether LESSOR approves or disapproves the proposed sign and/or the proposed location of said sign. If LESSOR disapproves the proposed signs and/or the proposed location of the signs, LESSOR shall specify the reasons for said disapproval in said notice.

30.2  Notwithstanding anything to the contrary contained herein, (i) LESSEE’S signage to be installed on the monument shall be in LESSOR’S building standard form and size, and (ii) the area of LESSEE’S signage on the Building facade shall not exceed “LESSEE’S permitted sign area” (as hereinafter defined). “LESSEE’S permitted sign area” means the area in square feet equal to the product of (1) the square foot area of the Other Tenant’s Building facade sign, times (2) the quotient of (x) the rentable square foot area of the Demised Premises (as set forth in Section 1.1(q), divided by (y) the rentable square foot area of the space in the Building leased to the Other Tenant (as set forth in such Other Tenant’s lease).

30.3  Prior to commencing the construction of the signs, LESSEE shall obtain LESSOR’S approval of the proposed contractor, which approval shall not be unreasonably withheld, and LESSEE shall deliver to LESSOR a copy of all governmental approvals and permits required in connection with the installation of said signs and a copy of any required insurance certificates.

30.4  LESSEE agrees to construct the signs in accordance with the approved plans and specifications and to complete such work expeditiously, in a good and workmanlike manner, and free and clear of all Liens.

30.5  LESSEE hereby covenants and agrees, at its sole cost and expense, to maintain the signs in good condition and repair during the Term, subject to ordinary wear and tear, and to promptly make all repairs and/or replacements required thereto. On or before the Termination Date, LESSEE shall remove the signs and shall restore the Building and the existing monument to the condition existing prior to the installation of said signs; the restoration of the Building shall include, but shall not be limited to, any repainting thereof required as a result of any discoloration or fading.

ARTICLE 31
SPECIAL USES

31.1  Subject to the requirements of this Article 31 and other applicable provisions of this Lease, LESSEE may, at its sole cost and expense throughout the Term, (i) install, maintain, repair, replace, alter and operate (x) the Roof Top Telecommunications Equipment and the Roof Top HVAC Equipment on the roof of the Building in locations approved by LESSOR (which approval shall not be unreasonably withheld, conditioned or delayed), and (y) transmission lines, wires, cables, risers and conduits (collectively, “Conduits”) through conduit space in the Building designated by LESSOR for the operation of the Roof Top HVAC Equipment, the Roof Top Telecommunications Equipment and equipment and facilities installed in the Demised Premises pursuant to this Lease (the Roof Top Telecommunications Equipment, the Roof Top HVAC Equipment and the Conduits and any alterations thereto or replacements thereof being called herein collectively, the “Equipment”). Notwithstanding anything to the contrary contained herein, the area of the roof of the Building in which LESSEE has the right to install the Roof Top HVAC Equipment and the Roof Top Telecommunications Equipment shall not exceed LESSEE’S Proportionate Share of the “usable roof area” (as hereinafter defined). The “usable roof area” shall mean the total area of the surface of the roof of the Building, less that portion thereof on which any heating, ventilating, air conditioning (other than the Roof Top HVAC Equipment), mechanical or other equipment or facilities servicing the Building are now or hereafter located.

31.2  LESSEE hereby covenants and agrees that the initial installation of the Equipment shall be subject to the provisions of Exhibit D hereof, including, without limitation, LESSOR’S rights to approve the working drawings and specifications therefor, which approval shall not be unreasonably withheld or conditioned. LESSEE shall not alter or replace any of the Equipment after the initial installation thereof, unless LESSEE submits to LESSOR detailed plans and specifications therefor and LESSOR approves such plans and specifications in writing (such approval shall not be unreasonably withheld, conditioned or delayed). Any replacement Equipment shall be comparable to the equipment being replaced. LESSEE acknowledges that LESSOR’S review and approval rights with respect to the Equipment shall include, but shall not be limited to, consideration of the size, weight, affect on Building systems, affect on tenants and other occupants of the Building, aesthetics and manner of attachment and installation, and the affect on the character of the Premises (other than interior portions of the Demised Premises) as a first class multi-tenant office Building. LESSEE hereby acknowledges and agrees that the provisions of Sections 7.4, 7.6(a) and 8.3 shall also govern the installation, maintenance, repair, alteration and replacement of the Equipment to the extent such provisions are not inconsistent with the provisions of this Article 31.

31.3  LESSEE hereby covenants and agrees that (i) LESSEE shall, at its sole cost and expense, comply with all Legal Requirements (including, without limitation, Environmental Laws) and Insurance Requirements and procure and maintain all necessary permits and approvals required in connection with the operation, installation, maintenance, repair, alteration and replacement of the Equipment; (ii) The Equipment shall not adversely affect, undermine or interfere with the structure of the Building or any of the systems of the Building (including, without limitation, the electrical, plumbing, heating, ventilating, air conditioning and life safety systems); (iii) The Equipment shall not interfere with the use and enjoyment of other areas of the Building by tenants, their employees and other occupants of the Building; (iv) LESSEE shall, at its sole cost and expense, promptly repair any damage (whether structural or non-structural) caused to the roof or any other portion of the Premises or its fixtures, equipment and appurtenances by reason of the installation, maintenance, repair, alteration, replacement or operation of the Equipment (or, at LESSOR’S election, LESSOR shall perform such repairs and LESSEE shall reimburse LESSOR for the costs thereof within thirty (30) days after receipt of demand therefor from LESSOR); (v) the Equipment shall not emit sound which is audible in any leasable areas of the Building other than the Demised Premises; (vi) the Equipment shall not cause vibrations outside of the Demised Premises; and (vii) LESSEE shall pay any additional or increased insurance premiums incurred by LESSOR, and shall obtain and pay for any additional insurance coverage for the benefit of LESSOR in such amount and of such type as LESSOR may reasonably require in connection with the Equipment.

31.4  (a)  LESSEE acknowledges that LESSEE’S use of the roof and the conduit space in the Building pursuant to this Article 31 is a non-exclusive use, and, subject to the terms hereof, LESSOR may permit any person or entity to use any of the conduit spaces in the Building and any portion of the roof of the Building, other than those portions of the roof which contain Equipment pursuant to the terms hereof. LESSEE covenants and agrees that the Equipment and LESSEE’S installation, alteration, maintenance, repair, replacement and operation thereof shall not affect or otherwise interfere with the operations of any equipment or facilities of the Existing Tenant or its subtenant which are located at the Premises as of the date of this Lease. In the event of any such interference, LESSEE shall immediately upon receiving notice thereof, at its sole cost and expense, take all actions necessary to cease the interference.

(b)  Subject to Section 31.4(a) and Section 31.11, LESSOR shall not interfere, or permit its agents, contractors or other tenants to interfere, with the operation of the Equipment; provided, however, (i) LESSEE shall reasonably cooperate with LESSOR in connection with maintenance, repairs, replacements and alterations of any portion of the Building undertaken or permitted by LESSOR and in connection with the installation, maintenance, repair, replacement, alteration and operation of other equipment and facilities by LESSOR or any other person or entity, including, without limitation, other roof top telecommunications, heating, ventilating, air conditioning or mechanical equipment; and (ii) LESSOR shall have no obligation to prevent any interference with the operations of the Equipment which may be caused by equipment and facilities of the Existing Tenant and its subtenant which are located at the Premises as of the date of this Lease.

(c)  In the event of any material interference with the operation of the Equipment caused by LESSOR or LESSOR’S agents, employees or contractors or by other tenants of the Building (other than interference caused by the operation of equipment and facilities of the Existing Tenant or its subtenant which are located at the Premises as of the date of this Lease),

LESSEE shall notify LESSOR thereof, and thereafter LESSOR shall promptly, at its sole cost and expense, cause such interference to be discontinued.

31.5  Without limiting LESSEE’S obligations under Section 14.6, LESSEE shall indemnify and hold harmless LESSOR, its employees, agents and contractors, from and against any and all liability, damages, claims, costs or expenses relating to the installation, maintenance, operation, repair, alteration and replacement of any Equipment, together with all costs, expenses and liabilities incurred in or in connection with each such claims or action or proceeding brought thereon (including, without limitation, all reasonable attorneys’ fees and expenses), except for such of the foregoing that arise from the gross negligence or willful misconduct of LESSOR. LESSEE’S obligations under this Section shall survive the expiration or termination of the Term.

31.6  LESSEE shall remove the Equipment upon the expiration or earlier termination of the Term and repair any damage to the roof of the Building or other portions of the Premises caused by the installation or removal of the Equipment, all at LESSEE’S sole cost and expense (or, at LESSOR’S election, LESSOR shall perform such repairs and LESSEE shall reimburse LESSOR for the reasonable costs thereof within thirty (30) days after receipt by LESSEE of LESSOR’S demand therefor). LESSOR shall have no obligation to repair or maintain the Equipment.

31.7  For the purpose of installing, maintaining, repairing, replacing, altering and operating the Equipment, (i) LESSEE shall have keyed access to the roof of the Building at all times during the Term, and (ii) upon prior notice to LESSOR and at reasonable times, LESSEE shall have access to the conduit spaces in the Building in which the Conduits are located from the basement of the Building or the roof. LESSOR shall have the right to require, as a condition to such access to the conduit spaces, that LESSEE or LESSEE’S agents, contractors or employees at all times be accompanied by a representative of LESSOR who LESSOR shall make available upon reasonable notice. LESSEE shall pay LESSOR for the costs of furnishing such a representative within fifteen (15) days after receiving any request therefor from LESSOR.

31.8  At LESSEE’S sole cost and expense, LESSEE shall cause the Equipment’s consumption of all utilities, including, without limitation, electricity and gas service, to be metered (either separately or in connection with the applicable utility supply to the Demised Premises) by the applicable utility. LESSEE shall pay all costs of such utilities directly to the applicable utility.

31.9  The rights granted under this Article 31 are personal to Exodus Communications, Inc. and to any assignee pursuant to Section 16.7(b) and may not be assigned separately from this Lease or in connection with any assignment of this Lease except an assignment pursuant to Section 16.7(b).

31.10  From and after the Commencement Date and throughout the Term, LESSEE shall have the right, at its sole cost and expense, to install on the Land and operate, maintain, repair and replace supplementary lighting facilities for the parking lots and sidewalks on the Land. All such supplementary lighting shall be separately metered for electricity and LESSEE shall pay the cost of such electricity directly to the applicable utility prior to the due date thereof. Throughout the Term, LESSEE shall maintain all such supplementary lighting and related facilities in good condition and repair, subject to ordinary wear and tear, and shall make all renewals, repairs and replacements thereto, ordinary and extraordinary, which may be required to maintain same in such condition. Prior to installing any such supplementary lighting and related facilities, LESSEE shall submit detailed plans and specifications therefor to LESSOR for LESSOR’S approval, which approval shall not be unreasonably withheld, conditioned or delayed. LESSEE acknowledges that such supplementary lighting facilities and the illumination supplied thereby shall be of a quality and character appropriate for a first-class office building. LESSEE hereby acknowledges and agrees that the provisions of Section 7.4, 7.6(a) and 8.3 shall also govern the installation, maintenance, replacement and repair of the supplementary lighting and related facilities. Notwithstanding anything to the contrary contained herein, the supplementary lighting and the installation, maintenance, repair, replacement and operation thereof shall not (a) result in the loss of use of any parking spaces on the Land and shall not otherwise interfere with the use of the parking lots, driveways, sidewalks or any other improvements or facilities on the Land, and (b) shall not affect any of the systems servicing the Premises or any part thereof. LESSEE shall, at its sole cost and expense, promptly repair any damage caused to the Premises or its fixtures, equipment or appurtenances by reason of the installation, maintenance, repair and replacement of the supplementary lighting facilities. Prior to the Termination Date, LESSEE shall, if required by LESSOR, at LESSEE’S sole cost and expense, remove all such supplementary lighting and relating facilities installed by LESSEE and shall restore the Premises to the condition prior to installation thereof. Alternatively, LESSOR shall have the right to undertake such removal and restoration at LESSEE’S cost. LESSEE acknowledges that LESSOR has the right, from time to time, to alter and reconfigure the parking areas on the Land. In connection with any such alteration or reconfiguration, LESSEE shall, at its sole cost and expense, relocate and/or replace light fixtures and facilities installed by LESSEE pursuant to the terms hereof to another location reasonably designated by LESSOR.

31.11  (a)  LESSOR shall have the right, from time to time, to require LESSEE to permanently relocate Equipment and any other improvements and facilities installed by LESSEE (including, without limitation, supplementary lighting facilities) which are located outside of the Demised Premises to other locations at the Premises which are reasonably satisfactory to LESSEE and LESSOR, provided such relocation does not materially interfere with the conduct of LESSEE’S business and provided further that LESSOR pays the actual reasonable costs and expenses incurred by LESSEE to relocate such Equipment or other improvements and facilities. In the event that LESSOR requires such relocation, LESSEE shall promptly perform the relocation in accordance with plans which are reasonably satisfactory to LESSEE and LESSOR.

(b)  In connection with maintenance, repairs, alterations and replacement of the Building or any part thereof or the equipment and facilities therein or thereon, LESSOR shall have the right to require LESSEE, at LESSEE’S cost, to temporarily relocate Equipment; provided, however, LESSOR shall take all practicable efforts to avoid any such relocation and to minimize interference with the operations of the Equipment. Except in the case of an emergency, LESSOR shall give LESSEE reasonable prior notice of any intended maintenance, alteration, repairs, or replacements which would require the relocation of Equipment.

ARTICLE 32
TENANT IMPROVEMENT WORK;
EXISTING TENANT FACILITIES AND OPERATION

32.1  From and after the Effective Date for each Stage of the Demised Premises, LESSEE shall have the right, at its sole cost and expense, to construct the applicable Tenant Improvement Work in such Stage in accordance with the provisions of this Lease. From and after the Effective Date for Stage 1 of the Demised Premises, LESSEE shall have the right, at its sole cost and expense, to construct the applicable Tenant Improvement

Work on the roof of the Building in accordance with the provisions of this Lease.

32.2  Notwithstanding anything to the contrary contained herein, LESSOR shall have the right, but not the obligation, to undertake all or any portion of the demolition work in the Demised Premises reflected on the Final Plans by notice given to LESSEE simultaneously with LESSOR’S approval of the Final Plans in accordance with Exhibit D. In the event that LESSOR elects to undertake any of the demolition work, LESSOR shall complete same at its sole cost and expense as promptly as practicable (provided LESSOR shall not be obligated to undertake such work on weekends or beyond normal business hours) and in accordance with the Final Plans and all applicable Legal Requirements; provided, however, LESSOR shall not be obligated to commence any such demolition work in any Stage of the Demised Premises until after the Effective Date for the applicable Stage. Any materials or equipment removed from the Demised Premises by LESSOR in undertaking any such demolition work in accordance with the Final Plans shall be the property of LESSOR, with LESSOR having no obligation to pay LESSEE or give any other consideration to LESSEE therefor.

32.3  LESSEE shall pay to LESSOR, within fifteen (15) days after receiving any request therefor from LESSSOR given from time to time (each request shall include a copy of applicable invoices), an amount equal to the product of 1.5 times the supervisory fee (as hereinafter defined). In addition, LESSEE shall pay to LESSOR, within fifteen (15) days after any request therefor from LESSOR given from time to time (each request shall include a copy of applicable invoices), an amount equal to all out-of-pocket costs and expenses actually incurred by LESSOR for architectural and engineering services (including, without limitation, mechanical and electrical engineering services) in connection with the review of LESSEE’S plans and specifications for the Tenant Improvement Work and the Equipment and any modifications thereto (including, without limitation, preliminary plans and specifications and working drawings and specifications). The “supervisory fee” as used herein shall mean all fees incurred by LESSOR for the services of a representative (which representative may change from time to time) of a contractor selected by LESSOR to supervise all aspects of the Tenant Improvement Work and the installation of the Equipment, including, without limitation, plan review and onsite inspection, supervision and coordination. Nothing contained herein shall obligate LESSOR to retain such a representative or to have such a representative available at any time.

32.4  (a)  LESSEE acknowledges that (x) Stage 1 of the Demised Premises contains a generator and related equipment (collectively, the “Generator”) which provides a back-up electricity source for certain equipment used by the Existing Tenant in its operations, and (y) the Third Floor Space contains two (2) sets of cables (collectively, the “Cables”) which service Existing Tenant’s computer and other equipment contained in the Inner Data Center and the Outer Data Center.

(b)  Until the Effective Date for Stage 4 of the Demised Premises, LESSEE shall not alter, disturb or otherwise interfere with the Cables, and LESSOR shall have the right to place and maintain barriers or other protective devices on and around the Cables; provided, however, that if LESSEE shall desire to relocate the Cables that are within the Demised Premises to the roof of the Building, then LESSEE may, at its sole cost and expense, relocate such Cables in accordance with detailed plans and specifications approved in writing in advance by LESSOR (which approval shall not be unreasonably withheld, conditioned or delayed provided that if the Existing Tenant shall object to the plans, LESSOR may disapprove the plans and specifications whether or not said objection is reasonable), provided that in no event shall such relocation of the Cables cause any disruption or interference with the operations of the Cables or the equipment and facilities serviced thereby.

(c)  (i)  LESSEE shall not alter, disturb or otherwise interfere with the Generator or the operation thereof except in accordance with the terms hereof. If LESSEE desires to remove the Generator from Stage 1 of the Demised Premises prior to the Effective Date for Stage 4 of the Demised Premises, LESSEE shall provide LESSOR with notice thereof, together with detailed plans and specifications for an alternative electric generator to replace the Generator, which alternative generator shall be located at the Premises (but outside of the Demised Premises) in a location designated by LESSOR and shall be otherwise acceptable to LESSOR, including, without limitation, as to quality of equipment and capability of providing an uninterrupted supply of electricity of a quantity and character sufficient to operate the equipment and facilities serviced by the Generator. LESSOR shall not unreasonably withhold, condition or delay its approval of any such plans. Upon receiving LESSOR’S written approval of such plans and specification, LESSEE shall, prior to relocating, altering or in any way interfering with the operation of the Generator, at its sole cost and expense, install the alternative generator in accordance with the plans and specifications approved by LESSOR. LESSEE represents and warrants that any such alternative generator shall provide electricity in the event of any failure or interruption of the primary electricity source in quantity and character sufficient for the uninterrupted normal operation of the equipment and facilities of the Existing Tenant currently serviced by the Generator. After the installation of the alternative generator in accordance with the terms hereof, LESSEE shall, at its sole cost and expense, relocate the Generator to another portion of the Premises designated by LESSOR. Alternatively, if LESSOR, in its sole discretion, elects not to re-use the Generator at the Premises, then after the installation of the alternative generator in accordance with the terms hereof, LESSOR shall remove the Generator from the Demised Premises at its sole cost and expense. LESSEE hereby acknowledges that the Generator and any alternative generator installed by LESSEE pursuant to this Section shall remain the property of LESSOR.

(ii)  If LESSEE does not relocate the Generator pursuant to Subsection (i) above, then, as promptly as practicable after the Effective Date for Stage 4 of the Demised Premises, but not later than thirty (30) days after the Effective Date for Stage 4 of the Demised Premises, LESSOR shall, at its sole cost and expense, remove the Generator from the Demised Premises.

(d)  (i)  LESSEE shall construct partition walls on the third (3rd) floor of the Building and the ground floor of the Building in the locations indicated on Exhibit J annexed hereto. All such partition walls shall be from the floor slab of the applicable floor to the underside of the floor above (in the case of the third floor, to the underside of the roof deck). Within fifteen (15) days after the date of this Lease, LESSEE shall provide plans and specifications to LESSOR for such partition walls, and, in the case of the partition wall on the third floor, for the removal of the existing partition wall located where the new partition wall will be installed. LESSOR shall approve or disapprove such plans and specifications, or any revisions thereto, as the case may be, within five (5) business days after receipt thereof. LESSOR shall not unreasonably withhold or condition its approval of such plans and specifications or any revisions thereto. Any notice of disapproval given by LESSOR shall state the revisions to the plans and specifications necessary to obtain LESSOR’S approval. Within five (5) business days after receiving any such notice of disapproval, LESSEE shall submit to LESSOR revised plans and specifications reflecting the modifications reasonably requested by LESSOR. The preceding four (4) sentences shall be repeated until the plans and specifications are approved by LESSOR. As promptly as practicable after the approval by LESSOR of the plans and specifications, LESSEE shall install the partition wall on the ground floor in accordance with the plans and specifications approved by LESSOR. After September 15, 2000, LESSEE shall as promptly as practicable, but prior to the Effective Date for Stage 3 of the Demised Premises, install the partition wall on the third floor in accordance with the plans approved by LESSOR. All work in connection with the installation of the partition wall on the third floor pursuant to this Section (including, without limitation, the removal of the existing partition wall) shall be conducted at times other than during working hours (as hereinafter defined). The term “working hours”, as used in this Section, shall mean Monday through Friday from 7:00 a.m. to 8:00 p.m. and Saturday from 8:00 a.m. to 12:00 p.m.

(ii)    LESSEE shall bear all costs and expenses in connection with the installation of the partition wall on the third floor of the Building, including, without limitation, costs of demolition of the existing partition wall. LESSOR shall pay LESSEE an amount equal to fifty percent (50%) of the reasonable costs incurred by LESSEE to construct the partition wall on the ground floor in accordance with the terms of this Section 32.4(d). LESSOR shall pay LESSEE such amount within fifteen (15) days after the later to occur of (x) the date on which LESSEE has completed the installation of the partition wall on the ground floor in accordance with the terms hereof, or (y) the date on which LESSOR receives LESSEE’S request for payment, which request shall include a statement of the costs incurred and a copy of applicable invoices.

(e)    Until the Effective Date for Stage 3 of the Demised Premises, the Existing Tenant and its employees, agents, contractors and representatives shall have the unrestricted right of access twenty four (24) hours a day, seven (7) days a week through the Third Floor Space to the Outer Data Center. Until the Effective Date for Stage 4 of the Demised Premises, the Existing Tenant and its employees, agents, contractors and representatives shall have the unrestricted right of access twenty four (24) hours a day, seven (7) days a week to the Inner Data Center. Notwithstanding anything to the contrary contained in this Lease, the Existing Tenant and its employees, agents, contractors and representatives shall not be required to sign a confidentiality agreement as a condition to admittance to the

Third Floor Space for the purpose of accessing the Inner Data Center and the Outer Data Center prior to the applicable date set forth above. Until the Effective Date for Stage 4 of the Demised Premises, LESSOR and its agents, employees and contractors shall have unrestricted access to the Cables and the Generator for the purpose of inspecting, maintaining, operating, repairing and replacing same. LESSEE shall have the right to construct a temporary corridor in the Demised Premises to provide direct access to the Inner Data Center and the Outer Data Center for the Existing Tenant in accordance with plans approved in advance by LESSOR (which approval shall not be unreasonably withheld, conditioned or delayed).

(f)  All work undertaken by LESSEE pursuant to this Section 32.4 shall (i) be performed by contractors and subcontractors approved by LESSOR (which approval shall not be unreasonably withheld, conditioned or delayed), and (ii) be performed in a good and workmanlike manner and in accordance with all applicable Legal Requirements. LESSOR hereby approves Nova Construction Corp. as the general contractor and construction manager for such work. In connection with all such work, LESSEE and its agents, employees and contractors shall not interfere with (x) the operations of the Existing Tenant or its equipment and facilities, or (y) the operation of equipment and facilities servicing the Building or any portion thereof, including, without limitation, the telecommunications equipment located in the room in which the partition wall will be installed on the ground floor of the Building.

(g)  Without limiting LESSEE’S obligations under Section 14.6, LESSEE shall indemnify and hold harmless LESSOR and its employees, agents and contractors from and against any and all liability, damages, claims, costs or expenses (including, without limitation, reasonable attorneys’ fees) relating to or arising out of or in connection with any interference with the operations of the Cables or the Generator prior to the Effective Date for Stage 4 of the Demised Premises caused by LESSEE or LESSEE’S Visitors.

32.5  LESSOR acknowledges that from time to time during LESSEE’S construction of the Tenant Improvement Work, LESSEE and its contractors may cause sound which can be heard outside of the Demised Premises and vibrations which may be detected outside of the Demised Premises; provided, however, LESSEE hereby agrees that (i) it shall take all practicable efforts to minimize such sounds and vibrations, and (ii) LESSEE shall not cause or permit any sounds or vibrations which would disturb the Existing Tenant, any other tenant or occupant of the Building or any of their employees or which would interfere with the use and enjoyment of the common areas or leasable areas of the Building (other than the Demised Premises) by the Existing Tenant, any other tenant or occupant of the Building or any of their employees. Without limiting LESSEE’S obligations under Section 14.6, LESSEE shall indemnify and hold harmless LESSOR, its employees, agents and contractors, from and against any and all liability, damages, claims, costs or expenses arising out of any claim by the Existing Tenant or any other tenant or permitted occupant of the Building of any disturbance or interference with the use of the Building (other than the Demised Premises) arising out of noise or vibrations caused by LESSEE or LESSEE’S Visitors, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon (including, without limitation, all reasonable attorneys’ fees and expenses). LESSEE’S obligations under this Section shall survive the expiration or termination of the Term.

32.6  LESSEE shall pay, or cause LESSEE’S contractor to pay, LESSOR for each calendar month or portion thereof during the “construction period” (as hereinafter defined), an amount equal to one twelfth (1/12) of the product of $1.30 times the amount of the aggregate rentable square footage of the Demised Premises for which an Effective Date has occurred (but not including the rentable square footage of any portion of the Demised Premises which has been separately metered for electricity pursuant to Section 9.3(a)). LESSEE shall pay, or cause its contractor to pay, such amount for each calendar month or portion thereof during the construction period on the twenty fifth (25th) day of the applicable calendar month. In the event that the Effective Date for any Stage is a day other than the first day of a calendar month, then the first such monthly payment with respect to such Stage shall be prorated to reflect the actual number of days in such calendar month after the Effective Date for such Stage. In the event that any portion of the Demised Premises becomes separately metered pursuant to Section 9.3(a) during any calendar month, then the payment pursuant to this Section 32.6 with respect to such portion of the Demised Premises for that calendar month shall be prorated to reflect the period within the calendar month prior to the date of separate metering. LESSOR hereby acknowledges that LESSE may cause LESSEE’S contractor to pay the amounts due pursuant to this Section 32.6 as a cost of completing the Tenant Improvement Work; provided, however, in no event shall such contractor’s failure to pay such amounts relieve LESSEE of its liability hereunder. The term “construction period” as used in this Section means the period commencing on the date of this Lease and ending on the date as of which the entire Demised Premises has been separately metered pursuant to Section 9.3(a).

ARTICLE 33
MISCELLANEOUS

33.1  This Lease may not be amended, modified nor may any obligation hereunder be waived, orally, and no such amendment, modification, termination or waiver, shall be effective unless in writing and signed by the party against whom enforcement thereof is sought. No waiver by LESSOR or LESSEE of any obligation of the other party hereunder shall be deemed to constitute a waiver of the future performance of such obligation by the other party. If any provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such provision shall not be affected thereby. This Lease shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, except as provided in Article 16. Upon due performance of the covenants and agreements to be performed by LESSEE under this Lease, LESSOR covenants that LESSEE shall and may at all times peaceably and quietly have, hold and enjoy the Demised Premises during the Term. The table of contents and the article headings are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Exhibits A, B, C-1, C-2, D, E-1, E-2, E-3, E-4, E-5, F, G, H, I, and J annexed hereto are incorporated into this Lease. This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes. This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey.

33.2  No act or thing done by LESSOR or LESSOR’S agents during the Term shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by LESSOR. No employee of LESSOR or LESSOR’S agents shall have any authority to accept the keys to the Demised Premises prior to the Termination Date and the delivery of keys to any employee of LESSOR or LESSOR’S agents shall not operate as an acceptance of a termination of this Lease or an acceptance of a surrender of the Demised Premises.

33.3  LESSOR’S failure during the Term to prepare and deliver any of the statements, notices or bills set forth in this

Lease shall not in any way cause LESSOR to forfeit or surrender its rights to collect any amount that may have become due and owing to it during the Term.

33.4  LESSOR shall have the right, at any time and from time to time, to request financial information from LESSEE; provided, however, if (a) LESSEE’S stock is traded through a public exchange, and (b) LESSEE reports comprehensive financial information not less frequently than twice annually to the Securities Exchange Commission, which information is readily available to the public, then LESSOR shall not request financial information from LESSEE, except that LESSOR shall have the right to request, and LESSEE shall provide, any supplemental financial information that LESSOR reasonably deems necessary (provided that LESSEE shall not be obligated to provide any such supplemental financial information which it reasonably deems confidential). LESSEE agrees to deliver such financial information to LESSOR within fifteen (15) days after LESSEE’S receipt of said request so long as such information is reasonable and is readily available. LESSOR agrees not to request such financial information more than one (1) time during each calendar year occurring during the Term; provided, however, LESSOR may request such information in connection with (i) any sale, transfer or other disposition of LESSOR’S interest in the Premises and/or the Building, (ii) any financing or refinancing of the Premises and (iii) any assignment of this Lease by LESSEE or any subletting of all or any portion of the Demised Premises by LESSEE notwithstanding any prior request by LESSOR in said calendar year.

33.5  LESSOR hereby waives any statutory lien or right of distraint it may have in any inventory, trade equipment, machinery or other personal property belonging to LESSEE. If LESSEE desires to finance any of its inventory, trade equipment, machinery or other personal property located at the Premises, LESSOR agrees, upon request from LESSEE, to execute, deliver and acknowledge, without charge, a waiver, in form and substance reasonably satisfactory to LESSOR, of any statutory lien or right of distraint in favor of LESSOR in such inventory, trade equipment, machinery or personal property. LESSEE agrees to reimburse LESSOR for all reasonable attorneys’ fees and disbursements incurred in connection with the preparation, negotiation and execution of such waiver.

33.6  The submission of this Lease to LESSEE for examination does not constitute an offer to lease the Demised Premises on the terms set forth herein, and this Lease shall become effective as a lease agreement only upon the execution and delivery of the Lease by LESSOR and LESSEE.

33.7  Subject to all applicable Legal Requirements, LESSEE and LESSEE’S Visitors shall be permitted keyed access to the Demised Premises twenty-four (24) hours per day, seven (7) days per week.

33.8   The term “LESSOR”, as used in this Lease, shall mean only the owner of the title to the Premises as of the date in question. Upon the sale, transfer or other conveyance by LESSOR of the Premises, LESSOR shall be released from any and all liability under this Lease arising after the date of such sale, transfer or other conveyance.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

WITNESS:	LESSOR: TWO GATEHALL ASSOCIATES, L.L.C.

/S/ CHRISTOPHER F. SAMETH	By:	/s/ MARK Yeager

Christopher F. Sameth		Name: Mark Yeager Title: Authorized Representative

WITNESS:	LESSEE: EXODUS COMMUNICATIONS, INC.

/S/ MARY ANNE WELLMAN	By:	/S/ SAM MOHAMAD

Mary Anne Wellman		Name: Sam Mohamad Title: President, WW Sales & International Field Operations

EXHIBIT A
DESCRIPTION OF LAND

All that land and premises situate, lying and being in the Township of Parsippany-Troy Hills, County of Morris, and State of New Jersey, more fully described as follows:

BEGINNING AT A CAPPED IRON PIN FOUND ON THE NORTHEASTERLY RIGHT OF WAY LINE OF NJSH ROUTE 10, (A.K.A. MOUNT PLEASANT AVENUE, VARIABLE WIDTH RIGHT OF WAY) SAID POINT BEING ON THE DIVIDING LINE BETWEEN LOT 55 AND LOT 56, BLOCK 175 AND RUNNING, THENCE;

1.	ALONG THE DIVIDING LINE BETWEEN LOT 55 AND LOT 56, BLOCK 175, NORTH 38 DEGREES—35 MINUTES—58 SECONDS EAST, A DISTANCE OF 489.37 FEET TO A CAPPED IRON PIN FOUND, THENCE;

2.	ALONG THE COMMON DIVIDING LINE BETWEEN LOT 55 AND LOTS 56, 59 & PART OF 6, BLOCK 175, NORTH 38 DEGREES—58 MINUTES—29 SECONDS EAST, A DISTANCE OF 427.51 FEET TO A CONCRETE MONUMENT FOUND, THENCE;

3.	ALONG THE COMMON DIVIDING LINE BETWEEN LOT 55 AND LOTS 24, 25, 26, 27, 28, 29, 30 & 31, SOUTH 49 DEGREES—51 MINUTES—16 SECONDS EAST, A DISTANCE OF 785.95 FEET TO A CAPPED IRON PIN FOUND, THENCE;

4.
ALONG THE COMMON DIVIDING LINE BETWEEN LOT 55 AND LOTS 32, 33, 34 AND PART OF LOT 35, BLOCK 175, SOUTH 49 DEGREES—42 MINUTES—13 SECONDS EAST, A DISTANCE OF 356.50 FEET TO A CONCRETE MONUMENT FOUND, THENCE;

5.
ALONG THE DIVIDING LINE BETWEEN LOT 55 AND LOT 52.02, BLOCK 175, SOUTH 40 DEGREES—17 MINUTES—47 SECONDS WEST, A DISTANCE OF 60.55 FEET TO A CAPPED IRON PIN FOUND ON THE NORTHEASTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE, (60 FOOT WIDE RIGHT WAY), THENCE;

6.	ALONG THE NORTHEASTERLY RIGT OF WAY LINE OF GATEHALL DRIVE NORTH 49 DEGREES—54 MINUTES—26 SECONDS WEST, A DISTANCE OF 1.59 FEET TO A POINT OF CURVATURE, THENCE;

7.
ALONG THE NORTHERLY RIGHT OF WAY LINE OF GATEHALL DRIVE ON A CURVE TO THE LEFT, HAVING A RADIUS OF 360.00 FEET, A CENTRAL ANGLE OF 89 DEGREES—47 MINUTES—49 SECONDS, FOR AN ARC DISTANCE OF 564.21 FEET, ALSO BEARING A CHORD OF

SOUTH 85 DEGREES—11 MINUTES—41 SECONDS WEST, A CHORD DISTANCE OF 508.21 FEET TO A POINT OF TANGENCY, THENCE;

8.	ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE, SOUTH 40 DEGREES—17 MINUTES—47 SECONDS WEST, A DISTANCE OF 135.43 FEET TO A CONCRETE MONUMENT FOUND MARKING A POINT OF CURVATURE, THENCE;

9.
CONTINUING ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE ON A CURVE TO THE RIGHT, HAVING A RADIUS OF 970.00 FEET, A CENTRAL ANGLE OF 17 DEGREES—14 MINUTES—52 SECONDS, FOR AN ARC LENGTH OF 292.00 FEET. ALSO BEARING A CHORD OF SOUTH 48 DEGREES—55 MINUTES—14 SECONDS WEST, A CHORD DISTANCE OF 290.00 FEET TO A POINT OF TANGENCY, THENCE;

10.
CONTINUING ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE, SOUTH 57 DEGREES—32 MINUTES—40 SECONDS WEST, A DISTANCE OF 231.63 FEET TO A CONCRETE MONUMENT FOUND MARKING A POINT OF CURVATURE, THENCE;

11.
CONTINUING ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE ON A CURE TO THE RIGHT, HAVING A RADIUS OF 65.00 FEET, A CENTRAL ANGLE OF 51 DEGREES—40 MINUTES—51 SECONDS, FOR AN ARC DISTANCE OF 58.63 FEET. ALSO BEARING A CHORD OF SOUTH 83 DEGREES—23 MINUTES—05 SECONDS WEST, A CHORD DISTANCE OF 56.66 FEET TO A POINT OF NON-TANGENCY ON THE NORTHEASTERLY RIGHT OF WAY LINE OF NJSH ROUTE 10, THENCE;

12.	ALONG THE NORTHEASTERLY RIGHT OF WAY LINE OF NJSH ROUTE 10, NORTH 32 DEGREES—27 MINUTES—20 SECONDS WEST, A DISTANCE OF 500.95 FEET TO A POINT OF CURVATURE, THENCE;

13.
CONTINUING ALONG THE NORTHEASTERLY RIGHT OF WAY LINE OF NJSH ROUTE 10 ON A CURVE TO THE LEFT, HAVING A RADIUS OF 11,524.20 FEET, A CENTRAL ANGLE OF 00 DEGREES—40 MINUTES—01 SECONDS, FOR AN ARC DISTANCE OF 134.15 FEET. ALSO BEARING A CHORD OF NORTH 32 DEGREES—47 MINUTES—21 SECONDS WEST, A CHORT DISTANCE OF 134.15 FEET TO THE POINT AND PLACE OF BEGINNING.

EXHIBIT B
BASIC RENT

The Basic Rent shall be payable in equal monthly installments, in advance, on the Basic Rent Payment Dates, commencing on the Commencement Date. The Basic Rent for the Term shall be payable as follows:

(A)  For the period from the Commencement Date until December 31, 2005, inclusive, LESSEE shall pay Basic Rent for the Demised Premises as follows:

(i)  with respect to Stage 1 of the Demised Premises, for the period from the Commencement Date until December 31, 2005, inclusive, the Basic Rent shall be one million nine hundred eighty eight thousand eight hundred forty and 00/100 dollars ($1,988,840.00) per annum, payable in equal monthly installments of one hundred sixty five thousand seven hundred thirty six and 66/100 dollars ($165,736.66); and

(ii)  with respect to Stage 2 of the Demised Premises, for the period from the one hundred eightieth (180th) calendar day after the Effective Date for Stage 2 of the Demised Premises until October 31, 2001, inclusive, the Basic Rent shall be one million nine hundred eighty four thousand eight hundred sixty four and 00/100 dollars ($1,984,864.00) per annum, payable in equal monthly installments of one hundred sixty five thousand four hundred five and 33/100 dollars ($165,405.33), and for the period from November 1, 2001 until December 31, 2005, inclusive, the Basic Rent shall be two million five hundred nineteen thousand twenty and 00/100 dollars ($2,519,020.00) per annum, payable in equal monthly installments of two hundred nine thousand nine hundred eighteen and 33/100 dollars ($209,918.33); and

(iii)  with respect to Stage 3 of the Demised Premises, for the period from the one hundred eightieth (180th) calendar day after the Effective Date for Stage 3 of the Demised Premises until December 31, 2005, inclusive, the Basic Rent shall be three hundred one thousand four hundred seventy six and 00/100 dollars ($301,476.00) per annum, payable in equal monthly installments of twenty five thousand one hundred twenty three and 00/100 dollars ($25,123.00); and

(iv)  with respect to Stage 4 of the Demised Premises, for the period from the one hundred eightieth (180th) calendar day after the Effective Date for Stage 4 of the Demised

Premises until October 31, 2001, inclusive, the Basic Rent shall be two hundred one thousand two hundred ninety two and 00/100 dollars ($201,292.00) per annum, payable in equal monthly installments of sixteen thousand seven hundred seventy four and 33/100 dollars ($16,774.33), and for the period from November 1, 2001 until December 31, 2005, inclusive, the Basic Rent shall be five hundred eighteen thousand seven hundred eighty four and 00/100 dollars ($518,784.00) per annum, payable in equal monthly installments of forty three thousand two hundred thirty two and 00/100 dollars ($43,232.00); and

(v)  with respect to Stage 5 of the Demised Premises, for the period from November 1, 2001 until December 31, 2005, inclusive, the Basic Rent shall be three hundred ninety eight thousand three hundred and 00/100 dollars ($398,300.00) per annum, payable in equal monthly installments of thirty three thousand one hundred ninety one and 66/100 dollars ($33,191.66).

(B)  For the period from January 1, 2006 until December 31, 2009, inclusive, the Basic Rent for the Demised Premises shall be six million two hundred eighty eight thousand eight hundred thirty six and 25/100 dollars ($6,288,836.25) per annum, payable in equal monthly installments of five hundred twenty four thousand sixty nine and 68/100 dollars ($524,069.68).

(C)  For the period from January 1, 2010 until December 31, 2013, inclusive, the Basic Rent for the Demised Premises shall be six million nine hundred fifty three thousand five hundred ten and 00/100 dollars ($6,953,510.00) per annum, payable in equal monthly installments of five hundred seventy nine thousand four hundred fifty nine and 16/100 dollars ($579,459.16).